UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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[ ]	Definitive Additional Materials
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Eastman Kodak Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2018 ANNUAL MEETING
AND PROXY STATEMENT

Date of Notice: April 9, 2018

EASTMAN KODAK COMPANY
343 STATE STREET
ROCHESTER, NEW YORK 14650

NOTICE OF 2018 ANNUAL MEETING

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 22, 2018 at 9:00 a.m., Eastern Time, at The Benjamin, 125 East 50th Street, New York, New York 10022. You will be asked to vote on Company proposals at the Annual Meeting.

Whether or not you attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card or voting instruction form. We encourage you to use the internet, as it is the most cost-effective way to vote.

We look forward to seeing you at the Annual Meeting and would like to take this opportunity to remind you that your vote is very important.

Sincerely,

James V. Continenza
Chairman of the Board

NOTICE OF THE 2018 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Tuesday, May 22, 2018 at 9:00 a.m., Eastern Time, at The Benjamin, 125 East 50th Street, New York, New York 10022. We are asking our shareholders to vote on the following proposals at the Annual Meeting:

1.	Election of the nine directors named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.
2.	Advisory vote to approve the compensation of our named executive officers.
3.	Vote to approve the First Amendment to the 2013 Omnibus Incentive Plan.
4.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
5.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

If you held your shares at the close of business on March 28, 2018, you are entitled to vote at the Annual Meeting.

We follow the Securities and Exchange Commission’s “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0235, (585) 724-4053, e-mail: shareholderservices@kodak.com. The Annual Meeting will be accessible by the handicapped. If you require special assistance, please contact Shareholder Services.

By Order of the Board of Directors

Sharon E. Underberg
General Counsel, Secretary and Senior Vice President
Eastman Kodak Company
April 9, 2018
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 22, 2018.
The Notice of 2018 Annual Meeting and Proxy Statement and 2017 Annual Report on Form 10-K
are available at www.edocumentview.com/KODK.

PROXY STATEMENT

QUESTIONS & ANSWERS

Q.	Why am I receiving these proxy materials?
A.

Our Board of Directors (the Board) is providing these proxy materials to you on the internet, or has delivered printed versions to you by mail, in connection with Kodak’s 2018 Annual Meeting of Shareholders (the Annual Meeting), which will take place on Tuesday, May 22, 2018. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. We are making these proxy materials available to you on or about April 9, 2018.

Q.	What is included in these proxy materials?
A.	These proxy materials include: ●Our 2017 Annual Report on Form 10-K; and ●Notice of 2018 Annual Meeting and Proxy Statement.
If you received printed versions of the proxy materials by mail, these proxy materials also include a proxy card.
Q.	What am I voting on?
A.

The Board is soliciting your proxy in connection with the Annual Meeting to be held on Tuesday, May 22, 2018 at 9:00 a.m., Eastern Time, at The Benjamin, 125 East 50th Street, New York, New York 10022, and any adjournment or postponement thereof. You are voting on the following proposals:

	1.	Election of the nine directors named in this Proxy Statement for a term of one year or until their successors are duly elected and qualified.
	2.	Advisory vote to approve the compensation of our named executive officers.
	3.	Vote to approve the First Amendment to the 2013 Omnibus Incentive Plan.
	4.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
The Board recommends you vote FOR each of the director nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.
Q.	Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
A.

We follow the Securities and Exchange Commission’s (the SEC) “e-proxy” rules that allow public companies to furnish proxy materials to shareholders over the internet. The “e-proxy” rules remove the requirement for public companies to automatically send shareholders a full, printed copy of proxy materials and allow them instead to deliver to their shareholders a “Notice of Internet Availability of Proxy Materials” (the Notice of Internet Availability) and to provide online access to the documents. As a result, we mailed the Notice of Internet Availability to many of our shareholders on or about April 9, 2018.

The Notice of Internet Availability provides instructions on how to:
●View our proxy materials for the Annual Meeting on the internet and vote; and ●Request a printed copy of the proxy materials.

In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.

Q.	Why didn’t I receive a notice in the mail about the internet availability of the proxy materials?
A.

We are providing some of our shareholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability.

In addition, we are providing the Notice of Internet Availability by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where the proxy materials are available.

Q.	Where can I view the proxy materials on the internet?
A.

We are making this Proxy Statement and voting instructions available to shareholders on or about April 9, 2018, at www.edocumentview.com/KODK. We are also making our 2017 Annual Report on Form 10-K available at the same time and by the same method. The 2017 Annual Report on Form 10-K is not a part of the proxy solicitation material and is not incorporated herein by reference.
Q.	How can I receive a printed copy of the proxy materials?
A.	Shareholder of Record. You may request a printed copy of the proxy materials by any of the following methods:

●Telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-866-641-4276; or outside of the U.S.A., U.S. territories and Canada, call collect at 1-781-575-3170;
●Internet at www.envisionreports.com/KODK; or
●E-mail at investorvote@computershare.com. Reference “Proxy Materials Eastman Kodak Company” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the Notice of Internet Availability/proxy card, and state that you want to receive a paper copy of current and/or future meeting materials.

Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker, trustee or nominee.
Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A.

Most of our shareholders hold their shares through a broker or other nominee (beneficial owner) rather than directly in their own name (shareholder of record). As summarized below, there are some distinctions between shareholders of record and beneficial owners.

Shareholder of Record. If your shares are registered in your name with our transfer agent, Computershare, you are considered the shareholder of record of these shares, and we are making these proxy materials available directly to you. As a shareholder of record, you have the right to give your voting proxy to our management or a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, trustee or nominee is making these proxy materials available to you together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. You are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares in person at the Annual Meeting. In order to vote your shares, you must either: 1) obtain a legal proxy that gives you the right to vote the shares in person at the Annual Meeting, or 2) provide voting instructions to your broker.

Q.	Will any other matters be voted on?
A.

We are not aware of any other matters that shareholders will be asked to vote on at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the named proxies, James V. Continenza and Sharon E. Underberg, will vote for you on such matter in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Annual Meeting.

Q.	How do I vote?
A.	Shareholder of Record. If you are a shareholder of record, there are four ways to vote:

●By internet at www.envisionreports.com/KODK. We encourage you to vote this way.
●By touch tone telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-800-652-VOTE (8683); or outside the U.S.A., U.S. territories and Canada, call collect at 1-781-575-2300.
●By completing and mailing your proxy card.
●By written ballot at the Annual Meeting.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.
Whether you are a shareholder of record or a beneficial owner, your shares will be voted as you indicate.

Q.	What happens if I do not give specific voting instructions?
A.	Shareholder of Record. If you are a shareholder of record and you:
●Indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board; or ●Sign and return a proxy card without giving specific voting instructions, then the named proxies, James V. Continenza and Sharon E. Underberg, will vote your shares in the manner recommended by our Board (i.e. FOR each of the director nominees named in Proposal 1 and FOR Proposals 2, 3 and 4) and in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner. If you do not provide your broker, trustee or nominee with specific voting instructions, or if you do not obtain a legal proxy that gives you the right to vote the shares in person at the Annual Meeting, your shares will not be voted or counted with respect to Proposals 1, 2 and 3, which are non-routine proposals. Your broker, trustee or nominee has discretionary authority to vote your uninstructed shares with respect to Proposal 4, which is a routine proposal. Uninstructed shares with respect to which your broker does not have discretionary authority are known as “broker non-votes.”

Q.	What is the deadline for voting my shares?
A.

Shareholder of Record. If you are a shareholder of record and vote by internet or telephone, your vote must be received by 1:00 a.m., Eastern Time, on May 22, 2018, the morning of the Annual Meeting. If you are a shareholder of record and vote by mail or by written ballot at the Annual Meeting, your vote must be received before the polls close at the Annual Meeting.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Annual Meeting only if you obtain a legal proxy from your broker, trustee or nominee and present it at the Annual Meeting before the polls close.

Q.	Who can vote?
A.

You must be a shareholder of record or a beneficial owner as of the close of business on March 28, 2018, the record date for the Annual Meeting. Each share of common stock is entitled to one vote. Holders of 5.50% Series A Convertible Preferred Stock (Series A convertible preferred stock) are entitled to vote upon all matters upon which holders of common stock have the right to vote, and are entitled to the number of votes equal to the number of full shares of common stock into which such shares of Series A convertible preferred stock could be converted at the then applicable conversion rate at the record date. Such votes will be counted together with shares of common stock and not separately as a class. As of the record date, each share of Series A convertible preferred stock is convertible into 5.7471 shares of common stock.

Q.	How can I change my vote or revoke my proxy?
A.	Shareholder of Record. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:
●Entering a timely new vote by internet or telephone; ●Returning a later-dated proxy card; ●Notifying Sharon E. Underberg, Secretary; or ●Completing a written ballot at the Annual Meeting.
Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee.

Q.	What vote is required to approve each proposal?
A.	The following table describes the voting requirements for each proposal:

Proposal 1 -	Election of Directors

As set forth in our By-laws, the Board has adopted a majority voting standard for uncontested director elections. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the 2018 election of directors is an uncontested election.

To be elected in an uncontested election, a director nominee must be elected by a majority of the votes cast with respect to that director nominee. A majority of the votes cast means that the number of votes cast FOR a nominee’s election must exceed the number of votes cast AGAINST the nominee’s election. Each nominee receiving more votes FOR his or her election than votes AGAINST his or her election will be elected.

Proposal 2 -	Advisory Vote to Approve the Compensation of our Named Executive Officers	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by holders entitled to vote thereon.
Proposal 3 -	Vote to Approve the First Amendment to the 2013 Omnibus Incentive Plan	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by holders entitled to vote thereon.
Proposal 4 -	Ratification of the Audit and Finance Committee’s Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by holders entitled to vote thereon.

Q.	How are votes counted?
A.

For Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If you elect to abstain in the election of directors, the abstention will not impact the outcome of the election. Broker non-votes are not counted and will not impact the outcome of the vote.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to Proposals 2, 3 and 4. In tabulating the voting results for these proposals, “FOR” and “AGAINST” votes are counted. For Proposals 2 and 4, abstentions are not counted and will not impact the outcome of the vote. For Proposal 3, under NYSE rules, abstentions are treated as votes that are cast but not counted as being in favor of the proposal. With respect to Proposals 2 and 3, broker non-votes are not counted and will not impact the outcome of the vote.

Q.	Who will count the vote?
A.	Computershare will count the votes. A representative from Computershare will serve as the inspector of election.
Q.	Who can attend the Annual Meeting?
A.	If you held your shares as of the close of business on March 28, 2018, the record date for the Annual Meeting, you can attend the Annual Meeting.
Q.	What do I need to do to attend the Annual Meeting?
A.	To attend the Annual Meeting, please follow these instructions:

●If you vote by internet or telephone, follow the instructions provided for attendance.
●If you vote by using a proxy card, check the appropriate box on the card.
●If you are a beneficial owner, bring your legal proxy from your broker, trustee or nominee as well as proof of identity in the form of a government issued ID to the registration area.

●To enter the Annual Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet as well as proof of identity in the form of a government issued ID to the registration area.
●If you do not have an Admission Ticket, go to the registration area upon arrival.

Seating at the Annual Meeting is limited and will be on a first-come, first-served basis. We may take photographs and videotape at the Annual Meeting, which we may use in publications. If you attend the Annual Meeting, we assume we have your permission to use your image.

Q.	Can I bring a guest?
A.

Yes. If you plan to bring a guest to the Annual Meeting, follow the instructions on the internet or telephone or check the appropriate box on your proxy card. When you go through the registration area at the Annual Meeting, your guest must register with you and must present proof of identity in the form of a government issued ID.

Q.	What is the quorum requirement of the Annual Meeting?
A.

The holders of shares entitled to cast a majority of the votes on March 28, 2018 will constitute a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. On March 28, 2018, there were 42,642,450 shares of our common stock outstanding and 2,000,000 shares of our Series A convertible preferred stock outstanding. As of the record date, each share of Series A convertible preferred stock is convertible into 5.7471 shares of common stock and holders are entitled to the number of votes equal to the number of full shares of common stock into which such shares of Series A convertible preferred stock could be converted.

Q.	Where can I find the voting results of the Annual Meeting?
A.

We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Form 8-K to be filed with the SEC within four business days of the Annual Meeting. If final results are not available at such time, the Form 8-K will disclose preliminary results, to be followed with an amended Form 8-K when final results are available.

Q.	Can I nominate someone to the Board?
A.

Our By-laws provide that any shareholder can nominate a person for election to the Board so long as the shareholder follows the procedure outlined in our By-laws as summarized below. This is the procedure to be followed for direct nominations, as opposed to recommendations of nominees for consideration by our Corporate Governance and Nominating Committee. The complete description of the procedure for shareholder nominations of director candidates is contained in our By-laws. You can request a copy of the full text of this By-law provision by writing to our Secretary at our principal executive offices. Our By-laws can also be accessed at http://ek.client.shareholder.com/supporting.cfm.

For purposes of summarizing this procedure, we have assumed: 1) the date of the upcoming annual meeting is within 30 days of the anniversary of the annual meeting for the previous year and 2) if the size of the Board is to be increased, that both the name of the director nominee and the size of the increased Board are publicly disclosed at least 100 days prior to the first anniversary of the previous year’s annual meeting. Based on these assumptions, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must deliver written notice of such nomination to our Secretary, at our principal executive office, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, for our 2019 Annual Meeting of Shareholders (the 2019 Annual Meeting), notice of nomination must be delivered to our Secretary no earlier than January 22, 2019 and no later than February 21, 2019.

The written notice to our Secretary must contain the following information with respect to each nominee: 1) the proposing shareholder’s name and address; 2) the number of shares owned of record and beneficially by the proposing shareholder; 3) the name of the person to be nominated; 4) the number of shares owned of record and beneficially by the nominee; 5) a description of all relationships, arrangements and understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; 6) such other information regarding the nominee as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board, such as the nominee’s name, age and business experience; and 7) the nominee’s signed consent to serve as a director if so elected.

Persons nominated in accordance with this procedure will be eligible for election as directors at the 2019 Annual Meeting.
Q.	What is the deadline to propose actions for consideration at the 2019 Annual Meeting?
A.

For a shareholder proposal to be considered for inclusion in our proxy statement for the 2019 Annual Meeting, the Secretary must receive the written proposal at our principal executive office no later than the close of business on December 10, 2018. Proposals received after this date will be considered untimely. Proposals must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary Eastman Kodak Company 343 State Street Rochester, NY 14650-0224

For a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the shareholder must provide the information required by our By-laws and give timely notice to the Secretary in accordance with our By-laws, which, in general, require that the notice be received by the Secretary:

●	No earlier than the close of business on January 22, 2019; and
●	No later than the close of business on February 21, 2019.

If the date of the shareholder meeting is moved more than 30 days before or 30 days after the anniversary of the 2018 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the anniversary of the 2018 Annual Meeting and no later than the close of business on the later of the following two dates:

●	90 days prior to the meeting; and
●	10 days after public announcement of the meeting date.

You may contact our Secretary at our principal executive office for a copy of the relevant By-law provisions regarding the requirements for shareholder proposals. Our By-laws can also be accessed at http://ek.client.shareholder.com/supporting.cfm.

Q.	Who will pay the cost of this proxy solicitation?
A.

We will bear all costs related to this proxy solicitation. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to such beneficial owners. Our directors, officers and employees may also solicit proxies and voting instructions in person, by telephone or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with these solicitations. In addition, we have retained Georgeson Inc. to assist us in delivering the Notice of Internet Availability or proxy materials, as applicable, for a fee of approximately $2,500, plus reasonable out-of-pocket expenses.

Q.	What other information about us is available?
A.	The following information is available on our website at http://ek.client.shareholder.com/supporting.cfm:
●	Corporate Responsibility Principles
●	Corporate Governance Guidelines
●	Business Conduct Guide
●	Eastman Kodak Company By-laws
●	Charters of the Board’s Committees (Audit and Finance Committee, Corporate Governance and Nominating Committee, and Executive Compensation Committee)
●	Directors’ Code of Conduct
●	Board of Directors Policy on Recoupment of Executive Bonuses in the Event of Certain Restatements
●	Majority Vote Policy
●	Anti-Hedging and Pledging Policy
●	Related Party Transactions Policies and Procedures
●	Corporate Political Contributions and Expenditures Policy
●	Health, Safety and Environment Sustainability Reports are available on our website at www.kodak.com/go/sustainability
●	2017 Annual Report on Form 10-K is available on our website at http://ek.client.shareholder.com/financials.cfm

You may request printed copies of any of these documents by contacting:
Shareholder Services Eastman Kodak Company 343 State Street Rochester, NY 14650-0235 (585) 724-4053
E-mail: shareholderservices@kodak.com
The address of our principal executive office is:
Eastman Kodak Company 343 State Street Rochester, NY 14650

HOUSEHOLDING OF DISCLOSURE DOCUMENTS

We are sending a Notice of Internet Availability or set of proxy materials to each shareholder of record. This year, we have elected not to take advantage of the SEC’s householding rules that allowed us to deliver a single set of the Notice of Internet Availability or proxy materials to shareholders of record who share the same address. If you are a beneficial owner, your broker or other nominee may continue to send a single set of the Notice of Internet Availability or proxy materials to your household. Please contact your broker or other nominee if you wish to adjust your preferences regarding the delivery of the Notice of Internet Availability or proxy materials.

AUDIO WEBCAST OF ANNUAL MEETING

The Annual Meeting will be webcast live. If you have internet access, you can listen to the webcast by going to our Investor Center webpage at www.kodak.com/go/invest. This webcast is listen only. You will not be able to ask questions. The Annual Meeting audio webcast will remain available on our website for a short period of time after the Annual Meeting.

Information included on our website, other than our Proxy Statement and proxy card, is not part of the proxy solicitation materials.

PRINTED COPY OF 2017 ANNUAL REPORT ON FORM 10-K

We will provide you, without charge, upon request, a printed copy of our 2017 Annual Report on Form 10-K. To receive a printed copy of the 2017 Annual Report on Form 10-K, please contact:

Shareholder Services
Eastman Kodak Company
343 State Street
Rochester, NY 14650-0235
(585) 724-4053

E-mail: shareholderservices@kodak.com

PROPOSAL 1

PROPOSAL 1 - ELECTION OF DIRECTORS

Our By-laws require us to have at least seven but no more than 13 directors. The number of directors, which is set by the Board, is currently nine. Mr. Clarke is the only director who is an employee of the Company.

The following eight directors are standing for re-election, having been elected at the previous annual meeting: Mark S. Burgess, Jeffrey J. Clarke, James V. Continenza, Matthew A. Doheny, Jeffrey D. Engelberg, George Karfunkel, Jason New and William G. Parrett.

In addition to the directors standing for re-election, upon the recommendation of the Corporate Governance and Nominating Committee (Governance Committee), the Board has nominated Richard Todd Bradley as a director of the Company. Mr. Bradley was appointed to the Board on June 27, 2017. Messrs. Bradley and Engelberg are nominees designated in connection with the Purchase Agreement, dated as of November 7, 2016, among Kodak, Southeastern Asset Management, Inc. (Southeastern) and Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust, which are investment funds managed by Southeastern (such investment funds collectively, the Purchasers), whereby the Purchasers have the right to nominate at the Company’s annual meetings members to the Company’s Board of Directors proportional to the Purchasers’ share ownership on an as-converted basis, currently allowing the Purchasers to nominate two members to the Board.

If elected, all of the nominees for director will serve a one-year term. Information about the director nominees is provided in the section entitled “Board of Directors and Corporate Governance” in this Proxy Statement.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy.

Director nominees are elected by a majority of votes cast. Each director nominee who receives more “FOR” than “AGAINST” votes cast for his election will be elected.

If a director nominee receives a greater number of votes “AGAINST” his election than votes “FOR” such election, the Board will decide whether to accept the irrevocable letter of resignation the nominee submitted as a condition of being nominated to the Board in accordance with our Majority Vote Policy.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR NOMINEES

The Governance Committee and the Board seek to ensure that the Board is composed of members who bring an appropriate mix of skills and experience across a variety of disciplines, including strategic planning, organizational management, technology, corporate finance, mergers and acquisitions, marketing, digital technologies, public policy, economics, executive compensation, risk management, international operations, corporate governance and internal controls, each of which is an important area of responsibility for the Board and its committees.

The Board and the Governance Committee believe that each of the director nominees possesses important experience and skills that provide the Board with an optimal balance of leadership, competencies and qualifications in areas that are important to our company. Each of our director nominees has high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of our shareholders.

In addition to the biographical information in each director nominee’s profile below, the Board and Governance Committee considered the listed Key Experience, Skills and other Qualifications in its evaluation and determination to nominate each director for re-election or election, as the case may be.

RICHARD TODD BRADLEY          Director since June 2017

Mr. Bradley, 59, was the Chief Executive Officer and a board member of Mozido, LLC, a Texas-based provider of white-label mobile-payment systems, from October 2015 to June 2017. From June 2014 to December 2014, Mr. Bradley served as President of TIBCO Software, Inc. (TIBCO), a leading integration and process management software company, where he held global responsibility for customer-facing functions, such as sales, marketing and professional services. Prior to TIBCO, Mr. Bradley was an Executive Vice President for Hewlett-Packard Company, a leading global provider of products, technologies and software, from July 2005 to June 2014. Mr. Bradley served on the board of directors of TrueCar, Inc., an automotive pricing and information website for new and used car buyers and dealerships, from September 2013 through October 2016.

Key Experience, Skills and other Qualifications:

Mr. Bradley brings to the Board extensive experience in the technology sector and has significant experience in strategic planning, organizational management, digital technology, international business operations, and mergers and acquisitions, all of which are critical to the success of our business. He also brings substantial corporate governance, corporate development, business strategy and executive compensation expertise to the Board.

MARK S. BURGESS          Director since September 2013

Mark S. Burgess, 59, is the Chief Executive Officer of Signode Industrial Group (SIG), a manufacturer of industrial packaging consumables, tools and equipment. Mr. Burgess joined SIG in March 2014 upon The Carlyle Group’s acquisition of SIG from Illinois Tool Works, Inc. Previously, Mr. Burgess served as the Chief Executive Officer of Graham Packaging Company, Inc. from January 2009 to April 2012 and served on its Board of Directors from February 2010 to April 2012. Prior to that, Mr. Burgess served as Graham Packaging’s Chief Financial Officer from December 2006 until May 2009, and Chief Operating Officer from April 2008 to December 2008. Mr. Burgess served as President and Chief Executive Officer, as well as Chief Financial Officer, of Anchor Glass Container Corporation from May 2005 until September 2006. He previously served as Executive Vice President and Chief Financial Officer of Clean Harbors Environmental Services, Inc. from April 2003 to April 2005. Between 1990 and 2003, Mr. Burgess held senior financial and operational management roles at JL French Automotive Castings and Trailmobile Corporation, and prior to that, he served as a Vice President at Chase Manhattan Bank. Mr. Burgess was previously the Chairman of the Clondalkin Group, a global manufacturer of flexible and specialty plastic packaging solutions, where he served as a director from December 2012 (becoming chairman in June 2013) until December 2016, and is a former director of the Polymer Group, where he served from March 2011 to June 2013.

Key Experience, Skills and other Qualifications:

Mr. Burgess’ extensive experience in the packaging solutions industry directly relates to our technology and business. Mr. Burgess brings significant experience in the management, operations and governance of companies in this industry, all of which are critical in developing our strategic growth and market presence. Based on his managerial, financial and operational experience, Mr. Burgess contributes skills in corporate finance, marketing, risk management, international operations, executive compensation and strategic planning. In addition, as a former chief financial officer of a public company, Mr. Burgess is well-versed and experienced in helping companies with accounting and internal controls guidance.

JEFFREY J. CLARKE          Director since March 2014

Jeffrey J. Clarke, 56, is our Chief Executive Officer. Prior to joining us in March 2014, Mr. Clarke was a Managing Partner of Augusta Columbia Capital, a private investment firm he co-founded in 2012. From 2012 to 2014, Mr. Clarke was the Chairman of Travelport, Inc., a private travel technology firm, where he served as Chief Executive Officer from 2006 to 2011, after leading its sale from Cendant Corporation to The Blackstone Group L.P. for $4.3 billion in 2006. Mr. Clarke was the Chief Operating Officer of CA, Inc. (now called CA Technologies), an enterprise software company, from 2004 to 2006. At CA, he was responsible for sales, services, distribution, corporate finance, mergers and acquisitions, information technology, corporate strategy and planning.

From 2002 to 2003, Mr. Clarke was Executive Vice President of Global Operations at Hewlett-Packard (HP). In this role, he was responsible for HP's worldwide supply chain, manufacturing, procurement and internet operations. He also co-led HP's merger integration with Compaq Computer. Prior to HP, Mr. Clarke was the Chief Financial Officer of Compaq Computer, which he joined in 1998 following the merger of Compaq with Digital Equipment Corporation (DEC). Mr. Clarke was with DEC from 1985 to 1998, serving in management roles in international operations, finance and manufacturing.

In November 2017, Mr. Clarke joined the board of directors of Docker Inc., a leading software company for building, securing and managing applications on a global container platform. Mr. Clarke served on the board of directors of Autodesk, Inc., a 3D design, engineering and entertainment software company, from March 2016 through June 2017 and on the board of directors of Red Hat, Inc., an enterprise software company, from November 2008 through July 2016. He served as Chairman of Orbitz Worldwide, Inc., a global online travel agency, after leading the company’s IPO in July 2007, until April 2014, and was also a director of the Compuware Corporation, an enterprise software company, from November 2013 until December 2014. Mr. Clarke served on the board of directors of UTStarcom, which designs and manufactures communications equipment, from 2005 to 2010. Mr. Clarke serves as a Trustee of Northeastern University.

Key Experience, Skills and other Qualifications:

Mr. Clarke brings to the Board extensive experience in managing and operating digital technology companies, which is directly relevant to our business. He has in-depth knowledge and expertise in leading companies that are in growth and transformational stages and that conduct operations on a worldwide basis. Mr. Clarke’s extensive background in strategic business planning at companies that develop and distribute products and services in the technology sector benefits the Board and our company as we seek to grow and sustain profitability as a technology company. Mr. Clarke also has a deep background in corporate finance and operations, as well as financial planning and strategies. Additionally, through his service on the boards of other public companies, he has developed expertise in governance and risk management.

JAMES V. CONTINENZA          Director since April 2013, Chairman since September 2013

James V. Continenza, 55, has extensive executive and board experience with high-tech companies and with companies that successfully emerged from or are in various stages of corporate restructuring. Since September 2012, Mr. Continenza has served as the Chairman and Chief Executive Officer of Vivial Holdings LLC (the parent company of Vivial Inc.) a holding company that acquires and manages advertising, marketing and technology companies that provide a wide range of digital and legacy leads-generating products to local and national advertisers. He served as the President of STi Prepaid, LLC, a telecommunications company, from June 2010 to February 2011. Mr. Continenza served as Interim Chief Executive Officer of Anchor Glass Container Corp., a leading manufacturer of glass containers, from September 2006 to December 2006. He served as President and Chief Executive Officer of Teligent, Inc., which provides communications services including voice, data, and internet access, from September 2002 to June 2004, served as its Chief Operating Officer from May 2001 to September 2002, and served as its Senior Vice President of Strategic Operations from September 2000 to May 2001. From April 1999 to September 2000, he was the President and Chief Executive Officer of Lucent Technologies Product Finance, a global leader in telecom equipment, and served as its Senior Vice President of Worldwide Sales and Marketing from September 1997 to April 1999. Mr. Continenza served at AT&T from 1991 until September 1997.

In addition to his management experience, Mr. Continenza currently serves on the board of NII Holdings, Inc. (since August 2015), a provider of wireless communication services under the Nextel brandTM in Brazil. Mr. Continenza served on the board of Tembec, Inc., a manufacturer of specialty products, acetates and ethers, from February 2008 to November 2017. He also serves or has served on the boards of a number of private companies.

Key Experience, Skills and Other Qualifications:

Mr. Continenza has extensive experience in the management and governance of a wide range of companies, including technology companies, with a particular focus on companies that have undergone significant corporate restructuring. He brings to the Board valuable expertise in technology, marketing, operations, strategic planning, mergers and acquisitions, and executive compensation. In addition, Mr. Continenza brings corporate governance and risk management expertise to the Board through his past and current executive positions and service as a board member of diverse companies.

MATTHEW A. DOHENY          Director since September 2013

Matthew A. Doheny, 47, is President and founder of North Country Capital LLC, an advisory and investment firm focusing on board advisory assignments and investing in alternative investments, a position in which he has served since 2011. Mr. Doheny also served as a Managing Director and Co-Head of Special Situation Trading at HSBC Securities, Inc. from January 2016 to June 2017. Mr. Doheny served as Portfolio Manager of Fintech Advisory Inc., a fund focusing on operational turnarounds and undervalued securities, from June 2008 to October 2010. He previously served as Managing Director and helped lead the Distressed Assets Group of Deutsche Bank Securities Inc. for nine years until March 2008. Prior to his career with financial institutions, Mr. Doheny was an attorney in the Corporate Restructuring Departments of Orrick LLP and Kelley Drye & Warren LLP and in the Business and Corporate Department of Hancock & Estabrook LLP.

Mr. Doheny currently serves on the board of YRC Worldwide, Inc. (since July 2011) and served as a director of Affinity Gaming (from May 2013 until January 2017). In addition, Mr. Doheny has served on the boards of several private companies in the financial services and venture capital industries.

Key Experience, Skills and other Qualifications:

Based on his experience in financial restructuring and turnaround management, Mr. Doheny brings valuable skills to the Board as we seek to grow as a technology company. Mr. Doheny has expertise in the areas of corporate finance, risk management and investments, along with the legal experience he brings to the Board.

JEFFREY D. ENGELBERG          Director since May 2017

Jeffrey Engelberg, 41, is a co-founder and managing member since May 2016 of Additive Advisory and Capital, LLC, a CFTC registered commodity pool operator and SEC registered investment advisor to C2W Partners Master Fund, a $230 million global hedge fund. From July 2007 until April 2016, Mr. Engelberg was a principal and senior trader for Southeastern Asset Management, Inc. He was head trader at Fir Tree Partners from 2005 to 2007, a convertible bond trader at KBC Financial Products from 2001 to 2005, director of business development in 2000 for TLX Trading Network, Inc., and a listed equity trader in the Institutional Equity Division for Morgan Stanley Dean Witter & Co. from 1999 to 2000.

Mr. Engelberg was the co-founder of financial-tech startup, Plia, that merged with SJ Levinson and Sons in June 2014 to create Plia/Trade Informatics. He served as an expert witness to the Joint CFTC-SEC Advisory Committee on Emerging Regulatory Issues after the 2010 “flash crash.”

Key Experience, Skills and other Qualifications:

Mr. Engelberg brings to the Board valuable expertise in investment strategies and opportunities, capital markets, risk management and technology, all of which are useful to our business. He also has an understanding of investor mindsets and expectations. Mr. Engelberg’s background in the areas of finance and investments is considered directly relevant to our business strategies and management.

GEORGE KARFUNKEL          Director since September 2013

George Karfunkel, 69, has been the Chairman of Sabr Group, a consulting company, since 2010. Mr. Karfunkel was a director, Senior Vice President and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he co-founded in 1971. Mr. Karfunkel is a co-owner of Worldwide TechServices, LLC, a computer maintenance and services company.

Mr. Karfunkel serves as vice chairman of Upstate Bank, a nationally-chartered community bank; a director of Berkshire Bank; and a director at AmTrust Financial Services, Inc.

Key Experience, Skills and other Qualifications:

Mr. Karfunkel has expertise in financial planning, investment strategies, cost structuring, and internal controls, all of which are relevant to our business. He also possesses skills in governance and risk management based upon his experience as a director on the boards of several financial and consulting institutions.

JASON NEW          Director since September 2013

Jason New, 49, has been Senior Managing Director of The Blackstone Group L.P., a global investment and advisory firm, and Head of Special Situation Investing for GSO Capital Partners LP, a credit-oriented alternative asset manager, since 2005. Mr. New focuses on managing GSO's public investment portfolio with a specific emphasis on stressed and distressed companies and on sourcing direct special situation investment opportunities. He is a member of the GSO Investment Committee. Mr. New joined The Blackstone Group L.P. in 2008 in connection with its acquisition of GSO. Before joining GSO in 2005, Mr. New was a senior member of Credit Suisse's distressed finance group. Mr. New joined Credit Suisse in 2000 when it acquired Donaldson,

Lufkin & Jenrette (DLJ), where he was a member of DLJ's restructuring group. Prior to joining DLJ in 1999, he was an associate with the law firm Sidley Austin LLP, where he practiced in the firm's corporate reorganization group.

Mr. New served as a director of MPM Holdings Inc. from October 2014 to August 2016. Mr. New also served as a director of Cheniere Energy, Inc. from August 2008 to December 2010 and as a director of Global Aviation Holdings Inc. from September 2009 to January 2012.

Key Experience, Skills and other Qualifications:

Mr. New is an expert in investment strategies and opportunities, with a particular focus on companies that have experienced distressed economic conditions or are in various stages of restructuring. He brings to the Board skills in developing creative financial solutions and strategies, which are critical to our ability to sustain growth and profitability as a technology company in a competitive environment. Mr. New is highly experienced in complex financial and investment transactions. He also has a legal background, which is useful in the governance and risk management issues facing our company.

WILLIAM G. PARRETT          Director since November 2007

Mr. Parrett, 72, served as the Chief Executive Officer of Deloitte Touche Tohmatsu from 2003 until May 2007. Mr. Parrett co-founded the Global Financial Services industry practice of Deloitte and served as its first Chairman. Mr. Parrett joined Deloitte in 1967 and served in a series of roles of increasing responsibility until his retirement in 2007, including Managing Partner of Deloitte & Touche USA.

Mr. Parrett currently serves as a director of The Blackstone Group L.P. (since 2007), Thermo Fisher Scientific Inc. (2008 to May 2018), UBS AG (2008 to May 2018) and Conduent Incorporated (since January 2017). He also served as a director of iGATE Corporation from April 2013 until July 2015.

Mr. Parrett is a member of the Board of Trustees of Carnegie Hall, a Senior Trustee of the United States Council for International Business and a past Chairman of the Board of Trustees of United Way Worldwide. He also served on the Board of the International Chamber of Commerce from 2006 until 2008. Mr. Parrett is a Certified Public Accountant with an active license.

Key Experience, Skills and other Qualifications:

Mr. Parrett has extensive experience in corporate finance, operations, strategic planning and management of international operations. Mr. Parrett is highly skilled in the fields of auditing, accounting and internal controls, and risk management. In addition, through his service on other public company boards, Mr. Parrett brings to the Board significant experience in corporate governance and the regulatory framework in which public companies must operate.

DIRECTOR AND NOMINEE INDEPENDENCE

The Board has determined that each of the following directors that served during our last fiscal year has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent under our Director Independence Standards and the independence standards of the New York Stock Exchange (NYSE): Richard Todd Bradley, Mark S. Burgess, James V. Continenza, Matthew A. Doheny, Jeffrey D. Engelberg, John A. Janitz, George Karfunkel, Jason New, William G. Parrett and Derek Smith. As our employee, Jeffrey J. Clarke, our Chief Executive Officer, is not independent. In determining the independence of the non-management directors, the Board considered Mr. Karfunkel’s shareholdings and the affiliations of Messrs. Bradley, Engelberg and New, as affiliates of entities that hold an equity interest in our company (discussed under Certain Relationships and Related Transactions), and determined that such shareholdings and affiliations did not affect the independence of these directors and nominees.

The Board has adopted Director Independence Standards for use in determining whether a director is independent. The Director Independence Standards are consistent with NYSE independence standards. The Board also uses the NYSE independence standards in determining whether members of specific committees are independent. The Director Independence Standards are part of our Corporate Governance Guidelines, which are posted on our website at http://ek.client.shareholder.com/supporting.cfm.

BOARD LEADERSHIP STRUCTURE

The Board recognizes that one of its key responsibilities is to determine the most appropriate leadership structure for our company and to ensure independent oversight of management. James V. Continenza, an independent director, serves as our Chairman of the Board and Jeffrey J. Clarke serves as our Chief Executive Officer. The Board currently believes that it is appropriate to keep the roles of Chairman and Chief Executive Officer separate in order to best ensure independent oversight of our company and management.

COMMITTEES OF THE BOARD

The Board has established an Audit and Finance Committee, Executive Compensation Committee and Corporate Governance and Nominating Committee. We describe below the composition and functions of, and number of meetings held during 2017 by, each of these committees.

Board Committee Membership

Director Name	Audit and Finance Committee	Corporate Governance and Nominating Committee	Executive Compensation Committee
Richard Todd Bradley		Member	Member
Mark S. Burgess	Member (1)	Member (1)	Chair (1)
James V. Continenza		Member	Member
Matthew A. Doheny	Member
Jeffrey D. Engelberg	Member
John A. Janitz (2)		Member (2)	Member (2)
George Karfunkel	Member
Jason New		Chair	Member
William G. Parrett	Chair
Derek Smith (2)		Member (2)	Former Chair (2)
Total Meetings in 2017	6	3	7

(1)

Mr. Burgess served on the Audit and Finance Committee until the 2017 Annual Meeting of Shareholders on May 23, 2017 (the 2017 Annual Meeting) and began service on the Corporate Governance and Nominating Committee and Executive Compensation Committee at such time.

(2)	Messrs. Janitz and Smith served as directors until the 2017 Annual Meeting.

Audit and Finance Committee

The current members of the Audit and Finance Committee are Matthew A. Doheny, Jeffrey D. Engelberg, George Karfunkel and William G. Parrett, Chair. The Audit and Finance Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Board has determined that all members of the Audit and Finance Committee are independent and financially literate under NYSE listing standards. The Board has also determined that William G. Parrett possesses the qualifications of an “audit committee financial expert,” as defined by SEC rules.

The Board has determined that William G. Parrett’s simultaneous service on the audit committees of three other public companies does not impair his ability to effectively serve on the Audit and Finance Committee.

The Audit and Finance Committee assists the Board in overseeing and making recommendations to the Board on such matters as: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s selection, qualifications, performance and independence; our systems of disclosure controls and procedures and internal controls over financial reporting; and the performance of our internal audit function. The Audit and Finance Committee charter is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee (Governance Committee) are Richard Todd Bradley, Mark S. Burgess, James V. Continenza, and Jason New, Chair. The primary duties of the Governance Committee are to oversee our corporate governance, which includes the development of our Corporate Governance Guidelines, recommend individuals to the Board for nomination as members of the Board and its committees, determine director independence, lead the Board in its periodic review of Board performance and review “Interested Transactions” in accordance with our Related Party Transactions Policies and Procedures. The Governance Committee charter is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

Executive Compensation Committee

The current members of the Executive Compensation Committee are Richard Todd Bradley, Mark S. Burgess, Chair, James V. Continenza and Jason New, all of whom the Board has determined are independent under NYSE listing standards.

The Executive Compensation Committee assists the Board in fulfilling its responsibilities in connection with the compensation of our Section 16 Executive Officers, including our named executive officers. The Executive Compensation Committee also reviews and makes recommendations to the Board from time to time regarding compensation of directors. The Executive Compensation Committee charter is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

For more information regarding the role of the Executive Compensation Committee and management in determining executive and director compensation, please see “Compensation Discussion and Analysis” and “Director Compensation” in this Proxy Statement.

The Executive Compensation Committee may delegate authority to one or more subcommittees or management as it deems fit. The Executive Compensation Committee has delegated limited authority to our Chief Human Resources Officer to assist in the administration of executive compensation and equity-based compensation plans. Except as a plan may otherwise provide, the Executive Compensation Committee has authorized the Chief Human Resources Officer to amend any executive compensation or equity-based compensation plan in which our named executive officers participate, other than to materially increase the benefits accruing to a participant under the plan, increase the number of shares available for issuance under the plan or substantially modify the requirements as to eligibility for participation under the plans. In addition, the Chief Human Resources Officer is authorized to amend any award agreement and related documents under the plans, other than to increase the benefits accruing to a participant.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Bradley, Burgess, Continenza, Janitz, New and Smith served as members of the Executive Compensation Committee during 2017. There were no Executive Compensation Committee interlocks between our company and other entities involving our executive officers and directors.

CORPORATE GOVERNANCE OVERVIEW

Ethical business conduct and good corporate governance are well-established practices at Kodak. We practice good corporate governance and believe it to be a prerequisite to delivering sustained, long-term value to our shareholders. We continually monitor developments in the area of corporate governance to develop and implement best practices. Strong corporate governance is a fundamental goal of our Board.

Our Corporate Governance Guidelines reflect the principles by which our Board operates. From time to time, the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. Our Corporate Governance Guidelines are posted on our website at http://ek.client.shareholder.com/supporting.cfm.

BUSINESS CONDUCT GUIDE AND DIRECTORS’ CODE OF CONDUCT

Our reputation and our brand have been built by more than a century of ethical business conduct. All of our employees, including the Chief Executive Officer, the Chief Financial Officer, the Controller, all other senior financial officers and all other Section 16 Executive Officers, as defined under Section 16 of the Securities Exchange Act of 1934, as amended (a Section 16 Executive Officer), are required to comply with our code of conduct, the “Business Conduct Guide.” We also have a Directors’ Code of Conduct. Our Business Conduct Guide and our Directors’ Code of Conduct are posted on our website at http://ek.client.shareholder.com/supporting.cfm.

GOVERNANCE PRACTICES

Meeting Attendance

Our Board has a Director Attendance Policy that is part of our Corporate Governance Guidelines, which are posted on our website at http://ek.client.shareholder.com/supporting.cfm. Under this policy, all of our directors are strongly encouraged to attend all Board meetings and our Annual Meeting of Shareholders. In 2017, the Board held a total of 13 meetings. Each director attended more than 75% of the meetings of the Board and committees of the Board on which the director served, except Mr. New, who attended 74% of such meetings and Mr. Karfunkel, who was recused from two Board meetings as a matter of good corporate governance due to a potential conflict of interest related to the purpose of those meetings. Excluding the meetings from which he was recused, Mr. Karfunkel attended more than 75% of the meetings of the Board and the committee on which he served that were held during the year. All of our then serving directors, except Mr. New, attended the Annual Meeting of Shareholders held on May 23, 2017.

Executive Sessions

Executive sessions of our non-management directors are chaired by our independent Chairman, James V. Continenza.

Communications with Our Board

Shareholders and interested parties who wish to communicate with the Board, the independent directors as a group or an individual director, may send an e-mail to our Chairman at chairman@kodak.com or may send a letter to our Chairman c/o Corporate Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0224. Our Chairman will forward communications he receives to the Board, the independent directors as a group or the individual director as directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Chairman has authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Consideration of Director Candidates

The Governance Committee will consider nominations for director candidates recommended by its members, other Board members, management, shareholders and the search firms it retains. The Governance Committee reviews all potential candidates under our Director Selection Process and Qualification Standards described below.

Shareholders wishing to recommend candidates for consideration by the Board may do so by providing the following information, in writing, to the Corporate Governance and Nominating Committee of the Board, c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0224: 1) the name, address and telephone number of the shareholder making the request; 2) the number of shares owned, and, if such person is not a shareholder of record or if such shares are held by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; 3) the full name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; 4) a signed acknowledgement by the individual being recommended that he or she has consented to: a) serve as director if elected and b) the Company undertaking an inquiry into that individual’s background, experience and qualifications; 5) the disclosure of any relationship of the individual being recommended with the Company, whether direct or indirect; and 6) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the next Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

Director Selection Process and Qualification Standards

The Governance Committee is responsible for identifying, screening and recommending candidates for Board membership. When reviewing a potential candidate for the Board, the Governance Committee looks to whether the candidate possesses the necessary qualifications to serve as a director. To assist it in these determinations, the Governance Committee has adopted Director Qualification Standards and a Director Selection Process, which are posted as part of our Corporate Governance Guidelines on our website at http://ek.client.shareholder.com/supporting.cfm.

The Director Qualification Standards specify that, in addition to any other factors described in the Company’s Corporate Governance Guidelines, the Board should at a minimum consider the following factors, as more fully described in our Director Qualification Standards, in the nomination or appointment of members of the Board: integrity, reputation, judgment, knowledge, experience, maturity, commitment, skills, track record, diversity, age, independence and ownership stake. The Governance Committee, in accordance with its Director Selection Process, will then consider the candidate’s qualifications in light of the needs of the Board and our company at that time, given the then-current mix of director attributes and the Board’s projected strengths and future needs. Based on the Governance Committee’s results of the assessment of Board needs, they may develop a target candidate profile. As provided in our Corporate Governance Guidelines, the Governance Committee seeks to create a multi-disciplinary Board that, as a whole, is strong in both its knowledge and experience. The Governance Committee may use the services of a third-party executive search firm, as well as the personal network of the Board and senior management, and considers any previously recommended nominees when identifying and evaluating possible nominees for director. The search firm assists in identifying candidates who meet the skills and qualifications specified by the Governance Committee. A list of preferred candidates is developed and presented to the full Board and the Chief Executive Officer for review and input. Interest on the part of the potential candidate is gauged and an interview and reference check are performed. The full Board makes a determination with respect to the candidate. Candidates that are successfully elected to the Board participate in orientation sessions to familiarize them with our business. The Board has a mandatory retirement age of 72, unless an extension is approved by the Board, but in no event above age 75. In February 2018, the Board approved a waiver of the mandatory retirement age for Mr. Parrett for a one-year period.

Although the Governance Committee does not have a formal policy regarding the consideration of diversity in the selection of candidates, the Governance Committee considers diversity when evaluating possible nominees under our Director Qualification Standards, which provide that the Board should be a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience. In addition, the Governance Committee and the Board evaluate diversity as part of the Board’s annual evaluation process.

Strategic Role of Board

The Board plays a key role in developing, reviewing and overseeing the execution of our business strategy. The Board receives progress reports from management throughout the year on the implementation of the strategic plan, including business segment performance and strategy reviews for each of our key businesses, product line reviews and presentations regarding research and development initiatives and our intellectual property portfolio.

Succession Planning

The entire Board reviews our succession plans for our Chief Executive Officer and other key senior management positions and oversees our activities in the areas of leadership and executive development. To assist the Board, management periodically reports to the Board on succession planning to ensure that it is a continuous and ongoing effort.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections.

We also maintain a Majority Vote Policy that requires a director nominee, in connection with his or her nomination to the Board, to submit a resignation letter in which the director nominee irrevocably elects to resign if he or she fails to receive the required majority vote in the next election and the Board accepts the resignation. The policy requires the Board to nominate for election or re-election as a director only those candidates who agree to execute such a letter upon his or her nomination. The Majority Vote Policy is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

If a director nominee fails to receive a majority vote in an uncontested election, the Majority Vote Policy provides that the Governance Committee will consider the resignation letter and recommend to the Board whether to accept it. The Governance Committee, in making its recommendation to the Board, and the Board, in reaching its decision, may consider relevant factors, including any stated reason why shareholders voted against the election of the director, the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board and whether accepting the resignation letter would cause us to fail to comply with any applicable rule, such as the NYSE’s listing standards.

The policy provides that the Board will act on the Governance Committee’s recommendation and publicly disclose its decision whether to accept the director’s letter of resignation within 90 days following the certification of the shareholder vote. If the letter of resignation is not accepted by the Board within this 90-day period, the resignation will not be effective until the next annual meeting.

All nine director nominees standing for election at the Annual Meeting have submitted an irrevocable letter of resignation as a condition of nomination pursuant to the Majority Vote Policy.

Risk Management

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our objectives, including strategic objectives, to improve long-term performance and enhance shareholder value. A fundamental part of risk management is not only identifying and prioritizing the risks we face and monitoring the steps management is taking to manage those risks, but also determining the level of risk that is appropriate for us. As an integral part of its review and approval of our strategic plan, the Board considers the appropriate level of risk that is acceptable. Through this process, the Board assesses risk throughout the Company, focusing on four primary risk categories: strategic, operational (including with respect to cybersecurity), legal/compliance and financial reporting. The Audit and Finance Committee is responsible for reviewing the results of our enterprise risk assessment on an annual basis. The Board also receives reports on management’s progress in mitigating key risks.

The Board has delegated to its committees responsibility for the oversight of risk management in specific risk areas. For example, in 2017, the committees of the Board oversaw:

●	Risk management relating to our financial reporting (including internal controls).
●	Risk management relating to our compensation programs and awards.
●	Risk management relating to our capital structure.
●	Risk management relating to our insurance and pension programs.
●	Risk management relating to cybersecurity.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

Management is responsible for our internal control over financial reporting, disclosure controls and procedures, and preparation of our consolidated financial statements. Our independent registered public accounting firm (independent accountants), PricewaterhouseCoopers LLP (PwC), is responsible for performing an independent audit of the consolidated financial statements and of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and for issuing a report of the results. As outlined in its charter, the Audit and Finance Committee is responsible for overseeing these processes.

During 2017, the Audit and Finance Committee met and held discussions with management and the independent accountants on a regular basis. Management represented to the Audit and Finance Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit and Finance Committee reviewed and discussed the audited consolidated financial statements and significant accounting matters with management and the independent accountants.

The Audit and Finance Committee discussed with the independent accountants the matters required to be discussed under auditing standards established from time to time by the PCAOB and by SEC rules. The Audit and Finance Committee has received from the independent accountants the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit and Finance Committee concerning independence. The Audit and Finance Committee discussed with the independent accountants their independence.

The Audit and Finance Committee also received reports from our Chief Compliance Officer on the implementation and effectiveness of our compliance program.

The Audit and Finance Committee discussed with the director of internal audit and independent accountants the plans for their audits. The Audit and Finance Committee met with the director of internal audit and independent accountants, with and without management present. The director of internal audit and independent accountants discussed with or provided to the Audit and Finance Committee the results of their examinations, their evaluations of our internal control over financial reporting, disclosure controls and procedures, and the quality of our financial reporting.

Based on these reviews, discussions and reports, the Audit and Finance Committee recommended that the Board approve the audited financial statements for inclusion in our Annual Report on Form 10-K for the year ended December 31, 2017, and the Board accepted the Audit and Finance Committee’s recommendations.

The Audit and Finance Committee, with the approval of the Board and the ratification of our shareholders, appointed PwC as our independent accountants in 2017. In addition, the Audit and Finance Committee approved certain non-audit services provided by PwC and the estimated budget for those services. The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy.

William G. Parrett, Chair
Matthew A. Doheny
Jeffrey D. Engelberg
George Karfunkel

EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the Committee) has reviewed and discussed with management the following Compensation Discussion and Analysis prepared by the Company.

Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mark S. Burgess, Chair
Todd Bradley
James V. Continenza
Jason New

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers

This Compensation Discussion and Analysis discusses compensation awarded to, earned by, or paid to the following named executive officers during 2017 (whom we sometimes refer to as NEOs):

●	Jeffrey J. Clarke, Chief Executive Officer (CEO)
●	David E. Bullwinkle, Chief Financial Officer and Senior Vice President (CFO)
●	Sharon E. Underberg, General Counsel, Secretary, and Senior Vice President
●	Eric-Yves Mahe, President, Software and Solutions Division, and Senior Vice President
●	Terry R. Taber, Chief Technology Officer, President, Advanced Materials and 3D Printing, and Senior Vice President
●	Philip Cullimore, former President, Enterprise Inkjet Systems Division, former President, Micro 3D Printing and Packaging, and former Senior Vice President
●	Brad W. Kruchten, President, Print Systems Division, and Senior Vice President
●	John O’Grady, President, Consumer and Film Division, and Senior Vice President

Mr. Cullimore separated from the Company on April 30, 2017, but he is included as a named executive officer because he would have been among the three most highly compensated executive officers (other than the CEO and CFO) if he had been employed by the Company on the last day of 2017.

Messrs. Kruchten and O’Grady are included as additional named executive officers for 2017 for consistency in our reported named executive officers. They typically would have total compensation resulting in them being among the three most highly compensated executive officers (other than the CEO and CFO); however, due to certain equity awards made to them in 2016 instead of 2017, their 2017 total compensation was lower.

EXECUTIVE SUMMARY

2017 Business Highlights

Our executive compensation programs are designed to provide appropriate incentives to our leaders to execute our strategy.

Kodak’s strategy is to:

●	Use Kodak’s divisional structure to drive accountability, transparency, and speed of decision making;
●	Focus product investment in growth engines - Sonora, Prosper and Ultrastream, FLEXCEL NX Systems and Plates, Advanced Materials and 3D Printing and Software and Services;
●	Maintain market leadership position and cash flows associated with Print Systems;
●	Manage the expected decline in and maximize cash generated by mature businesses;
●	Continue to streamline processes to drive cost reductions and improve operating leverage; and
●	Continue to explore opportunities to monetize the asset base.

For the year ending December 31, 2017, Kodak continued to make good progress in executing on its strategy. During 2017, the Company achieved the following operating results:

●

Net earnings were $94 million, an improvement of $78 million as compared to 2016. Net earnings for 2017 includes a tax benefit of $101 million due to the release of a valuation allowance in the fourth quarter of 2017 as a result of increased profits in a location outside the U.S.

●	Total Company revenues for 2017 were $1.531 billion, a decline of $112 million from 2016 and within guidance of $1.5 billion to $1.6 billion for the year.
●

Net cash interest and dividend savings of $17 million in 2017. These savings were achieved through the issuance of $200 million of Series A Convertible Preferred Stock and the repayment in full of 10.75% Senior Secured Second Lien Term debt at the end of 2016.

●	The Company ended 2017 with $344 million of cash, which was down $90 million from December 31, 2016.
●	From a product perspective:
○	In the Flexographic Packaging Division, volume for KODAK FLEXCEL NX Plates grew by 17%.
○	In the Printing Systems Division, volume for KODAK SONORA Process Free Plates grew by 21%.

In 2017, our compensation awards to our named executive officers reflected both the progress we made in our business strategy and the areas where our results did not meet our performance goals.

Annual Variable Pay (EXCEL)

For 2017, we provided our named executive officers an annual variable incentive opportunity, known as Executive Compensation for Excellence and Leadership (EXCEL). Payouts under EXCEL are based on a formula that represents results achieved against Company performance metrics. No named executive officers earned a 2017 EXCEL award.

Please see the discussion following “Annual Variable Pay: Executive Compensation for Excellence and Leadership (EXCEL)” beginning on page 22 for more information regarding our EXCEL program.

Long-Term Incentives

In 2017, we entered into an amended and restated employment agreement with Mr. Clarke, which entitles Mr. Clarke to receive an annual grant of stock options with a grant date Black-Scholes present value of $1 million and an exercise price equal to the greater of $15.00 or the fair market value of a share on the grant date. Pursuant to such amended and restated employment agreement, Mr. Clarke received a grant of equity in 2017 in the form of stock options with an exercise price of $15.00 per share, which was higher than the fair market value of a share on the grant date. Pursuant to such amended and restated employment agreement, Mr. Clarke also received a contingent cash award in 2017 with a potential value of up to $3M predicated on the achievement of Cumulative Cash Flow from Operations of $100M over the performance period of 2017 through 2019.

As provided in their respective employment agreements, Mr. Mahe and Ms. Underberg each received a grant of equity, with one-half of the grant in the form of restricted stock units and the other half of the grant in the form of stock options. In addition, Mr. Bullwinkle and Dr. Taber received a management equity grant in the form of stock options with a strike price of $12.50 per share, which was higher than the fair market value of a share on the grant date.

Messrs. Kruchten and O’Grady did not receive an equity grant in 2017 because of the additional equity award each of them received in November 2016. Mr. Cullimore did not receive an equity grant in 2017 due to his separation from the Company.

Please see “Long-Term Incentive Compensation” on page 25 for more information on the above long-term incentive awards.

Best Practices

We continually evaluate best practices in executive compensation and governance and consider modifications to our executive compensation programs that support our business strategies, provide an appropriate balance of risk and reward for our named executive officers, and align their compensation with long-term shareholder interests. Key compensation and governance practices include:

●

Prohibition on Hedging and Pledging. Our executive officers and directors are prohibited from engaging in any hedging or pledging transactions involving our equity securities. Please see “Restrictions on Hedging and Pledging” on page 29 for a description.

●

Share Ownership Guidelines. Our executive officers and directors are subject to share ownership guidelines. Please see “Share Ownership Guidelines” on page 29 for a description of executive officer guidelines and page 54 for a description of director guidelines.

●

Recoupment (“Clawback”) Policy. We have a policy requiring the recoupment of performance-based bonuses paid to named executive officers in the event of certain financial restatements. Please see “Recoupment (“Clawback”) Policy” on page 28 for a description.

●

Double-Trigger Change in Control Benefits. All arrangements with our named executive officers that provide change in control benefits contain a “double trigger” provision, which requires that the named executive officer experience a qualifying termination following a change in control in order to receive change in control benefits. Please see “Change in Control Arrangements” on page 28 for a description.

●	No Change in Control Excise Tax Gross-Ups. None of our compensation arrangements provide for a gross-up to our named executive officers for any excise taxes incurred by them upon a change in control.

DETERMINING EXECUTIVE COMPENSATION

Compensation Philosophy

Our compensation philosophy is to provide a compensation and reward program that:

●	Attracts, retains and motivates outstanding talent required to achieve our business objectives;
●	Drives profitable growth and increases shareholder value;
●	Incentivizes and rewards success in a diverse set of businesses;
●	Rewards company, division and individual performance; and
●	Provides an external market-based competitive compensation structure (base salary, variable pay and long-term incentives).

The guiding principles for our compensation philosophy are:

●

Market competitiveness: aggregate total direct compensation (base salary, variable pay and long-term incentive) should be near the market median (if affordable), with flexibility to pay above the median where necessary to attract and retain specific talent. Please see “Elements of Compensation” beginning on page 21 for more details on each element of compensation, its objective and its key features.

●	Reinforce a performance-based culture: create greater line-of-sight and reward for divisional performance, with significant performance-based differentiation.

Role of the Committee

The Committee annually reviews and approves goals and objectives relevant to the compensation of the CEO and evaluates, in conjunction with the full Board, the CEO’s performance in light of those goals and objectives, and sets the CEO’s individual elements of total compensation based on this evaluation. The Committee also approves all compensation and awards, including each component of total compensation, for each of our named executive officers and other Section 16 officers.

Role of the CEO and Management

Our CEO makes recommendations to the Committee regarding each compensation element for our named executive officers (other than the CEO himself), and reviews and discusses any changes to such compensation with the Committee. With respect to our performance-based plans, management (including our CEO and our CFO) develops performance goals based upon our strategic and operational imperatives and then proposes such performance goals to the Committee for its consideration. No member of management (including our CEO and our CFO) participates in the determination of his or her own compensation.

Role of the Compensation Consultant

During 2017, the Committee continued to engage Lyons, Benenson & Company Inc. (Lyons Benenson), a compensation consultant, to assist the Committee. Lyons Benenson attends all Committee meetings and makes recommendations regarding director and officer compensation. Lyons Benenson did not provide any other services to the Company during 2017. The Committee assessed the independence of Lyons Benenson pursuant to SEC rules and concluded that their work did not raise any conflicts of interest.

Use of Market Reference Data

We review national survey data to provide a competitive frame of reference for compensation decisions and we compare the compensation of our named executive officers to the market median as a reference point to assist us in evaluating the competitiveness of their compensation. However, we do not necessarily adjust the compensation of any named executive officer to any specific percentile or other absolute measure.

We use national survey data as a reference because it offers a reasonable representation of the cost to hire and retain talent. We compare our compensation to the market median as a reference because it enables us to attract and retain high quality talent and ensures that our executives generally receive competitive levels of compensation. In 2017, we used the Aon Hewitt U.S. Total Compensation Measurement (TCM™) Survey, the Willis Towers Watson Compensation Data Bank (CDB) General Industry Executive Compensation Survey – US, the Radford Global Technology Survey and the Radford Global Sales Survey.

Our peer group consists of selected companies drawn from a broad group of public companies from similar industries (commercial services and supplies, IT services, media, software and technology hardware, and storage and peripherals) that meet minimum performance tests and have similar business models to ours. The companies considered for the peer group had to (1) be incorporated in the United States, (2) be traded on a stock exchange in the U.S., (3) have revenues between $1.2 billion and $6.6 billion, and (4) be categorized in a complementary GICS Sub-Industry. We then considered the total return, business alignment and other financial measurements of the companies in the selected group in order to achieve a group with closer alignment to us. In 2014, we approved a peer group consisting of the 15 companies listed below. In 2017, we continued to assess our NEO compensation levels against the Committee-approved peer group.

3D Systems Corporation	Electronics for Imaging, Inc.	Quad/Graphics, Inc.
Adobe Systems Incorporated	Lexmark International, Inc.	SanDisk Corporation
Advanced Micro Devices, Inc.	Nuance Communications, Inc.	Silicon Graphics International Corp.
ARRIS Group, Inc.	NVIDIA Corporation	Synopsis, Inc.
Ciena Corporation	OmniVision Technologies, Inc.	Xilinx, Inc.

We compared the base salaries and total target cash compensation of our named executive officers to survey market data in August 2017, and did not make any changes as their cash compensation was generally competitive to the market. We also reviewed survey market data in September 2017 as one consideration when determining the value of the equity grants to be made to Mr. Bullwinkle and Dr. Taber. We may use the peer group, as well as survey market data, as a competitive frame of reference for compensation decisions in the future, but as noted above, we do not target any specific percentile.

ELEMENTS OF COMPENSATION

We use base salary, annual variable pay and long-term incentives as our primary elements of direct compensation to be competitive with market practice. These elements have the following objectives and features:

Compensation Element	Objective	Key Features
Base Salary	Provide a regular source of income to our named executive officers to compensate them for fulfilling the regular duties and responsibilities of their positions.

We typically review base salaries annually, but do not automatically increase salaries. Rather, base salaries are adjusted only if deemed appropriate by us in consideration of: (1) experience; (2) responsibilities; (3) the importance of the position relative to our other senior management positions; (4) external relative scope or changes in the competitive marketplace; and (5) years elapsed since the last base salary change. Any change in an executive’s base salary will affect an executive’s target opportunity under our annual variable pay plan, which is based on a percentage of base salary.

Annual Variable Pay (EXCEL)	Drive the annual performance of our named executive officers to align their financial interests with our business strategy and the interests of our shareholders.	Annual variable pay is considered at risk. Payouts are based on a formula that represents results achieved against performance metrics.
Long-Term Incentives (restricted stock units, stock options or cash)	Align executive compensation with shareholder interests; create incentives for executive retention; encourage long-term performance; and promote stock ownership.

Our long-term incentives are mainly in the form of equity-based compensation awards, which tie our named executive officers’ wealth creation to the performance of our stock and provide a retention incentive with multi-year vesting schedules.

Additionally, we provide indirect compensation to our named executive officers that includes retirement benefits (except Mr. Mahe), severance protection and limited perquisites. Our U.S. named executive officers are also eligible to participate in the benefit plans and programs that are generally available to our U.S. employees. Mr. Mahe participates in the benefit plans, policies and arrangements (other than severance) that are provided to employees under local Singapore practice. Mr. Cullimore participated in the benefit plans, policies and arrangements (other than severance) that were provided to similarly situated executives in Switzerland. Please see “Other Compensation” beginning on page 26 for more information on the indirect compensation of our named executive officers.

2017 COMPENSATION DECISIONS

Base Salary

The annual base salary rate for each named executive officer in 2017 is set forth in the “2017 Annual Base Rates and 2017 EXCEL Target Opportunities” table below. No changes were made to the base salaries of our named executive officers during 2017.

Annual Variable Pay: Executive Compensation for Excellence and Leadership (EXCEL)

For 2017, we provided an annual variable incentive opportunity to drive annual performance aligned to success in our business strategy, known as Executive Compensation for Excellence and Leadership (EXCEL). Payouts under EXCEL are based on a formula that represents results achieved against performance metrics. The maximum award for any named executive officer is the lesser of 10% of the EXCEL aggregate award pool (without discretion), 500% of the named executive officer’s base salary on the last day of the previous year, or $5 million. We may not exercise positive discretion to increase the size of a named executive officer’s award above the maximum award level established under EXCEL.

We assign target opportunities under EXCEL based on a percentage of base salary. In establishing the target percentages, we reference market total target cash compensation data to determine whether base salary and variable pay opportunities are competitive with the market. It is important that both the total target compensation and the mix between base salary and annual variable pay are competitive. The target variable pay opportunities for Messrs. Clarke, Bullwinkle and Mahe and Ms. Underberg were determined as part of their employment agreements. The target variable pay opportunities for Messrs. Cullimore, Kruchten and O’Grady and Dr. Taber were determined in the same manner as prior years under the terms of their individual agreements prior to the expiration of such agreements.

No adjustments were made to the target variable pay opportunities for any named executive officer in 2017.

The following table shows the 2017 annual base salary rates and the 2017 full-year EXCEL target opportunity as a percentage of base salary for each of our named executive officers:

2017 Annual Base Rates and 2017 EXCEL Target Opportunities

Name	Annual Base Salary Rate	EXCEL % Target Opportunity	EXCEL $ Target Opportunity
J.J. Clarke	$1,000,000	100%	$1,000,000
D.E. Bullwinkle	$400,000	65%	$260,000
S.E. Underberg	$375,000	50%	$187,500
E. Mahe(1)	$434,520	50%	$217,260
T.R. Taber	$365,100	65%	$237,315
B.W. Kruchten	$465,000	75%	$348,750
J. O’Grady	$365,000	50%	$182,500
P. Cullimore(2)	$548,456	50%	$274,228

(1)	Mr. Mahe’s base salary is SGD 600,000. The amount shown was converted from Singapore dollars to U.S. dollars using a 2017 average exchange rate of 0.7242.
(2)	Mr. Cullimore’s base salary was CHF 540,000. The amount shown was converted from Swiss francs to U.S. dollars using a 2017 average exchange rate of 1.01566.

EXCEL Design and Performance Results

Performance Gates

For 2017, we established the following three performance gates as part of the EXCEL program:

(a)	compliance with our financial covenants contained in the September 3, 2013 exit financing arrangements;
(b)	Cash Usage/Generation no greater than ($10M) (from year-end reported cash of $433M); and
(c)	Operational EBITDA after Variable Pay Accrual of at least $112M.

We used these performance gates to ensure that no award would be earned absent achievement of all three performance gates.

The Operational EBITDA performance gate was initially set as $130M, which was before a $25M reduction of our Operational EBITDA guidance range for 2017 ($18M for the retention of the Prosper business and $7M for the higher cost of aluminum). Management recommended, and the Committee approved, a reduction to the Operational EBITDA performance gate of $18M to reflect the retention of the Prosper business, but no adjustment for the higher cost of aluminum.

Please see “EXCEL: Definitions of Metrics” beginning on page 36 for more information about the performance gates.

Performance Metrics Design and Results

We continued to use Company-wide metrics for the 2017 EXCEL performance period so that the 2017 EXCEL metrics would align to our external guidance, which is reported on a Company-wide basis. The performance factor, associated weight, performance metrics and adjustments are set forth in the following table:

Performance Factor	Weight	Threshold (10%)	Target (100%)	Stretch (200%)
Operational EBITDA after Variable Pay Accrual(1)	100%	$112M	$177M	$352M
Cash Usage/Generation	[see explanation below for how this metric affects achievement levels]	($10M)	$70M	$190M

(1)	These levels of Operational EBITDA reflect the restated metrics approved by the Committee, which are described below.

We established the targets based on our annual commitment plan for 2017, and we used payout slopes that reflected a reasonable contribution from Operational EBITDA over performance to fund the variable pay pool.

When we restated our external financial guidance in May 2017, the Committee also adjusted the Operational EBITDA metrics and added Cash Usage/Generation tiers as an additional performance factor for determining payment amounts. The following table shows the Cash Usage/Generation tiers applicable to the various ranges of Operational EBITDA and the associated percentage of target variable pay for such tiers and ranges:

Operational EBITDA After Variable Pay Accrual		Cash Usage/Generation Required (1)	% of Target Variable Pay
Range			Range
Low	High		Low	High
$112M	$116M	($10M)	10%	17%
$117M	$121M	$0M	19%	27%
$122M	$126M	$5M	29%	37%
$127M	$131M	$10M	39%	49%
$132M	$136M	$15M	52%	62%
$137M	$141M	$20M	65%	77%
$142M	$146M	$25M	80%	83%
$147M	$151M	$30M	83%	85%
$152M	$156M	$35M	86%	88%
$157M	$161M	$40M	89%	91%
$162M	$166M	$45M	92%	94%
$167M	$172M	$50M	95%	97%
$172M	$176M	$55M	97%	100%
$177M	$187M	$70M	100%	106%
$267M	$277M	$140M	151%	157%
$342M	$352M	$170M	194%	199%

(1)

At each tier of the matrix, if the Cash Usage/Generation was below the required amount for that tier, the percentage of target variable pay range would drop to that for the next lower tier. For example, if Operational EBITDA were between $137M to $141M, but Cash Usage/Generation was less than $20M, then based on the table above, the percentage of target variable pay range would be 52% to 62%, instead of 65% to 77%.

We selected Operational EBITDA after Variable Pay Accrual as a performance factor to maintain focus on earnings from our operational performance. Operational EBITDA after Variable Pay Accrual is a non-GAAP measure. The reasons for using non-GAAP measures and reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit A to this Proxy Statement. Please see “EXCEL: Definitions of Metrics” beginning on page 36 for more information about the performance metrics.

We selected Cash Usage/Generation as a performance factor to ensure the appropriate level of affordability for variable pay amounts earned. Cash Usage/Generation is a non-GAAP measure. The reasons for using non-GAAP measures and reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit A to this Proxy Statement. Please see “EXCEL: Definitions of Metrics” beginning on page 36 for more information about the performance metrics.

Determination of 2017 Named Executive Officer EXCEL Awards

Achievement of the Performance Gates

Only one of the three performance gates for 2017 EXCEL awards was achieved. We complied with the financial covenants contained in the September 3, 2013 exit financing arrangements. However, our cash usage of $83M did not satisfy the performance gate of Cash Usage/Generation no greater than ($10M) and our Operational EBITDA performance of $57M did not satisfy the minimum Operational EBITDA requirement of $112M.

Actual Performance

The following table shows the results for the Operational EBITDA after Variable Pay Accrual and Cash Usage/Generation performance factors for 2017. The result for the Operational EBITDA after Variable Pay Accrual performance factor was below the threshold amount. The result for the Cash Usage/Generation performance factor was also below the threshold amount.

Performance Factor	Weight	Result	% of Target Variable Pay
Operational EBITDA after Variable Pay Accrual	100%	$57M(1)	0%
Cash Usage/Generation	[see explanation below for how this metric affects achievement levels]	($83M)	N/A

(1)

Given that the Operational EBITDA and Cash Usage/Generation performance gates were not achieved, there was no variable pay accrual subtracted from the Operational EBITDA result (both pre- and post-accrual amount was $57M).

EXCEL Awards Paid to NEOs for 2017

None of our named executive officers earned an EXCEL payment for 2017 because two of the three performance gates were not achieved.

Long-Term Incentive Compensation

Equity Awards

Long-term incentives, mainly in the form of equity, are a significant part of our compensation program for our named executive officers.

Pursuant to his amended and restated employment agreement, Mr. Clarke received a grant of stock options under the Eastman Kodak Company 2013 Omnibus Incentive Plan in 2017 with a grant date value of $1 million and an above-market exercise price of $15.00 per share, which vest one-third on March 12, 2018, March 12, 2019 and March 12, 2020.

Mr. Bullwinkle received a one-time management grant of stock options under the Eastman Kodak Company 2013 Omnibus Incentive Plan in 2017 with a grant date value of $700,000 and an above-market exercise price of $12.50 per share, which vest one-third upon the first, second and third anniversary of the grant date. The grant date value of the long-term incentive for Mr. Bullwinkle was determined by the committee as an amount generally competitive to the market, after a review of survey market data of the median long-term incentive of an officer in a similar position. The Committee set the exercise price of the stock options above the share price on the grant date to create an enhanced incentive for performance.

Pursuant to her employment agreement and the increased annual award value approved by the Committee in 2016, Ms. Underberg received a grant of equity under the Eastman Kodak Company 2013 Omnibus Incentive Plan in 2017 with a grant date value of $500,000, with one-half of the grant date value in the form of RSUs and the other half of the grant date value in the form of stock options with an exercise price equal to the closing share price on the grant date, both of which vest one-third upon the first, second and third anniversary of the grant date.

Pursuant to his employment agreement and the increased annual award value approved by the Committee in 2015, Mr. Mahe received a grant of equity under the Eastman Kodak Company 2013 Omnibus Incentive Plan in 2017 with a grant date value of $350,000, with one-half of the grant date value in the form of RSUs and the other half of the grant date value in the form of stock options with an exercise price equal to the closing share price on the grant date, both of which vest one-third upon the first, second and third anniversary of the grant date.

Dr. Taber received a one-time management grant of stock options under the Eastman Kodak Company 2013 Omnibus Incentive Plan in 2017 with a grant date value of $360,000 and an above-market exercise price of $12.50 per share, which vest one-third upon the first, second and third anniversary of the grant date. The grant date value of the long-term incentive for Dr. Taber was determined by the committee as an amount generally competitive to the market, after a review of survey market data of the median long-term incentive of an officer in a similar position. The Committee set the exercise price of the stock options above the share price on the grant date to create an enhanced incentive for performance.

Messrs. Kruchten, O’Grady and Cullimore did not receive any equity grants in 2017.

Please see the “Grants of Plan-Based Awards Table” on page 35 for the number and grant date fair value of these equity awards.

Contingent Cash Award

Pursuant to his amended and restated employment agreement, Mr. Clarke received a contingent cash award in 2017 with a target value of $3M and vesting predicated on the achievement of Cumulative Cash Flow from Operations in the normal course of business, subject to adjustment for acquisitions, divestitures and other material items, as determined at the discretion of the Committee (Cumulative Cash Flow) of $100M for the three-year performance period of 2017 through 2019, with the following performance metrics:

Cumulative Cash Flow *	Payout %	Payment Amount
<85%	0%	$0
85% (threshold) ($85M)	50%	$1.5M
>=100% (target) ($100M)	100%	$3M

*	The percentage of the target amount that vests between 85% and 100% achievement will be based on straight-line interpolation.

Measurement of the performance achieved will occur annually and at the conclusion of the three-year performance period, with vesting to be determined only at the conclusion of the three-year performance period. If earned, the contingent cash award will be settled in fully vested restricted stock units, with the number of restricted stock units determined by dividing the amount of the award that vests by the closing share price on the last day of the performance period, and such restricted stock units will be paid as soon as administratively practicable after the measurement date. In the event of Mr. Clarke’s termination of employment for any reason during the performance period, the contingent cash award will be forfeited and cancelled.

We selected Cumulative Cash Flow from Operations as a performance factor to align with the key Company challenges associated with cash generation to fund future growth. The grant of the contingent cash award and the amount of the award were determined as part of the negotiations with Mr. Clarke in connection with his amended and restated employment agreement.

OTHER COMPENSATION

Tax-Qualified Retirement Plans: KRIP and SIP

We offer tax-qualified retirement plans in the U.S. that are designed and intended to attract and retain employees. Our tax-qualified defined benefit plan, comprised of a cash balance component and a traditional defined benefit component (KRIP), and our tax-qualified 401(k) defined contribution plan (SIP), cover all U.S. employees. Benefit accruals in the traditional defined benefit component of KRIP and employer contributions to SIP were frozen as of January 1, 2015. Effective as of January 1, 2015, the cash balance accrual component of KRIP was increased from 4% to 7% to reflect the corresponding 3% decrease in the SIP match. The details of KRIP are described following the “Pension Benefits Table” beginning on page 40.

Switzerland Pension

Participating employees in the Kodak EK Sarl Switzerland Cash Balance Plan (including Mr. Cullimore) are provided an old-age savings account balance, and for every month the participating employee works, an amount is credited to the account. The amount credited to the account from the employer is dependent upon the participating employee’s age and ranges from 3.5% to 11% of pensionable earnings, which generally includes base salary, target variable pay and car allowance, not to exceed a statutory threshold of $406,264 (CHF 400,000). (The Swiss francs were converted to U.S. dollars using a 2017 average exchange rate of 1.01566). The old-age savings account balance earns interest monthly based upon a statutory rate determined by the Federal Council. A participating employee may retire at any time after age 58. The amount of the annual retirement pension is determined on the basis of the old-age savings account balance at the time of retirement, including interest, and is payable for the remainder of the participating employee’s life, with a reduced portion payable to a surviving beneficiary. The calculation basis for converting the lump sum to an annual retirement pension shall be based upon rates provided by the Swiss Financial Market Supervisory Authority (FINMA) at the time of the calculation. A participating employee may alternatively request payment in the form of a lump sum or partial lump sum in exchange for their retirement pension.

Non-Qualified Retirement Plan: KURIP

Until September 3, 2013, we provided non-qualified retirement benefits to our eligible U.S. employees under the Kodak Unfunded Retirement Income Plan (KURIP). KURIP was an unfunded retirement plan designed to provide our eligible U.S.

employees with pension benefits that (1) made up for the Internal Revenue Code’s (Code) limitations on allocations and benefits that may be paid under KRIP and SIP, and (2) recognize deferred compensation that is ignored when calculating benefits under KRIP and SIP.

Eligible U.S. employees continued to earn benefits under KURIP after our Chapter 11 filing date. KURIP was terminated upon our emergence from bankruptcy. KURIP benefits earned after the filing date and prior to emergence from bankruptcy on September 3, 2013 were frozen and are payable as a lump sum upon the employee’s termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A).

Ms. Underberg, Dr. Taber, and Messrs. Kruchten and O’Grady are the only named executive officers with a benefit under KURIP. The details of KURIP are described following the “Pension Benefits Table” on page 40.

Perquisites

Prior to his 2017 amended and restated employment agreement, Mr. Clarke received a housing and travel allowance of $5,000 per month for travel to and from Rochester, New York, with a gross-up payment for the income and employment taxes associated with the allowance. Any expenses for other business-related travel were separately reimbursed. We entered into an amended and restated employment agreement with Mr. Clarke effective March 12, 2017, which eliminated the housing and travel allowance as of such date.

During 2017, Mr. Mahe received a housing allowance of $82,559 (SGD 114,000) and company car allowance of $43,452 (SGD 60,000) in accordance with local Singapore practice. (The Singapore dollars were converted to U.S. dollars using a 2017 average exchange rate of 0.7242). We also provided disability and life insurance benefits to Mr. Mahe, for which we paid the premiums, and an executive physical benefit, for which we paid the cost.

While he was still employed, Mr. Cullimore received a monthly car allowance of $5,281 (CHF 5,200), which was paid directly to him as a monthly lump sum subject to tax. (The Swiss francs were converted to U.S. dollars using a 2017 average exchange rate of 1.01566). We also provided disability and life insurance benefits to Mr. Cullimore while he was employed, for which we paid the premiums.

The value of these perquisites is included in the “All Other Compensation” column of the “Summary Compensation Table” on page 31.

Severance Arrangements

We provide our named executive officers with severance provisions designed to serve as a retention tool and to provide incentive for the named executive officers to focus on the best interests of shareholders in connection with the transformational components of our strategic plan given that, in certain instances, an executive’s successful completion of his or her responsibilities may result in the elimination of his or her job. These severance provisions also provide an incentive for the named executive officers to sign a release of claims against us, to refrain from competing with us and to cooperate with us both before and after their employment is terminated. When approving any agreement for employment or retention, we focus on the reasons for which severance may be triggered relative to the named executive officer’s position and responsibilities.

Each of the employment agreements with Messrs. Clarke, Bullwinkle and Mahe and Ms. Underberg provide severance benefits in the event his or her employment is terminated by us without “cause” or if he or she terminates for “good reason.” The definitions of “cause” and “good reason” as applicable to these severance provisions are set forth below in the “Potential Payments upon Termination or Change in Control” discussion beginning on page 42. Mr. Clarke’s employment agreement also provides that if his employment terminates by reason of the expiration of his scheduled employment term, he is entitled to certain benefits as more fully described under “Individual Termination Arrangements” beginning on page 43.

The severance benefits for Dr. Taber and Messrs. Kruchten and O’Grady are provided under the Company’s Officer Severance Policy, as discussed below under “Officer Severance Policy” on page 28.

The individual retention agreement with Mr. Cullimore provided for severance benefits in the event his employment is terminated by us without “cause” or if he terminated for “good reason.” The definitions of “cause” and “good reason” as applicable to these severance provisions are set forth below in the “Potential Payments upon Termination or Change in Control” discussion beginning on page 42. Please see “Individual Termination Arrangements” beginning on page 43 for more details on the severance provisions for Mr. Cullimore under his individual retention agreement. Upon Mr. Cullimore’s separation from the Company in 2017, he received payment of his severance benefits under his individual retention agreement, which is described in footnote 6 to the “Summary Compensation Table” beginning on page 31.

Officer Severance Policy

In order to provide severance benefits to certain officers and employees, we maintain an Officer Severance Policy (Policy) which provides for compensation to eligible corporate officers in the event of a qualifying termination without “cause” or with “good reason.”

Under the Policy, “cause” is generally defined to include a participant’s failure to perform his or her duties or follow proper direction, violation of Company rules, possession, use or sale of controlled substances, certain actions that result in a penalty against the Company or could result in violation of law, conviction of a crime, misrepresentation or concealment of a material fact from the Company or breach of our Business Conduct Guide or his or her Eastman Kodak Company Employee’s Agreement. “Good reason” is generally defined to include a material diminution in compensation, authority or responsibilities, transfer to a new work site that increases the participant’s one-way commute by more than 75 miles, and failure of an acquirer or successor entity to offer the participant employment with comparable severance protection.

By its terms, the Policy does not apply to (1) our chief executive officer, or (2) a corporate officer with an employment agreement with an indefinite term. It also does not provide benefits to any employee who, at the time of termination, is covered by another severance agreement or arrangement with the Company. Accordingly, Messrs. Clarke, Bullwinkle and Mahe and Ms. Underberg are not eligible for benefits under the Policy. Mr. Cullimore was also not eligible for benefits under the Policy.

The Policy provides that a participant is generally entitled to receive separation pay equal to his or her base salary in effect as of the date of termination. However, Mr. Kruchten and Mr. O’Grady are eligible for grandfathered benefits under the Policy and are entitled to separation pay at the same level as specified under their prior respective individual agreements (1.5 times total target cash compensation for Mr. Kruchten and 1 times total target cash compensation for Mr. O’Grady). Dr. Taber is also eligible for grandfathered benefits under the Policy and is entitled to separation pay at a reduced prior level (1 times total target cash compensation) of the separation pay specified under his prior individual agreement (his individual agreement provided for 1.5 times total target cash compensation). Payment under the Policy is conditioned on the participant’s execution of a general waiver and release and his or her compliance with the Policy’s non-disparagement provisions.

For additional information regarding the potential severance benefits payable to our named executive officers under various circumstances, please see the discussion preceding the “Severance Payments Table” beginning on page 49.

Change in Control Arrangements

The employment agreements with Messrs. Clarke, Bullwinkle and Mahe and Ms. Underberg allow for payment of severance under certain conditions upon a termination following a change in control (double trigger). These provisions were designed to protect against the possible loss of certain benefits after a change in control. Please see “Individual Termination Arrangements” beginning on page 43 for more details on these provisions. We believe that a double trigger is appropriate for such payments because it helps to ensure that these individuals do not receive an unintended benefit by receiving severance payments while continuing in their position following a change in control.

Additionally, under our 2013 Omnibus Incentive Plan, we may provide for accelerated exercisability, lapse of restrictions or deemed satisfaction of performance goals with respect to any outstanding awards upon a change in control. While we do not believe that automatic acceleration of vesting is appropriate upon a change in control because an executive may continue in his position, we do believe that allowing the Committee the discretion to accelerate vesting of equity awards upon a change in control is appropriate because it may not be possible to continue vesting of existing equity awards or to replace existing equity awards with comparable awards of the acquiring company’s equity, and the acceleration of vesting would provide the executives with the same rights as other shareholders to sell their equity in the Company at the time of a change in control.

PROGRAM GOVERNANCE

Risk Mitigating Policies

Recoupment (“Clawback”) Policy

The Board has a policy requiring the recoupment of bonuses paid to named executive officers in the event of certain financial restatements. Under this policy, which is posted on our website at http://ek.client.shareholder.com/supporting.cfm, we require reimbursement of a certain portion of any amounts paid to a named executive officer under EXCEL when:

●	The payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;
●	In the Board’s view, the officer engaged in fraud or misconduct that caused the need for the restatement; and
●	A lower payment would have been made to the officer based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the named executive officer’s annual incentive payment for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Restrictions on Hedging and Pledging

Our executive officers and directors are prohibited from engaging in any transactions (such as puts, calls, options or other derivative securities) with respect to our equity securities held by them to hedge or offset any decrease in the market value of those equity securities.

Our executive officers and directors are also prohibited from purchasing our equity securities on margin, borrowing against our equity securities on margin or pledging our equity securities as collateral for a loan.

Share Ownership Guidelines

Our executive officers are expected to accumulate certain levels of ownership of our equity securities within five years of the adoption of our stock ownership guidelines on May 12, 2015, or first becoming an executive officer, as follows:

Holding Requirement
Target Share
Title	Ownership	Before Target Met	After Target Met
CEO	5X base salary	50% of net-settled shares	None
Executive Vice President	3X base salary
Senior Vice President	2X base salary
Vice President and Other Officers	1X base salary

The holding requirement does not pertain to grants already received at the time of the adoption of the guidelines or to grants of equity awards made in satisfaction of the 2015 EXCEL or other variable pay program.

If an executive officer receives a promotional salary increase, we may extend that executive officer’s time to meet the ownership guidelines by one year, at our discretion.

Tax Deductibility of Compensation

Section 162(m) of the Code generally places a $1 million deduction limit on the amount of compensation paid by a publicly traded company in any one year to certain executive officers. Prior to January 1, 2018, this deduction limit applied to the compensation paid to the CEO and the three most highly compensated executive officers (other than the CEO and CFO) who were employed on the last day of the year. This $1 million deduction limit did not apply to compensation that met the Section 162(m) requirements for “qualifying performance-based compensation.” When designing all aspects of compensation, we have considered the deductibility of executive compensation under Section 162(m) of the Code. However, we have reserved the right to administer our compensation arrangements in a manner that does not satisfy the requirements of Section 162(m) as we determine to be appropriate.

The “Tax Cuts and Jobs Act” eliminates the “qualified performance-based compensation” exception under Section 162(m) of the Code for taxable years beginning on or after January 1, 2018, but provides transition relief for compensation paid under binding written contracts that were in effect as of November 2, 2017, so long as the contract is not materially modified after such date. As a result, compensation paid to our covered executive officers (including the income recognized upon the exercise of stock options) in excess of $1 million will not be deductible by us unless it qualifies for the transition relief. The Tax Cuts and Jobs Act also expanded the executive officers subject to the Section 162(m) $1 million deduction limit, which now include anyone who has ever been our CEO, CFO or one of the three highest paid named executive officers (other than the CEO and CFO) in any fiscal year beginning on or after January 1, 2017. Due to the lack of regulatory and other guidance pertaining to the future interpretation of Section 162(m) of the Code and the transition relief, no assurance can be given that compensation intended to qualify for the performance-based exception in fact will so qualify.

We make no representation that the compensation of our named executive officers will be fully deductible for federal income tax purposes, and we continue to reserve the right to award compensation that is not fully deductible under Section 162(m) of the Code and to administer our compensation arrangements in a manner that does not satisfy the requirements of Section 162(m) as we determine to be appropriate.

Say-On-Pay

In 2017, we held an advisory vote on our compensation program for our named executive officers, commonly referred to as the say-on-pay vote, which resulted in 99.5% of the votes cast approving our compensation program for our named executive officers. We evaluated the results of this vote as part of our overall assessment of our compensation program for our named executive officers. Based on this overall assessment and the strong support expressed by our shareholders, we did not make any related material changes to our compensation program for our named executive officers in 2017.

In 2014, we held an advisory vote on the frequency of our say-on-pay vote, which resulted in 99.8% of the votes cast recommending an annual frequency for the say-on-pay vote. After considering that recommendation, the Board determined that the say-on-pay vote will be held annually until the next required vote on the frequency of the say-on-pay vote to be held at our Annual Meeting of Shareholders in 2020.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Comp. ($)(4)	Change in Pension Value and Non-Qualified Deferred Comp. Earnings ($)(5)	All Other Comp. ($)(6)	Total ($)
J.J. Clarke CEO	2017	996,516	0	0	1,000,001	0	20,754	36,397	2,053,668
	2016	996,516	0	0	1,000,001	0	19,056	164,855	2,180,428
	2015	1,034,843	0	0	1,000,000	0	17,581	162,610	2,215,034
D.E. Bullwinkle CFO	2017	398,607	0	0	700,000	0	24,713	0	1,123,320
	2016	331,840	0	300,002	300,001	0	22,176	0	954,019
S.E. Underberg SVP	2017	373,693	0	250,000	250,001	0	158,449	0	1,032,143
E. Mahe(7) SVP	2017	434,520	0	175,010	175,002	0	0	127,739	912,271
	2016	434,844	0	175,006	175,001	0	0	128,050	912,901
	2015	436,830	0	175,020	175,008	39,973	0	128,157	954,988
T.R. Taber SVP	2017	363,828	0	0	360,002	0	57,667	0	781,497
B.W. Kruchten(8) SVP	2017	463,380	0	0	0	0	196,256	0	659,636
	2016	463,380	0	840,012	840,010	0	127,718	0	2,271,120
	2015	481,203	0	420,010	420,003	55,808	16,882	0	1,393,906
J. O’Grady(9) SVP	2017	363,728	0	0	0	0	28,272	0	392,000
	2016	359,171	0	425,020	425,007	0	25,931	0	1,235,129
P. Cullimore(10) Former SVP	2017	182,819	0	0	0	0	0	844,607	1,027,426
	2016	548,434	0	100,008	100,000	0	0	64,991	813,433
	2015	561,696	0	100,008	100,004	15,177	0	77,527	854,412

(1)	This column reports the base salary paid to each of our NEOs during each year reported.
(2)

This column reports the grant date fair value (as calculated for financial reporting purposes), without any reduction for risk of forfeiture, for all RSUs granted during each year reported. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. For 2017, the grant date fair value of each RSU granted to Ms. Underberg on December 15, 2017 was $3.35; the grant date fair value of each RSU granted to Mr. Mahe on April 28, 2017 was $11.00. The grant date fair value of each RSU granted to Mr. O’Grady on November 15, 2016 was $15.20.

(3)

This column reports the grant date fair value (as calculated for financial reporting purposes), without any reduction for risk of forfeiture, for all stock option awards granted during each year reported. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of stock options granted in 2017 are included in the table below. For additional information regarding the valuation assumptions with respect to our stock option grants, please see Note 20 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

Grant Date	NEOs Receiving Award	Grant Date Fair Value of Stock Option ($)	Strike Price ($)	Risk-Free Rate (%)	Expected Option Life (years)	Expected Volatility (%)	Expected Dividend Yield (%)
3/30/2017	J.J. Clarke	11.40	15.00	1.86	4.5	46.01	0.00
9/14/2017	D.E. Bullwinkle	7.70	12.50	1.72	4.5	46.26	0.00
12/15/2017	S.E. Underberg	3.35	3.35	2.11	4.5	49.36	0.00
4/28/2017	E. Mahe	11.00	11.00	1.94	4.5	45.96	0.00
9/14/2017	T.R. Taber	7.70	12.50	1.72	4.5	46.26	0.00

(4)

The amounts in this column reflect payments under EXCEL for performance in 2017, 2016 and 2015. Please see the “Grants of Plan-Based Awards Table” on page 35 for the potential payouts for fiscal year 2017 for each NEO, which depend on performance. For a description of the performance criteria, please see “EXCEL Design and Performance Results” beginning on page 23. For 2015, Mr. Clarke requested that no payment of his 2015 EXCEL award be made to him to allow for the allocation of his earned amount to other participants in our 2015 variable incentive arrangements (excluding our NEOs and other Section 16 officers). Although the Committee was willing to approve payment to Mr. Clarke of his 2015 EXCEL award for an amount of $168,000, the Committee honored Mr. Clarke’s request and did not approve payment of his 2015 EXCEL award to him. Payment of 2015 EXCEL awards to our other NEOs was made by granting fully vested RSUs, with the number of shares determined by dividing the specified amount by the closing price of our stock on March 18, 2016 ($12.41). The RSUs granted to our NEOs in payment of their 2015 EXCEL awards were for the following number of shares: Mr. Kruchten, 4,497; Mr. Mahe, 3,221 shares; and Mr. Cullimore, 1,223 shares; and were paid in April 2016.

(5)

This column reports the aggregate change in the present value of the NEO’s accumulated benefits under their applicable pension plan (KRIP, KURIP), to the extent the NEO participates in such arrangement. Messrs. Clarke, Bullwinkle, Kruchten, and O’Grady, Ms. Underberg and Dr. Taber participate in KRIP. Ms. Underberg, Dr. Taber and Messrs. Kruchten and O’Grady also have a frozen benefit under KURIP. Mr. Mahe does not participate in a Company-sponsored pension plan. Mr. Cullimore participated in the Switzerland Pension, which is a defined contribution plan. The determination of the Change in Pension Value is highly dependent upon the discount rate and/or interest rate utilized, which may change based on the interest rate environment, thereby impacting the reported Change in Pension Value from year to year. The breakdown of these figures is shown in the table below:

		2015			2016			2017
Name	Change in Pension Value ($)	Above- Market Interest ($)	Total Value ($)	Change in Pension Value ($)	Above- Market Interest ($)	Total Value ($)	Change in Pension Value ($)(a)	Above- Market Interest ($)	Total Value ($)
J.J. Clarke	17,581	0	17,581	19,056	0	19,056	20,754	0	20,754
D.E. Bullwinkle	N/A	N/A	N/A	22,176	0	22,176	24,713	0	24,713
S.E. Underberg	N/A	N/A	N/A	N/A	N/A	N/A	158,449	0	158,449
E. Mahe(b)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
T.R. Taber	N/A	N/A	N/A	N/A	N/A	N/A	57,667	0	57,667
B.W. Kruchten	16,882	0	16,882	127,718	0	127,718	196,256	0	196,256
J. O’Grady	N/A	N/A	N/A	25,931	0	25,931	28,272	0	28,272
P. Cullimore(c)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(a)

The primary actuarial assumption changes used to calculate Pension Values for 2017 were a decrease in the discount rate for KRIP, a decrease in the lump sum interest rate and cash balance interest crediting rate and an update to the mortality table used to calculate the present value of annuities for KRIP. The Pension Values for Messrs. Clarke, Bullwinkle, Kruchten, and O’Grady, Ms. Underberg and Dr. Taber were driven primarily by their respective cash balance accruals under KRIP during 2017 as well as increases in present value of the traditional KRIP benefits due to the decrease in discount rate.

(b)	Mr. Mahe does not participate in a Company-sponsored pension plan.
(c)	Mr. Cullimore participated in the Switzerland Pension, a defined contribution plan.

(6)	The table below shows the components of the All Other Compensation column for 2017:
Name	Amount ($)
J.J. Clarke(a)	36,397
D.E. Bullwinkle	0
S.E. Underberg	0
E. Mahe(b)	127,739
T.R. Taber	0
B.W. Kruchten	0
J. O’Grady	0
P. Cullimore(c)	844,607
(a)

Other compensation for Mr. Clarke includes $12,500 for housing and travel expense allowances for January, February and the first half of March of 2017, and $23,897 for an income and employment tax gross-up payment on the amount of the housing and travel expense allowances for 2017. The housing and travel expense allowance was discontinued under Mr. Clarke’s amended and restated employment agreement, effective March 12, 2017.

(b)

Other compensation for Mr. Mahe includes $82,559 (SGD 114,000) paid as a housing allowance, $43,452 (SGD 60,000) paid as a car allowance, $1,438 (SGD 1,986) in insurance premiums that the Company paid to provide disability and life insurance benefits to Mr. Mahe and $290 (SGD 400) to provide an executive physical benefit to Mr. Mahe. The amounts shown for Mr. Mahe were converted from Singapore dollars to U.S. dollars using a 2017 average exchange rate of 0.7242.

(c)

Other compensation for Mr. Cullimore includes $822,685 (CHF 810,000) for severance pay which was paid to him in a lump sum upon his separation from the Company. While still employed in 2017, he received a car allowance of $5,281 (CHF 5,200), which was paid directly to him as a monthly lump sum subject to tax. We also contributed $15,674 (CHF 15,432) to the Switzerland Pension on behalf of Mr. Cullimore, which includes life (disability and death) insurance coverage, and paid $967 (CHF 952) in premiums for accident (disability and death) insurance for Mr. Cullimore. The amounts shown for Mr. Cullimore were converted from Swiss francs to U.S. dollars using a 2017 average exchange rate of 1.01566.

(7)	Amounts shown for Mr. Mahe were converted from Singapore dollars to U.S. dollars using a 2017 average exchange rate of 0.7242.
(8)

Mr. Kruchten has responsibility for the largest division in the Company. Recent proxy filings have included him as an NEO given his compensation arrangements under his employment agreement. In 2017, his total compensation reflected on the Summary Compensation Table is lower due to the fact that Mr. Kruchten received an additional equity grant in 2016 in lieu of an equity grant in 2017. If not for the lack of an equity grant in 2017, Mr. Kruchten would likely have been includible as an NEO in this proxy statement.

(9)

In 2017, Mr. O’Grady’s total compensation reflected in the Summary Compensation Table is lower due to the fact that he received an additional equity grant in 2016 in lieu of an equity grant in 2017. This second grant required that Mr. O’Grady remain actively employed with the Company for one year, and vests in substantially equal installments on the first, second and third anniversaries of September 3, 2017.

(10)	The amounts shown for Mr. Cullimore were converted from Swiss francs to U.S. dollars using a 2017 average exchange rate of 1.01566.

EMPLOYMENT AGREEMENTS

The material terms of employment agreements that named executive officers have with us are described below. The levels of salary, annual variable pay and long-term incentive compensation, as well as the material considerations that we take into account in establishing target levels for each of these elements, are described in the “Compensation Discussion and Analysis” beginning on page 18.

We did not have employment agreements with Dr. Taber or Messrs. Kruchten or O’Grady in 2017.

During 2017, the following named executive officers had or entered into an individual employment arrangement with us.

Jeffrey J. Clarke

We have employed Mr. Clarke under an employment agreement effective March 12, 2014, with a scheduled term ending March 12, 2017. Following the expiration of this employment agreement, Mr. Clarke entered into an amended and restated employment agreement with the Company in 2017, effective March 12, 2017, with a scheduled term ending March 12, 2020. This agreement was put in place given the mutual interest from both Mr. Clarke and the Board of

Directors in continuing Mr. Clarke’s employment with the Company. The amended and restated employment agreement provides Mr. Clarke the following in 2017:

●	An annual base salary of $1 million;
●	Participation in our EXCEL Plan, with an annual target opportunity of 100% of base salary and a maximum of 200% of target;
●

A grant of stock options having an aggregate grant date fair value of $1,000,000, which vest over a three-year period (33.3% vests each year) and with an exercise price equal to the greater of $15 or the closing price of the Company’s common stock on the date of grant;

●

A grant of a contingent cash award with a target value of $3M and vesting predicated on the achievement of Cumulative Cash Flow from Operations of $100M over the three-year performance period of 2017 through 2019, subject to Mr. Clarke’s continued employment through the end of the performance period;

●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits as described under “Individual Termination Arrangements” beginning on page 43.

The prior employment agreement which expired on March 12, 2017 provided for an annual housing and travel allowance of $5,000 with a tax gross-up. The amended and restated employment agreement eliminated the housing and travel allowance and associated tax gross-up effective as of March 12, 2017.

David E. Bullwinkle

We have employed Mr. Bullwinkle under an employment agreement effective July 1, 2016 with no scheduled term ending date. Under this employment agreement, Mr. Bullwinkle was eligible for the following in 2017:

●	An annual base salary of $400,000;
●	Participation in our EXCEL Plan with an annual target opportunity of 65% of base salary and a maximum of 200% of target;
●	Consideration for a grant of equity having a grant date value in an amount determined by the Committee each year in its discretion;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 43.

Sharon E. Underberg

We have employed Ms. Underberg under an employment agreement effective January 6, 2015 with no scheduled term ending date. Under this employment agreement, Ms. Underberg was eligible for the following in 2017:

●	An annual base salary of $330,000, which the Committee increased to $375,000 effective August 11, 2015;
●	Participation in our EXCEL Plan with an annual target opportunity of 50% of base salary and a maximum of 200% of target;
●	A grant of equity having an aggregate grant date fair value of $400,000, which the Committee increased to $500,000 effective in 2015;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 43.

Eric-Yves Mahe

We have employed Mr. Mahe under an employment agreement effective April 28, 2014 with no scheduled term ending date. Under this employment agreement, Mr. Mahe was eligible for the following in 2017:

●	An annual base salary of SGD 600,000;
●	Participation in our EXCEL Plan, with an annual target opportunity of 50% of base salary and a maximum of 200% of target;
●	A grant of restricted stock units and stock options having an aggregate grant date fair value of $250,000, which the Committee increased to $350,000 beginning in 2016;
●	A housing allowance and travel expenses under local Singapore practice;
●	Participation in all benefit plans, policies and arrangements that are provided to employees under local Singapore practice; and
●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 43.

Philip Cullimore

In May 2016, in connection with the planned sale of our Prosper enterprise inkjet printing business, we entered into an individual retention agreement with Mr. Cullimore. Under this retention agreement, Mr. Cullimore was eligible for certain severance benefits in 2017, as described under “Individual Termination Arrangements” beginning on page 43. Mr. Cullimore was also eligible for a retention incentive in 2017 in the event of a successful closing of the planned sale of our Prosper enterprise inkjet printing business, but no retention incentive was earned since we decided to retain the Prosper business.

GRANTS OF PLAN-BASED AWARDS TABLE

The compensation included in the following table reflects our annual variable pay plan (EXCEL) and the equity granted under our 2013 Omnibus Incentive Plan during 2017.

Name	Award Description	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Max. ($)(2)
	EXCEL	—	500,000	1,000,000	5,000,000
J.J. Clarke	Special Award(3)	—	1,500,000	3,000,000	3,000,000
	2017 NQSO(4)	3/30/17					277,778	15.00(5)	1,000,001
D.E.	EXCEL	—	130,000	260,000	2,000,000
Bullwinkle	2017 NQSO(6)	9/14/17					355,330	12.50(7)	700,000
S.E. Underberg	EXCEL	—	93,750	187,500	1,875,000
	2017 RSU(8)	12/15/17				74,627			250,000
	2017 NQSO(6)	12/15/17					174,826	3.35	250,001
	EXCEL	—	108,630	217,260	2,172,600
E. Mahe	2017 RSU(8)	4/28/17				15,910			175,010
	2017 NQSO(6)	4/28/17					39,683	11.00	175,002
T.R. Taber	EXCEL	—	118,658	237,315	1,825,500
	2017 NQSO(6)	9/14/17					182,742	12.50(7)	360,002
B.W. Kruchten	EXCEL	—	174,375	348,750	2,325,000
J. O’Grady	EXCEL	—	91,250	182,500	1,825,000
P. Cullimore	EXCEL	—	137,114	274,228	2,742,280

(1)

The amounts shown for the “threshold,” “target” and “maximum” levels represent the possible payouts for 2017 under EXCEL. As shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, no amounts were earned for 2017 under EXCEL. Amounts shown for Mr. Mahe were converted from Singapore dollars to U.S. dollars using a 2017 average exchange rate of 0.7242. Amounts shown for Mr. Cullimore were converted from Swiss francs to U.S. dollars using a 2017 average exchange rate of 1.01566.

(2)

The maximum amounts for EXCEL represent the maximum payout permitted under the EXCEL Plan in accordance with the formula established under the EXCEL Plan and the Administrative Guide for the 2017 Awards. The maximum EXCEL payout for any NEO is the lesser of: (i) 10% of the EXCEL aggregate award pool (without discretion) as of May 22, 2017; (ii) 500% of a Covered Employee’s annual base salary as of the end of the previous year; or (iii) $5 million. The maximum amount shown for EXCEL is the lesser of 500% of the NEO’s annual base salary or $5 million since the amount representing 10% of the EXCEL aggregate award pool is not determinable as of the grant date.

(3)

The special award is a Contingent Cash Award with a target value of $3M and vesting predicated on the achievement of Cumulative Cash Flow from Operations of $100M over the three-year performance period of 2017 through 2019, subject to Mr. Clarke’s continued employment through the end of the performance period. At achievement of 85% of target (Cumulative Cash Flow from Operations of $85M), 50% of the award is earned. If earned, the Contingent Cash Award will be settled in fully vested restricted stock units, with the number of RSUs determined by dividing the amount of the award that vests by the closing share price on the last day of the performance period, and such RSUs will be paid as soon as administratively practicable after the measurement date.
(4)	The stock options on this row vest in substantially equal installments on March 12, 2018; March 12, 2019; and March 12, 2020.
(5)	The closing price of a share on the date of grant was $11.40, but pursuant to Mr. Clarke’s amended and restated employment agreement, the exercise price is $15.
(6)	The stock options on this row vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(7)	The closing price of a share on the date of grant was $7.70, but the Committee decided to set the exercise price at $12.50 to create an enhanced incentive for performance.
(8)	The RSUs on this row vest in substantially equal installments on the first, second and third anniversaries of the grant date.

EXCEL: Definitions of Metrics

Metric	Definition
Operational EBITDA

Income (loss) from continuing operations excluding the provision (benefit) for income taxes; corporate components of pension and OPEB income; depreciation and amortization expense; restructuring costs; overhead costs no longer absorbed by discontinued operations; stock-based compensation expense; consulting and other costs; idle costs; manufacturing costs originally planned to be absorbed by silver halide touch screen production; other operating expense, net (unless otherwise indicated); interest expense; other charges, net and reorganization items, net.

Operational EBITDA is a non-GAAP measure. Exhibit A to this Proxy Statement sets forth the reasons for using this non-GAAP measure and a reconciliation of Operational EBITDA to the most closely comparable GAAP measure of net income attributable to the Company.

Cash Usage/Generation

Change in cash balance excluding the repayment of emergence credit facilities.

Cash Usage/Generation is a non-GAAP measure. Exhibit A to this Proxy Statement sets forth the reasons for using this non-GAAP measure and a reconciliation of Cash Usage/Generation to the most closely comparable GAAP measure of net decrease in cash and cash equivalents and restricted cash.

Performance Gates

Compliance with financial covenants contained in the exit financing arrangements,

Cash Usage/Generation no greater than ($10M) from year-end 2016 reported cash balance of $433M, and

Operational EBITDA after accruing for variable pay greater than or equal to $112M.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END TABLE(1)

The following table sets forth additional information concerning equity awards held by named executive officers as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(2)		Market Value of Shares or Units of Stock Held that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
J.J. Clarke		277,778	(4)	15.00	3/11/2024
	76,452	152,906	(5)	10.19	3/11/2023
	101,470	50,737	(6)	18.46	3/11/2022
	114,943			27.20	3/11/2021
D.E. Bullwinkle		355,330	(7)	12.50	9/13/2024
	15,313	30,629	(8)	16.24	6/30/2023
	5,308	2,657	(9)	13.76	9/2/2022
	5,349			20.25	12/14/2021
	5,805			23.78	9/2/2021
						13,427	(28)	41,624
S.E. Underberg		174,826	(10)	3.35	12/14/2024
	12,512	25,026	(11)	16.35	12/14/2023
	26,402	13,202	(12)	12.63	12/14/2022
	27,286			20.25	12/14/2021
						90,102	(29)	279,316
E. Mahe		39,683	(13)	11.00	4/27/2024
	11,153	22,308	(14)	12.32	4/27/2023
	4,668	2,335	(15)	17.95	5/11/2022
	11,670	5,838	(16)	20.44	4/27/2022
						28,351	(30)	87,888
T.R. Taber		182,742	(17)	12.50	9/13/2024
	12,308	24,619	(18)	15.58	9/2/2023
	25,216	12,611	(19)	13.76	9/2/2022
	27,567			23.78	9/2/2021
						14,579	(31)	45,195
B.W. Kruchten		65,935	(20)	15.20	11/14/2023
	23,769	47,539	(21)	15.58	9/2/2023
	48,694	24,350	(22)	13.76	9/2/2022
	53,232			23.78	9/2/2021
						55,781	(32)	172,921
J. O’Grady		39,247	(23)	15.20	11/14/2023
	9,303	19,809	(24)	15.58	9/2/2023
	16,810	8,408	(25)	13.76	9/2/2022
	18,378			23.78	9/2/2021
						27,451	(33)	85,098

P. Cullimore	5,659	11,319	(26)	15.58	9/2/2023
	11,594	5,798	(27)	13.76	9/2/2022
	12,675			23.78	9/2/2021
						6,704	(34)	20,782

(1)	This table includes only those awards outstanding as of December 31, 2017.
(2)	This column represents outstanding awards of RSUs.
(3)

The market value of shares, units or other rights that have not vested was calculated using a stock price of $3.10, which was the closing price of our common stock as of December 29, 2017, the last trading day of the year.

(4)

This stock option was granted on March 30, 2017 and the first of three substantially equal installments vested on March 12, 2018, the second installment will vest on March 12, 2019, and the third installment will vest on March 12, 2020.

(5)

This stock option was granted on March 12, 2016 and the first two of three substantially equal installments vested on March 12, 2017 and March 12, 2018, respectively, and the third installment will vest on the third anniversary of the grant date.

(6)	This stock option was granted on March 12, 2015 and vested in three substantially equal installments on March 12, 2016, March 12, 2017 and March 12, 2018.
(7)	This stock option was granted on September 14, 2017 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(8)

This stock option was granted on July 1, 2016 and the first of three substantially equal installments vested on July 1, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date.

(9)

This stock option was granted on September 3, 2015 and the first two of three substantially equal installments vested on September 3, 2016 and September 3, 2017, respectively, and the third installment will vest on the third anniversary of the grant date.

(10)	This stock option was granted on December 15, 2017 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(11)

This stock option was granted on December 15, 2016 and the first of three substantially equal installments vested on December 15, 2017, and the second and third installments will vest in substantially equal installments on the second and third anniversaries of the grant date.

(12)

This stock option was granted on December 15, 2015 and the first two of three substantially equal installments vested on December 15, 2016 and December 15, 2017, respectively, and the third installment will vest on the third anniversary of the grant date.

(13)	This stock option was granted on April 28, 2017 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(14)

This stock option was granted on April 28, 2016 and the first of three substantially equal installments vested on April 28, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date.

(15)

This stock option was granted on May 12, 2015 and the first two of three substantially equal installments vested on May 12, 2016 and May 12, 2017, respectively, and the third installment will vest on the third anniversary of the grant date.

(16)

This stock option was granted on April 28, 2015 and the first two of three substantially equal installments vested on April 28, 2016 and April 28, 2017, respectively, and the third installment will vest on the third anniversary of the grant date.

(17)	This stock option was granted on September 14, 2017 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(18)

This stock option was granted on September 3, 2016 and the first of three substantially equal installments vested on September 3, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date.

(19)

This stock option was granted on September 3, 2015 and the first two of three substantially equal installments vested on September 3, 2016 and September 3, 2017, respectively, and the third installment will vest on the third anniversary of the grant date.

(20)	This stock option was granted on November 15, 2016 and will vest in substantially equal installments on the first, second, and third anniversaries of September 3, 2017.
(21)

This stock option was granted on September 3, 2016 and the first of three substantially equal installments vested on September 3, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date.

(22)

This stock option was granted on September 3, 2015 and the first two of three substantially equal installments vested on September 3, 2016 and September 3, 2017, respectively, and the third installment will vest on the third anniversary of the grant date.

(23)	This stock option was granted on November 15, 2016 and will vest in substantially equal installments on the first, second, and third anniversaries of September 3, 2017.
(24)

This stock option was granted on September 3, 2016 and the first of three substantially equal installments vested on September 3, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date.

(25)

This stock option was granted on September 3, 2015 and the first two of three substantially equal installments vested on September 3, 2016 and September 3, 2017, respectively, and the third installment will vest on the third anniversary of the grant date.

(26)

This stock option was granted on September 3, 2016 and the first of three substantially equal installments vested on September 3, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date.

(27)

This stock option was granted on September 3, 2015 and the first two of three substantially equal installments vested on September 3, 2016 and September 3, 2017, respectively, and the third installment will vest on the third anniversary of the grant date.

(28)

1,111 of these RSUs were granted on September 3, 2015 and the first two of three substantially equal installments vested on September 3, 2016 and September 3, 2017, respectively, and the third installment will vest on the third anniversary of the grant date; 12,316 of these RSUs were granted on July 1, 2016 and the first of three substantially equal installments vested on July 1, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date.

(29)

5,280 of these RSUs were granted on December 15, 2015 and the first two of three substantially equal installments vested on December 15, 2016 and December 15, 2017, respectively, and the third installment will vest on the third anniversary of the grant date; 10,195 of these RSUs were granted on December 15, 2016 and the first of three substantially equal installments vested on December 15, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date; 74,627 of these RSUs were granted on December 15, 2017 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.

(30)

2,040 of these RSUs were granted on April 28, 2015 and the first two of three substantially equal installments vested on April 28, 2016 and April 28, 2017, respectively, and the third installment will vest on the third anniversary of the grant date; 930 of these RSUs were granted on May 12, 2015 and the first two of three substantially equal installments vested on May 12, 2016 and May 12, 2017, respectively, and the third installment will vest on the third anniversary of the grant date; 9,471 of these RSUs were granted on April 28, 2016 and the first of three substantially equal installments vested on April 28, 2017 and the second and third installment will vest on the second and third anniversaries of the grant date; 15,910 of these RSUs were granted on April 28, 2017 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.

(31)

5,271 of these RSUs were granted on September 3, 2015 and the first two of three substantially equal installments vested on September 3, 2016 and September 3, 2017, respectively, and the third installment will vest on the third anniversary of the grant date; 9,308 of these RSUs were granted on September 3, 2016 and the first of three substantially equal installments vested on September 3, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date.

(32)

10,176 of these RSUs were granted on September 3, 2015 and the first two of three substantially equal installments vested on September 3, 2016 and September 3, 2017, respectively, and the third installment will vest on the third anniversary of the grant date; 17,973 of these RSUs were granted on September 3, 2016 and the first of three substantially equal installments vested on September 3, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date; 27,632 of these RSUs were granted on November 15, 2016 and will vest in substantially equal installments on the first, second, and third anniversaries of September 3, 2017.

(33)

3,514 of these RSUs were granted on September 3, 2015 and the first two of three substantially equal installments vested on September 3, 2016 and September 3, 2017, respectively, and the third installment will vest on the third anniversary of the grant date; 7,489 of these RSUs were granted on September 3, 2016 and the first of three substantially equal installments vested on September 3, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date; 16,448 of these RSUs were granted on November 15, 2016 and will vest in substantially equal installments on the first, second, and third anniversaries of September 3, 2017.

(34)

2,424 of these RSUs were granted on September 3, 2015 and the first two of three substantially equal installments vested on September 3, 2016 and September 3, 2017, respectively, and the third installment will vest on the third anniversary of the grant date; 4,280 of these RSUs were granted on September 3, 2016 and the first of three substantially equal installments vested on September 3, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting(1) ($)
J.J. Clarke	0	0	36,767	428,336
D.E. Bullwinkle	0	0	8,557	71,870
S.E. Underberg	0	0	13,667	45,784
E. Mahe	0	0	12,695	138,578
T.R. Taber	0	0	10,040	101,182
B.W. Kruchten	0	0	25,047	195,367
J. O’Grady	0	0	9,290	72,462
P. Cullimore	0	0	5,965	46,527

(1)	This column represents the value of RSUs that vested during 2017, based on the closing stock price on the vesting date.

PENSION BENEFITS FOR 2017

The “Pension Benefits Table” below shows the present value as of December 31, 2017 of the accumulated benefits payable to our named executive officers under KRIP and KURIP, including the number of years of service credited to each named executive officer, as applicable. The methods and assumptions for calculating the present value of accumulated benefits generally follow those set forth in FASB ASC Topic 715 and are consistent with those used in our financial statements as described in Note 17 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017. The assumptions used to calculate the present value of accumulated benefits for each named executive officer are described below.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J.J. Clarke(1)	KRIP	3.80	67,156	0
	KURIP (post-petition)	N/A	N/A	N/A
D.E. Bullwinkle(2)	KRIP	13.35	135,481	0
	KURIP (post-petition)	N/A	N/A	N/A
S.E. Underberg(3)	KRIP	28.25	1,509,725	0
	KURIP (post-petition)	1.62	25,200	0
E. Mahe(4)	N/A	N/A	N/A	N/A
T.R. Taber(5)	KRIP	37.25	2,073,648	0
	KURIP (post-petition)	1.62	58,593	0
B. W. Kruchten(6)	KRIP	35.58	1,998,629	0
	KURIP (post-petition)	1.62	86,692	0
J. O’Grady(7)	KRIP	15.50	204,900	0
	KURIP (post-petition)	1.62	13,355	0
P. Cullimore(8)	Switzerland Pension	N/A	N/A	N/A

(1)	Mr. Clarke had been employed with us for 3.80 years as of December 31, 2017. His accumulated benefit is the value of his account value under the cash balance arrangement in KRIP.
(2)	Mr. Bullwinkle had been employed with us for 13.35 years as of December 31, 2017. His accumulated benefit is the value of his account value under the cash balance arrangement in KRIP.
(3)	The present value of Ms. Underberg’s accumulated benefit assumes she will remain in service until age 60. Her benefit from the traditional portion of KRIP is assumed to be payable as an annuity. Her benefit from the cash balance portion of KRIP is assumed to be payable as a lump sum. Ms. Underberg’s post-petition KURIP benefit of $25,200 is payable to her as a lump sum upon her termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A). This amount was fixed following our emergence from bankruptcy.
(4)	Mr. Mahe does not participate in a Company-sponsored pension plan.
(5)	The present value of Dr. Taber’s accumulated benefit assumes he retired on December 31, 2017. His benefit from the traditional portion of KRIP is assumed to be payable as an annuity. His benefit from the cash balance portion of KRIP is assumed to be payable as a lump sum. Dr. Taber’s post-petition KURIP benefit of $58,593 is payable to him as a lump sum upon his termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A). This amount was fixed following our emergence from bankruptcy.
(6)	The present value of Mr. Kruchten’s accumulated benefit assumes he will remain in service until age 60. His benefit from the traditional portion of KRIP is assumed to be payable as an annuity. His benefit from the cash balance portion of KRIP is assumed to be payable as a lump sum. Mr. Kruchten’s post-petition KURIP benefit of $86,692 is payable to him as a lump sum upon his termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A). This amount was fixed following our emergence from bankruptcy.
(7)	Mr. O’Grady had been employed with us for 20.50 years as of December 31, 2017 and he has accrued 15.50 years of credited service as of such date, which excludes his time with us at a foreign subsidiary. His accumulated benefit is the value of his account value under the cash balance arrangement in KRIP. Mr. O’Grady’s post-petition KURIP benefit of $13,355 is payable to him as a lump sum upon his termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A). This amount was fixed following our emergence from bankruptcy.
(8)	Mr. Cullimore participated in the Switzerland Pension, a defined contribution plan.

Tax-Qualified Retirement Plan: Kodak Retirement Income Plan (KRIP)

We fund a tax-qualified defined benefit pension plan known as the Kodak Retirement Income Plan (KRIP) for all U.S. employees. Effective January 1, 2000, we amended KRIP to include a cash balance component. KRIP’s cash balance component covers employees hired before March 1, 1999 who elected that coverage and all new U.S. employees hired on or after March 1, 1999, including Messrs. Clarke and Bullwinkle. Ms. Underberg, Dr. Taber, and Messrs. Kruchten and O’Grady participated in KRIP’s traditional defined benefit component.

On January 1, 2015, we froze all benefit accruals in the traditional component of KRIP for all participants. Beginning on that date, all future accruals in KRIP will be made under the cash balance component for all participating employees in an amount equal to 7% of the employee’s monthly pay, which was previously 4% for cash balance participants. Consequently, accruals for Ms. Underberg, Dr. Taber, and Messrs. Kruchten and O’Grady after that date are made under that component.

Cash Balance Component

Under KRIP’s cash balance component, a hypothetical account is established for each participating employee and, for every month the employee works, the employee’s account is credited with an amount equal to 7% of the employee’s monthly pay (i.e., base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays). Prior to January 1, 2015, the cash balance component provided a credit of 4% of an employee’s monthly pay. In addition, the ongoing balance of the employee’s account earns interest at the 30-year Treasury bond rate. Before 2015, employees vested in their account balance after completing three years of service. Beginning on January 1, 2015, all active employees were immediately vested. Vested benefits under the cash balance component are payable upon normal retirement (age 65), termination or death. Participants in the cash balance component of the plan may choose from among various forms of benefits such as a lump sum, a joint and survivor annuity and a straight life annuity.

Traditional Defined Benefit Component

Under the traditional defined benefit component of KRIP, which was frozen as of January 1, 2015, benefits are based upon a participating employee’s average participating compensation (APC). The plan defines APC as one-third of the sum of the employee’s participating compensation for the highest consecutive 39 periods of earnings over the 10 years ending immediately prior to the earlier of December 31, 2014, retirement, or termination of employment. Participating compensation is base salary and any EXCEL award, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For a participating employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee’s years of accrued service by the sum of: (a) 1.3% of APC, plus (b) 1.6% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. Participants in the traditional defined benefit component of the plan may choose from among optional forms of benefits such as a straight life annuity, a qualified joint and 50% survivor annuity, other forms of annuity or a lump sum.

An employee may be eligible for normal retirement, early retirement benefits, vested benefits or disability retirement benefits under the traditional defined benefit component depending on the employee’s age and total service when employment with us ends. An employee is entitled to normal retirement benefits at age 65. For early retirement benefits, an employee must have reached age 55 and have at least 10 years of service or, for certain employees, have a combined age and total service equal to 75. Generally, the benefit is reduced if payment begins before age 65.

As of December 31, 2017, none of our named executive officers were eligible for normal retirement benefits under the traditional defined benefit component of KRIP because they were each younger than age 65. Ms. Underberg, Mr. Kruchten and Dr. Taber were eligible for early retirement benefits, as they were each age 55 or older with 10 or more years of service. Messrs. Bullwinkle and O’Grady were not eligible for early retirement benefits, as they were each younger than age 55. Mr. Clarke was not eligible for early retirement benefits, as he had less than 10 years of service. In addition, none of Messrs. Clarke, Bullwinkle and O’Grady have obtained a combined age and years of service of 75.

Prior to 2015, employees became vested in their accrued benefit after completing three years of service with us. Beginning January 1, 2015, vesting is immediate.

Non-Qualified Retirement Plan: Kodak Unfunded Retirement Income Plan (KURIP)

Ms. Underberg, Dr. Taber, and Messrs. Kruchten and O’Grady were the only named executive officers eligible to receive benefits under the Kodak Unfunded Retirement Income Plan (KURIP). KURIP was an unfunded retirement plan designed to provide our U.S. employees with pension benefits that (1) made up for the Code’s limitations on allocations and benefits that may be paid under KRIP and SIP, and (2) recognize deferred compensation that is ignored when calculating benefits under KRIP and SIP.

Benefits due under KURIP were payable upon a participating employee’s termination of employment or death. Upon our emergence from bankruptcy, KURIP was terminated and, as a result, each participating employee’s pre-petition benefit was settled in the form of an equity distribution, consistent with treatment for other similarly situated general unsecured creditors, and post-petition benefits were calculated using September 3, 2013 as the hypothetical last day of employment with us. The post-petition benefit is frozen and payable as a lump sum upon the participating employee’s termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A).

NON-QUALIFIED DEFERRED COMPENSATION FOR 2017

None of our named executive officers have non-qualified deferred compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The discussion below regarding the amounts payable to our named executive officers upon certain employment terminations and a double trigger change in control reflects the amounts payable under our outstanding arrangements as of December 31, 2017, except as otherwise noted below for terminations that occurred prior to such date.

Potential Benefits upon Termination for Reasons other than Change in Control

Each of our named executive officers is or was eligible to receive certain severance payments and benefits in connection with termination of employment under various circumstances. The potential severance benefits payable to our named executive officers in the event of termination of employment on December 31, 2017 (or on his termination date, in the case of Mr. Cullimore), pursuant to their employment and retention agreements with us, and the Officer Severance Policy, are described below.

Actual amounts paid or distributed to our named executive officers as a result of one of the separation events occurring in the future may be different from those described below due to the fact that many factors affect the amounts of any payments described under the various separation events. For example, factors that could affect the amounts payable include the executive’s base salary and our stock price. At the time of separation of a named executive officer, we may approve severance terms that vary from those provided in the named executive officer’s pre-existing individual employment agreement(s), if any, or in relevant employee benefit plans.

In addition to the benefits outlined in our named executive officers’ employment and retention agreements, and the Officer Severance Policy, Messrs. Clarke, Bullwinkle, Kruchten, and O’Grady, Ms. Underberg and Dr. Taber were eligible to receive any benefits provided under our benefit and compensation plans applicable to U.S. employees generally, such as distributions under SIP, outplacement services under our Termination Allowance Plan, frozen KURIP benefits (for Ms. Underberg, Dr. Taber and Messrs. Kruchten and O’Grady) and disability benefits. Mr. Clarke is entitled to receive payment of his accrued vacation pay upon his termination of employment; in 2017, he waived his right to receive such payment, but such waiver may not be effective under California law. Mr. Mahe will be eligible to receive any benefits provided under the benefit plans, policies and arrangements (other than severance) that are provided to employees under local Singapore practice. Mr. Cullimore was eligible to receive any benefits provided under the benefit plans, policies and arrangements (other than severance) that are provided to employees under local Switzerland practice. Our named executive officers will also be eligible to receive any present value of accrued benefits as set forth in “Pension Benefits for 2017” beginning on page 40.

Following termination of employment, each of our named executive officers is subject to compliance with the post-termination restrictive covenants set forth in his or her Eastman Kodak Company Employee’s Agreement, in addition to any covenants under individual arrangements with us. These covenants generally prohibit our named executive officers from disclosing our proprietary or confidential information, engaging in certain activity in competition with us for up to 18 months after termination of employment with us and for one year after termination of employment with us, from soliciting any of our employees to leave employment with us, or soliciting any of our customers or suppliers to do business with any of our competitors. The respective employment agreements of certain named executive officers also contain post-termination restrictive covenants:

●

Messrs. Clarke and Mahe are prohibited from engaging in certain activity in competition with us, soliciting any of our employees to leave employment with us, or soliciting any of our customers to do business with any of our competitors (or reduce its business with us), for 18 months after termination of his respective employment with us.

For any unvested stock options or restricted stock unit awards, related restriction periods may lapse pursuant to the terms of the awards depending on the circumstances surrounding a named executive officer’s termination of employment. We may waive any restrictions or accelerate vesting if an executive’s termination is determined to be without “cause” or for “good reason.”

For purposes of these employment agreements:

●

“Cause” is generally defined as the named executive officer’s failure to perform or gross negligence in performing his duties, conviction of a crime, or a material breach of his employment agreement, our Business Conduct Guide or his Eastman Kodak Company Employee’s Agreement.

●

“Good reason” is generally defined as an adverse change in the named executive officer’s title or responsibilities, a material breach of his agreement by us, or the failure of any successor to us to assume obligations under his employment agreement.

Potential Benefits upon Termination following a Change in Control (Double Trigger)

Our employment agreements with Messrs. Clarke, Bullwinkle and Mahe, and Ms. Underberg provide for payments if there is a termination of the individual within two years following a “change in control” (commonly referred to in combination as a “double trigger”).

A “change in control” generally occurs upon (i) any person or group becoming the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power to elect directors, (ii) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving us that requires the approval of our shareholders, (iii) a sale of all or substantially all of our assets (other than to an affiliate) or (iv) approval by our shareholders of a complete liquidation or dissolution of us.

In the event of a termination within two years following a change in control, Messrs. Clarke, Bullwinkle and Mahe, and Ms. Underberg would be entitled to receive the same payments and benefits that he or she would receive upon a termination of employment for good reason. Please see “Potential Benefits upon Termination for Reasons other than Change in Control” beginning on page 42 and “Individual Termination Arrangements” below for a description of those payments and benefits.

Individual Termination Arrangements

Under their employment agreements, Messrs. Clarke, Bullwinkle and Mahe and Ms. Underberg are eligible to receive severance benefits payable in connection with termination without cause or with good reason, subject to:

●	Execution of a general release and covenant not to sue in favor of us;
●	Compliance with a non-compete agreement after termination of employment; and
●

In the case of Messrs. Clarke and Bullwinkle and Ms. Underberg, the understanding that severance payments provided under the employment agreements are in lieu of those provided under our Termination Allowance Plan.

●

In the case of Mr. Mahe, the understanding that severance payments provided under the employment agreement are in lieu of those provided under any local severance provisions offered to other Singapore-based employees.

Any severance benefits payable to a named executive officer under an employment or retention agreement will reduce the amount of any severance benefits payable under the Officer Severance Policy. In addition, any severance benefits payable to a named executive officer are paid in the form of a lump sum following termination of employment.

Jeffrey J. Clarke

Under the terms of his amended and restated employment agreement effective March 12, 2017, Mr. Clarke would be eligible for certain severance benefits in the event his employment is terminated. The amount and nature of the severance benefits he would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. Under the terms of Mr. Clarke’s amended employment agreement, if the employment of Mr. Clarke is terminated by us without cause or by him with good reason (including an involuntary termination within two years following a change in control), he would be eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	An amount equal to his base salary for the year his termination notice is given multiplied by 2;
●	Accelerated vesting of the next tranche of his stock options that would have vested had he remained employed through such following vesting date; and
●	A pro rata EXCEL award for the fiscal year in which the termination occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. Clarke is terminated by us for cause or by him without good reason, he would not be eligible to receive any severance benefits, and he would forfeit any unvested equity-based compensation, as well as his contingent cash award.

Termination for Disability or Death. Under the terms of Mr. Clarke’s amended and restated employment agreement, in the event the employment of Mr. Clarke is terminated due to his disability or death, he or his estate, as applicable, would be eligible to receive (less applicable withholding and subject to Code Section 409A compliance) accelerated vesting of the next tranche of his stock options that would have vested had he remained employed through such following vesting date and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice. He would forfeit any unvested equity-based compensation, as well as his contingent cash award.

Change in Control. No payments are made in connection with a change in control unless the change in control is followed by an involuntary termination within two years following the change in control, in which case Mr. Clarke then would be eligible to receive the severance benefits described above for a “Termination by Us without Cause or by the Named Executive Officer with Good Reason.”

End of Scheduled Term. If the employment of Mr. Clarke is terminated after the end of the scheduled term of his amended and restated employment agreement, Mr. Clarke would be eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	Any earned, but unpaid, EXCEL award for the prior performance year;
●

A pro rata EXCEL award in respect of the fiscal year in which the end of the scheduled term occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice; and

●	Accelerated vesting of the next tranche of his stock options that would have vested had he remained employed through such following vesting date.

David E. Bullwinkle

Under the terms of his employment agreement, Mr. Bullwinkle will be eligible for certain severance benefits in the event his employment is terminated. The amount and nature of the severance benefits he would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. If employment of Mr. Bullwinkle is terminated by us without cause or by him with good reason, he would be eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	An amount equal to his annual base salary;
●	Continued vesting of his equity grants in accordance with the terms of such awards; and
●	Eligibility for an EXCEL award for the fiscal year in which the termination occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. Bullwinkle is terminated by us for cause or by him without good reason, he would not be eligible to receive any severance benefits and he would forfeit any unvested equity-based compensation.

Termination for Disability or Death. In the event the employment of Mr. Bullwinkle is terminated due to his disability or death, he or his estate, as applicable, would be eligible to receive (less applicable withholding and subject to Code Section 409A compliance) continued vesting of his equity awards in accordance with the terms of such awards and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Change in Control. No payments are made in connection with a change in control unless the change in control is followed by an involuntary termination within two years following the change in control, in which case Mr. Bullwinkle then would be eligible to receive the severance benefits described above for a “Termination by Us without Cause or by the Named Executive Officer with Good Reason.”

Sharon E. Underberg

Under the terms of her employment agreement, Ms. Underberg would be eligible for certain severance benefits in the event her employment is terminated. The amount and nature of the severance benefits she would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. If employment of Ms. Underberg is terminated by us without cause or by her with good reason, she would be eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	An amount equal to her annual base salary;
●	Continued vesting of her equity grants in accordance with the terms of such awards without regard to any continued employment condition; and
●	Eligibility for an EXCEL award for the fiscal year in which the termination occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Ms.Underberg is terminated by us for cause or by her without good reason, she would not be eligible to receive any severance benefits and she would forfeit any unvested equity-based compensation.

Termination for Disability or Death. In the event the employment of Ms. Underberg is terminated due to her disability or death, she or her estate, as applicable, would be eligible to receive (less applicable withholding and subject to Code Section 409A compliance) continued vesting of her equity awards in accordance with the terms of such awards without regard to any continued employment condition and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Change in Control. No payments are made in connection with a change in control unless the change in control is followed by an involuntary termination within two years following the change in control, in which case Ms. Underberg then would be eligible to receive the severance benefits described above for a “Termination by Us without Cause or by the Named Executive Officer with Good Reason.”

Eric-Yves Mahe

Under the terms of his employment agreement, Mr. Mahe would be eligible for certain severance benefits in the event his employment is terminated. The amount and nature of the severance benefits he would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. If the employment of Mr. Mahe is terminated by us without cause or by him with good reason, he would be eligible to receive (less applicable withholding):

●	An amount equal to his annual base salary;
●	Continued vesting of his equity grants in accordance with the terms of such awards; and
●	Eligibility for an EXCEL award for the fiscal year in which the termination occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. Mahe is terminated by us for cause or by him without good reason, he would not be eligible to receive any severance benefits and he forfeits any unvested equity-based compensation.

Termination for Disability or Death. In the event the employment of Mr. Mahe is terminated due to his disability or death, he or his estate, as applicable, would be eligible to receive (less applicable withholding) continued vesting of his equity awards in accordance with the terms of such awards.

Change in Control. No payments are made in connection with a change in control unless the change in control is followed by an involuntary termination within two years following the change in control, in which case Mr. Mahe then would be eligible to receive the severance benefits described above for a “Termination by Us without Cause or by the Named Executive Officer with Good Reason.”

Philip Cullimore

Under the terms of his retention agreement, Mr. Cullimore was eligible for certain severance benefits in the event his employment was terminated by us without cause or by him with good reason. Upon his termination of employment by us without cause effective as of April 30, 2017, he became eligible to receive (subject to any applicable legal requirements):

●	An amount equal to his total target cash compensation (base salary plus EXCEL target award) for the year his termination notice was given;
●	Continued vesting of his equity grants in accordance with the terms of such awards without regard to any continued employment condition; and
●	Eligibility for an EXCEL award for the fiscal year in which the termination occurred, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Any severance payments to Mr. Cullimore under his retention agreement were in lieu of those provided under any local severance provisions offered to other Swiss-based employees.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. Cullimore had been terminated by us for cause or by him without good reason, he would not have been eligible to receive any severance benefits and he would have forfeited any unvested equity-based compensation.

Mr. Cullimore’s employment with the Company ended on April 30, 2017. Based on the terms of his retention agreement, he received a lump-sum severance payment in the amount of $822,685 (CHF 810,000) and continued vesting of his equity grants. The severance amount shown for Mr. Cullimore was converted from Swiss francs to U.S. dollars using a 2017 average exchange rate of 1.01566.

Company Termination Arrangements

Under the Officer Severance Policy (the Policy), a covered officer is eligible to receive severance benefits payable in connection with termination without cause or with good reason, subject to:

●	Execution of a general release and covenant not to sue in favor of us; and
●	Compliance with the Policy’s non-disparagement provision.

Dr. Taber and Messrs. Kruchten and O’Grady are eligible for grandfathered benefits under the Policy and would be entitled to separation pay of one times total target cash compensation for Dr. Taber and Mr. O’Grady, and 1.5 times total target cash compensation for Mr. Kruchten.

Terry R. Taber

Under the terms of the Policy, Mr. Taber would be eligible for certain severance benefits in the event his employment is terminated. The amount and nature of the severance benefits he would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. If the employment of Mr. Taber is terminated by us without cause or by him with good reason, he would be eligible to receive (less applicable withholding):

●	An amount equal to one time his total target cash compensation;
●	Vesting of his equity grants in accordance with the terms of such awards; and
●	Eligibility for an EXCEL award for the fiscal year in which the termination occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. Taber is terminated by us for cause or by him without good reason, he would not be eligible to receive any severance benefits and he would forfeit any unvested equity-based compensation.

Termination for Disability or Death. In the event the employment of Mr. Taber is terminated due to his disability or death, he or his estate, as applicable, would be eligible to receive (less applicable withholding) continued vesting of his equity awards in accordance with the terms of such awards.

Brad W. Kruchten

Under the terms of the Policy, Mr. Kruchten would be eligible for certain severance benefits in the event his employment is terminated. The amount and nature of the severance benefits he would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. If the employment of Mr. Kruchten is terminated by us without cause or by him with good reason, he would be eligible to receive (less applicable withholding):

●	An amount equal to 1.5 times his total target cash compensation;
●	Vesting of his equity grants in accordance with the terms of such awards; and
●	Eligibility for an EXCEL award for the fiscal year in which the termination occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. Kruchten is terminated by us for cause or by him without good reason, he would not be eligible to receive any severance benefits and he would forfeit any unvested equity-based compensation.

Termination for Disability or Death. In the event the employment of Mr. Kruchten is terminated due to his disability or death, he or his estate, as applicable, would be eligible to receive (less applicable withholding) continued vesting of his equity awards in accordance with the terms of such awards.

John O’Grady

Under the terms of the Policy, Mr. O’Grady would be eligible for certain severance benefits in the event his employment is terminated. The amount and nature of the severance benefits he would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. If the employment of Mr. O’Grady is terminated by us without cause or by him with good reason, he would be eligible to receive (less applicable withholding):

●	An amount equal to one time his total target cash compensation;
●	Vesting of his equity grants in accordance with the terms of such awards; and
●	Eligibility for an EXCEL award for the fiscal year in which the termination occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. O’Grady is terminated by us for cause or by him without good reason, he would not be eligible to receive any severance benefits and he would forfeit any unvested equity-based compensation.

Termination for Disability or Death. In the event the employment of Mr. O’Grady is terminated due to his disability or death, he or his estate, as applicable, would be eligible to receive (less applicable withholding) continued vesting of his equity awards in accordance with the terms of such awards.

Payment of Nonqualified Deferred Compensation upon Termination

Upon termination of employment for any reason, Ms. Underberg, Dr. Taber, and Messrs. Kruchten and O’Grady are eligible to receive their benefits under KURIP in a lump sum (less applicable withholding and subject to compliance with Code Section 409A). Please see the “Pension Benefits Table” beginning on page 40 and the related discussion following such table for more information.

Potential Benefits upon Change in Control

Under our 2013 Omnibus Incentive Plan, upon a change in control, we have the discretion to provide for accelerated exercisability, lapse of restrictions or deemed satisfaction of performance goals with respect to any outstanding awards. Under our 2013 Omnibus Incentive Plan, a “change in control” generally occurs upon (i) any person or group becoming the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power to elect directors, (ii) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving us that requires the approval of our shareholders, (iii) a sale of all or substantially all of our assets (other than to an affiliate), (iv) approval by our shareholders of a complete liquidation or dissolution of us, or (v) a change in the composition of the Board such that within a period of 24 consecutive months, individuals who were either directors at the beginning of such 24-month period or were elected or nominated by at least two-thirds of such directors cease for any reason to constitute at least a majority of the Board.

SEVERANCE PAYMENTS TABLE

The table below generally estimates the incremental amounts payable upon a termination of employment by us under various circumstances as if the named executive officer’s last date of employment was December 31, 2017, using the closing price of our common stock as of December 29, 2017 (the last trading day of the year), which was $3.10, and including all outstanding grants through the assumed last date of employment of December 31, 2017. The amounts shown for Mr. Cullimore are the actual amounts which he received as a result of his termination of employment effective April 30, 2017.

	Termination Without Cause or With Good Reason(1) ($)	Termination For Cause or Without Good Reason ($)	Termination Based on Disability ($)	Termination Based on Death ($)
J.J. Clarke
Cash Severance(2)	2,000,000	0	0	0
Accrued Vacation(3)	222,298	222,298	222,298	222,298
Restricted Stock/RSUs(4)(5)	0	0	0	0
Stock Options(4)(5)	918,329	0	918,329	918,329
EXCEL(6)	0	0	0	0
Contingent Cash Award(7)	0	0	0	0
Benefits/Perquisites(8)	4,500	0	0	0
Total	3,145,127	222,298	1,140,627	1,140,627
D.E. Bullwinkle
Cash Severance(2)	400,000	0	0	0
Restricted Stock/RSUs(4)(5)	41,624	0	41,624	41,624
Stock Options(4)(5)	1,204,710	0	1,204,710	1,204,710
EXCEL(6)	0	0	0	0
Benefits/Perquisites(8)	4,500	0	0	0
Total	1,650,834	0	1,246,334	1,246,334
S.E. Underberg
Cash Severance(2)	375,000	0	0	0
Restricted Stock/RSUs(4)(5)	279,316	0	279,316	279,316
Stock Options(4)(5)	660,467	0	660,467	660,467
EXCEL(6)	0	0	0	0
KURIP	25,200	25,200	25,200	25,200
Benefits/Perquisites(8)	4,500	0	0	0
Total	1,344,483	25,200	964,983	964,983
E. Mahe(9)
Cash Severance(2)	434,520	0	0	0
Restricted Stock/RSUs(4)(5)	55,006	0	55,006	55,006
Stock Options(4)(5)	135,495	0	135,495	135,495
EXCEL(6)	0	0	0	0
Benefits/Perquisites(8)	0	0	1,303,560	869,040
Total	625,021	0	1,494,061	1,059,541

T.R. Taber
Cash Severance(2)	602,415	0	0	0
Restricted Stock/RSUs(4)(5)	45,195	0	45,195	45,195
Stock Options(4)(5)	304,246	0	304,246	304,246
EXCEL(6)	0	0	0	0
KURIP	58,593	58,593	58,593	58,593
Benefits/Perquisites(8)	4,500	0	0	0
Total	1,014,949	58,593	408,034	408,034
B.W. Kruchten
Cash Severance(2)	1,220,625	0	0	0
Restricted Stock/RSUs(4)(5)	115,813	0	115,813	115,813
Stock Options(4)(5)	296,540	0	296,540	296,540
EXCEL(6)	0	0	0	0
KURIP	86,692	86,692	86,692	86,692
Benefits/Perquisites(8)	4,500	0	0	0
Total	1,724,170	86,692	499,045	499,045
J. O’Grady
Cash Severance(2)	547,500	0	0	0
Restricted Stock/RSUs(4)(5)	51,104	0	51,104	51,104
Stock Options(4)(5)	128,027	0	128,027	128,027
EXCEL(6)	0	0	0	0
KURIP	13,355	13,355	13,355	13,355
Benefits/Perquisites(8)	4,500	0	0	0
Total	744,486	13,355	192,486	192,486
P. Cullimore(10)(11)
Cash Severance(2)	822,660	N/A	N/A	N/A
Restricted Stock/RSUs(4)(5)	196,370	N/A	N/A	N/A
Stock Options(4)(5)	20,175	N/A	N/A	N/A
EXCEL(6)	0	N/A	N/A	N/A
Benefits/Perquisites(8)	0	N/A	N/A	N/A
Total	1,039,205	N/A	N/A	N/A

(1)	For Messrs. Clarke, Bullwinkle, and Mahe and Ms. Underberg, “good reason” includes an involuntary termination within two years following a change in control.
(2)

The cash severance amounts disclosed above were calculated using base salary for Messrs. Clarke, Bullwinkle, and Mahe, and Ms. Underberg and total target cash compensation (base salary plus EXCEL target award) for Dr. Taber and Messrs. Kruchten and O’Grady. Cash severance for Mr. Clarke is equal to 2 times base salary. Cash severance for Messrs. Bullwinkle and Mahe and Ms. Underberg is equal to base salary. Cash severance for Dr. Taber and Mr. O’Grady is equal to 1 times total target cash compensation. Cash severance for Mr. Kruchten is equal to 1.5 times total target cash compensation. All severance cash amounts are based on salary or total target cash compensation in the year that the termination notice was given. The severance amount for Mr. Cullimore is the actual amount that he received, which was his base salary and EXCEL target award for 2017.

(3)

In 2017, Mr. Clarke waived his right to receive payment of his accrued vacation pay upon his termination of employment, but such waiver may not be effective under California law, so this payment has been included for completeness.

(4)

The RSU and stock option awards for Ms. Underberg, and the RSU and stock option awards for Messrs. Clarke, Bullwinkle and Mahe and Dr. Taber granted prior to 2017, have a continued vesting provision for all leaving reasons except in the case of a termination for cause or without good reason. The RSU and stock option awards granted to Messrs. Clarke, Bullwinkle and Mahe and Dr. Taber in 2017 have an accelerated vesting provision for the first tranche of equity to vest following the date of termination. All other unvested RSUs and stock options would be forfeited. The RSUs and stock options for Messrs. Kruchten and O’Grady granted prior to 2016 have a continued vesting provision for all leaving reasons except in the case of a termination for cause or without good reason. The RSU and stock option awards granted to Messrs. Kruchten and O’Grady in November 2016 have an accelerated vesting provision for the first tranche of equity to vest following the date of termination, and they were not granted any awards of RSUs or stock options in 2017. All other unvested RSUs and stock options would be forfeited.

(5)

As described under “Potential Benefits upon Change in Control” beginning on page 47, we may provide for accelerated exercisability, lapse of restrictions or deemed satisfaction of performance goals with respect to any outstanding awards. If that discretion were exercised for the unvested equity awards held by our NEOs upon a change in control, the estimated value of that accelerated vesting based on the closing price of our common stock on December 31, 2017 for our NEOs would be $918,329 for Mr. Clarke, $1,204,710 for Mr. Bullwinkle, $660,467 for Ms. Underberg, and $135,495 for Mr. Mahe.

(6)

EXCEL awards for the 2017 performance period would not be payable to an NEO in the event that the NEO left us during the 2017 performance period, including without cause, for good reason, or death and disability, except that if the termination were part of a divestiture by the Company, NEOs would be eligible to be considered for a pro-rata award if the successor company did not agree to accept liability for the EXCEL award. If our NEOs had terminated on December 31, 2017 as part of a divestiture and the successor company had not agreed to accept liability for their EXCEL awards, the estimated award amounts for our NEOs would have been $0.

(7)	In the event of termination for any reason before December 31, 2019, Mr. Clarke forfeits his Contingent Cash Award.
(8)

In the event of termination without cause, each U.S. NEO is eligible to receive outplacement services valued at $4,500 provided in accordance with our Termination Allowance Plan. In the event of termination due to disability, each U.S. NEO is eligible to receive benefits under our long-term disability plan. In the event of termination due to death, each U.S. NEO is eligible to receive $50,000 in term life insurance provided under our employee life insurance plan. In the event of Mr. Mahe’s termination due to disability, he is eligible to receive benefits under our Singapore insurance policy in the amount of $1,303,560 (SGD 1,800,000). In the event of Mr. Mahe’s termination due to death, he is eligible to receive life insurance benefits under our Singapore insurance policy in the amount of $869,040 (SGD 1,200,000). (The amounts shown for Mr. Mahe were converted from Singapore dollars to U.S. dollars using a 2017 average exchange rate of 0.7242.)

(9)	Amounts shown for Mr. Mahe were converted from Singapore dollars to U.S. dollars using a 2017 average exchange rate of 0.7242.
(10)	Amounts shown for Mr. Cullimore were converted from Swiss francs to U.S. dollars using a 2017 average exchange rate of 1.01566.
(11)	Amounts shown for Mr.Cullimore are the actual amounts which he received as a result of his termination of employment effective April 30, 2017.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Jeffrey J. Clarke, our Chief Executive Office (our CEO):

For 2017, the median of the annual total compensation of all employees of the Company (other than our CEO) was $60,791, and the annual total compensation of our CEO was $2,053,668. Based on this information, we reasonably estimate that the ratio of the annual total compensation of our CEO to the median annual total compensation of all other employees for 2017 was 34 to 1.

To identify the median employee, we used the following methodology and material assumptions, adjustments and estimates:

●	We selected October 1, 2017, as the date upon which we would identify our median employee. We determined that as of such date, our overall employee population consisted of approximately 6,173 employees, of which approximately 44% were located in the U.S.
●	To identify our median employee, as permitted by the de minimis exception in Item 402(u), we excluded from our overall employee population the employees located in the following countries, which consisted of 245 employees in total: Austria, 6; Denmark, 9; Finland, 7; Netherlands, 21; Poland, 25; Russia, 5; Spain, 41; Sweden, 13; Switzerland, 22; UAE, 18; Hong Kong, 17; Indonesia, 3; Malaysia, 9; New Zealand, 3; South Korea, 30; Taiwan, 3; Thailand, 12; and Vietnam, 1.
●	From our adjusted employee population, we compared the amount of base salary plus bonus and sales incentive from January 1, 2017 through September 30, 2017. We did not prorate the compensation of part-time employees or newly hired employees for this period. For an employee located outside the U.S. who was compensated using non-U.S. currency, we converted the employee’s compensation to U.S. dollars using the exchange rate in effect on October 1, 2017. We did not make any cost of living adjustments.

After we identified our median employee, we calculated the median employee’s annual total compensation for 2017 in accordance with the requirements of the applicable SEC rules. For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement. To calculate the pay ratio, we divided our CEO’s annual total compensation by our median employee’s annual total compensation.

DIRECTOR COMPENSATION

Introduction

Historically, our directors have been compensated through a combination of cash retainers and equity. We do not pay employee directors for Board service in addition to their regular employee compensation.

The Board and Chair Retainers for our non-employee directors under the terms approved on August 11, 2015, which were based on the recommendation of our compensation consultant, are as shown below (subject to proration based on length of service as a director).

	Cash Retainer ($)	Committee Chair/Board Chair Fee ($)	Equity Value ($)	Total Retainer ($)
Richard Todd Bradley(1)	100,000	—	150,000	250,000
Mark S. Burgess(2)	100,000	20,000	150,000	270,000
James V. Continenza	100,000	50,000	250,000	400,000
Matthew A. Doheny	100,000	—	150,000	250,000
Jeffrey D. Engelberg(3)	100,000	—	150,000	250,000
John A. Janitz(4)	100,000	—	150,000	250,000
George Karfunkel	100,000	—	150,000	250,000
Jason New	180,000	20,000	—	200,000
William G. Parrett	100,000	20,000	150,000	270,000
Derek Smith (5)	180,000	20,000	—	200,000

(1)	Mr. Bradley joined the Board of Directors effective on June 27, 2017.
(2)	Mr. Burgess became Chair of the Executive Compensation Committee effective on May 23, 2017.
(3)	Mr. Engelberg joined the Board of Directors effective on May 23, 2017.
(4)	Mr. Janitz retired from the Board of Directors effective as of the 2017 Annual Meeting.
(5)	Mr. Smith did not stand for re-election to the Board of Directors at the 2017 Annual Meeting.

2017 Director Compensation Table

Our non-employee directors received the following compensation in 2017:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Richard Todd Bradley	51,096	(2)	0	51,096
Mark S. Burgess	112,111	(3)	150,001	262,112
James V. Continenza	150,000		250,002	400,002
Matthew A. Doheny	100,000		150,001	250,001
Jeffrey D. Engelberg	60,556	(4)	0	60,556
John A. Janitz	39,167	(5)	150,001	189,168
George Karfunkel	100,000		150,001	250,001
Jason New	200,000		0	200,000
William G. Parrett	120,000		150,001	270,001
Derek Smith	78,333	(6)	0	78,333

(1)

Pursuant to the previous determination of the Board of Directors that annual director grants be made on the fifth trading day of each calendar year commencing with 2016, the 2017 equity awards were granted effective January 9, 2017 as RSUs, and vested after one year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718.

(2)	Mr. Bradley received a pro-rata portion of his Cash Retainer ($1,096) for the second quarter of 2017.
(3)	Mr. Burgess received a pro-rata portion of his Committee Chair Fee ($2,111) for the second quarter of 2017.

(4)	Mr. Engelberg received a pro-rata portion of his Cash Retainer ($10,556) for the second quarter of 2017.
(5)	Mr. Janitz received a pro-rata portion of his Cash Retainer ($14,167) for the second quarter of 2017.
(6)	Mr. Smith received a pro-rata portion of his Cash Retainer and Committee Chair Fee ($28,333) for the second quarter.

The following table reports the outstanding restricted stock awards and stock option awards held by each of the non-employee directors as of December 31, 2017:

Aggregate Stock and Option Awards Outstanding at Fiscal Year End

	Restricted Stock Units			Stock Options
Name	Unvested (#)	Vested (#)		Unvested (#)	Vested (#)
Richard Todd Bradley	0	0		0	0
Mark S. Burgess	9,804	32,228		0	0
James V. Continenza	16,340	56,574		0	0
Matthew A. Doheny	9,804	31,358		0	0
Jeffrey D. Engelberg	0	0		0	0
John A. Janitz	0	41,162	(1)	0	0
George Karfunkel	9,804	31,358		0	0
Jason New	0	0		0	0
William G. Parrett	9,804	36,395		0	0
Derek Smith	0	0		0	0
(1)	Upon his separation from the Board, Mr. Janitz’s unvested RSUs immediately vested.

Share Ownership Guidelines

Our directors are subject to share ownership guidelines, which were adopted on August 11, 2015. Our directors are required to accumulate certain levels of ownership of our equity securities within five years of such date, or, if later, within five years of first becoming a director, as follows:

Holding Requirement
Title	Target Share Ownership	Before Target Met	After Target Met
Director	3X annual cash retainer	None	None

Deferred Compensation

Effective December 26, 2013, we adopted the Deferred Compensation Plan for Directors, which allows non-employee directors to defer some or all of their Board Retainer and restricted stock unit awards into a phantom stock account.

Pursuant to this plan, the following directors elected to defer restricted stock unit awards granted on January 9, 2017:

●	James V. Continenza - 16,340 RSUs (100%);
●	Matthew A. Doheny - 9,804 RSUs (100%); and
●	William G. Parrett - 9,804 RSUs (100%).

Expense Reimbursement

We reimburse our directors for reasonable travel expenses incurred in connection with attending Board, Committee and shareholder meetings and other Board business events.

PROPOSAL 2

PROPOSAL 2 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our named executive officers are identified in the Compensation Discussion and Analysis of this Proxy Statement. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, you are voting on a proposal, commonly known as a “say-on-pay” proposal, which gives our shareholders the opportunity to endorse or not endorse our named executive officer pay programs and policies through the following resolution:

RESOLVED, that the shareholders approve the compensation of Eastman Kodak Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, compensation tables and related narrative discussion).

As discussed in the Compensation Discussion and Analysis, we believe that our executive compensation program is designed to attract, motivate and retain individuals with the skills required to achieve our business objectives. Our compensation strategy is to provide opportunities to incentivize and reward our named executive officers when they deliver defined performance results that are based on success in a diverse set of businesses. We also align the interests of our executives with those of our shareholders and our long-term interests through stock ownership. We believe that the compensation of our named executive officers for 2017 was appropriate and aligned with our performance results and strategic plan.

In order to be approved on an advisory basis, this proposal must receive the affirmative vote of the majority of votes cast by holders entitled to vote thereon. Because your vote is advisory, it will not be binding on our Board of Directors. However, our Board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.

The Board of Directors recommends you vote FOR the advisory resolution approving the compensation of our named executive officers as described in the Compensation Discussion and Analysis, compensation tables and related narrative discussion.

PROPOSAL 3

PROPOSAL 3 - APPROVAL OF THE FIRST AMENDMENT TO THE 2013 OMNIBUS INCENTIVE PLAN

INTRODUCTION

You are being asked to approve the First Amendment to the 2013 Omnibus Incentive Plan (the Plan) to increase the maximum number of shares of common stock of the Company available for grant to participants pursuant to awards under the Plan. The Board of Directors approved the First Amendment to the Plan on April 4, 2018, and the submission of the First Amendment to the shareholders. Approval of the First Amendment to the Plan by shareholders will enable the Company to continue to grant equity and cash awards to employees and directors of the Company.

Approval of the First Amendment to the Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting by holders entitled to vote thereon.

BACKGROUND

The Plan provides for the grant of various types of equity awards (Options, Stock Appreciation Rights (SARs), Restricted Stock Awards, Restricted Stock Units (RSUs), Other Stock-Based Awards and cash awards), as well as performance-based awards that are earned by reference to performance criteria chosen by the Executive Compensation Committee or another committee designated by the Board of Directors (the Committee) and are payable in stock or cash.

The Plan became effective as of the effective date of the Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code by the Company and certain of its subsidiaries filed with the United States Bankruptcy Court for the Southern District of New York on April 30, 2013, as amended.

The closing stock price of a share of the Company’s common stock as reported on the NYSE on April 3, 2018 was $4.90.

TERMS OF THE FIRST AMENDMENT

The Plan currently provides that the maximum number of shares available for grant to participants pursuant to awards under the Plan is 4,792,480 shares. The First Amendment to the Plan would increase this maximum number of available shares to 5,792,480 shares.

The Plan also currently provides that the Plan shall terminate on the 10-year anniversary of the date the Plan is adopted. The First Amendment to the Plan would make the date of shareholder approval of this amendment, May 22, 2018, the date of adoption, thereby extending the term of the Plan to May 22, 2028.

SUMMARY OF THE PLAN

The following summary of the Plan, as proposed to be amended, is qualified in its entirety by the terms of the Plan document, a copy of which is attached to this Proxy Statement as Appendix A, and the First Amendment to the Plan, a copy of which is attached to this Proxy Statement as Appendix B.

Purpose

The purpose of the Plan is to attract, retain and motivate officers, employees, and non-employee directors providing services to the Company or any of its subsidiaries or affiliates and to promote the success of the Company’s business by providing such persons with appropriate incentives.

Administration

The Committee will administer the Plan. However, if a Committee member does not meet the following requirements, the Committee may delegate some or all of its functions to another committee that meets these requirements. Generally, the Committee must consist of two or more directors, each of whom is: 1) an independent director under the listing requirements of the NYSE; 2) a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended; and 3) an outside director within the meaning of Section 162(m) of the Code.

Eligibility for Participation

The following persons are eligible to participate in the Plan:

●	All employees of the Company, any of its 50% or more owned subsidiaries or any of its affiliates; and
●	The non-employee directors of the Company.

The selection of those employees who will receive awards is entirely within the discretion of the Committee. There are currently approximately 130 employees who are eligible to participate in the Plan, together with the Company’s eight non-employee directors.

Types of Awards

The Plan authorizes the grant of:

●	Nonqualified and Incentive Stock Options;
●	SARs;
●	Restricted Stock Awards and RSUs;
●	Dividend Equivalent Rights;
●	Other Stock-Based Awards (stock-based awards granted either as freestanding grants or payments of earned performance awards);
●	Performance-based awards (awards earned by reference to performance criteria chosen by the Committee) (Performance Awards); and
●	Cash awards (including, without limitation, retainers and meeting-based fees).

Termination and Amendment of the Plan

The Committee may from time to time amend, alter, suspend, discontinue or terminate the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any participant; provided that, subject to the provisions of the Plan regarding adjustments in authorized shares in the case of certain corporate events or transactions, or as otherwise specifically provided in the Plan, no amendment shall materially adversely impair the rights of a participant under any award without the participant’s consent.

Shareholder approval will be required for any amendment to the Plan that: (i) increases the number of shares available under the Plan (other than an increase permitted under Article 5 of the Plan); (ii) expands the types of awards available under the Plan; (iii) materially extends the term of the Plan; (iv) materially changes the method of determining the option price or grant price per share for SARs; or (v) except as permitted pursuant to Article 14 of the Plan, reduces the option price or grant price per share, as applicable, of any outstanding Options or SARs.

Available Shares

Subject to adjustment as provided in Article 14 of the Plan, the maximum number of shares available for grant to participants pursuant to awards under the Plan shall be equal to 5,792,480 shares. The number of shares available for granting Incentive Stock Options under the Plan shall not exceed 2,000,000. The shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The share reserve under the Plan is increased by: (i) any shares delivered to the Company or withheld by the Company in payment or satisfaction of the tax withholding obligation of an award; and (ii) any shares underlying awards that expire, are forfeited, cancelled or otherwise terminated without the issuance of the shares, or are otherwise settled for cash. The aggregate number of shares will not be reduced by shares granted by the Company in assumption of, or exchange for, awards granted by another company as a result of a merger or consolidation. The number of shares under the Plan may be adjusted for changes in the Company’s capital structure, such as a stock split or merger.

The number of shares granted under the Plan will be determined as follows: (i) each Restricted Stock Award, RSU and similar award will count as one share; and (ii) each Option, SAR and similar award will count as a fraction of a share, based on the financial value of each such award relative to a share, as determined by the Committee promptly after the effective date of the Plan.

Award Limits

The maximum compensation granted as Performance Awards to any one employee for any calendar year is 1,000,000 shares or $2,500,000 if the award is paid in cash.

The maximum number of shares for which Options or SARs may be granted to any one employee during any calendar year is 2,000,000 shares. The aggregate fair market value of shares with respect to which Incentive Stock Options are exercisable for the first time by an eligible employee during any calendar year under all stock option plans of the Company and of any subsidiary may not exceed $100,000.

The aggregate awards to any one non-employee director for any calendar year may not exceed a number of awards with a grant date fair value of $900,000.

Grants to Non-U.S. Employees

To facilitate the granting of awards to participants who are employed outside of the United States, the Plan authorizes the Committee to modify and amend the terms and conditions of an award to accommodate differences in local law, policy or custom.

Performance Awards

The Committee is authorized to design any award so that amounts or shares payable or distributed pursuant to such award are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, and related regulations.

Performance Awards were intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. On December 22, 2017, H.R. 1, informally titled the Tax Cuts and Jobs Act (the Tax Act), was signed into law. The Tax Act eliminated the performance-based compensation exception to Section 162(m) of the Code. As a result of the Tax Act, there is no longer the benefit of the performance-based compensation exception to Section 162(m) of the Code to structuring awards as Performance Awards under the Plan. Pending further guidance from the Internal Revenue Service, the Company is not amending the Plan to remove the Section 162(m) related provisions at this time.

Stock Options

The Committee may grant awards in the form of Options to purchase shares of the Company’s common stock. For each Option grant, the Committee will determine the number of shares subject to the Option and the manner and time of the Option’s exercise, provided that no Option will be exercisable after ten years from the date of its grant. The Committee may condition the grant of Options or the vesting of Options upon the participant’s achievement of one or more performance goals (including the participant’s provision of services for a designated time period). The exercise price of an Option may not be less than the fair market value of the Company’s common stock on the date the Option is granted. Upon exercise, a participant may pay the exercise price in cash, shares of common stock, a combination thereof or such other consideration as the Committee determines. Any Option granted in the form of an Incentive Stock Option is intended to satisfy the requirements of Section 422 of the Code.

Stock Appreciation Rights

The Committee may grant SARs either in tandem with an Option (Tandem SARs) or independent of an Option (Freestanding SARs).

A Tandem SAR may be granted at the time of the grant of the related Option. A Tandem SAR will be exercisable to the extent its related Option is exercisable, and the exercise price of such a SAR may not be less than the fair market value of the Company’s common stock on the date the SAR is granted. Upon the exercise of an Option as to some or all of the shares covered by the award, the related Tandem SAR will automatically be cancelled to the extent of the number of shares covered by the Option exercise. Upon the exercise of all or a portion of a Tandem SAR, an equivalent portion of the related Option will be forfeited.

The Committee will determine the number of shares subject to a Freestanding SAR and the manner and time of the SAR’s exercise. Freestanding SARs must be granted for a term of ten years or less and may generally have the same terms and conditions as Options. The exercise price of a Freestanding SAR may not be less than the fair market value of the Company’s common stock on the date of grant.

Other Awards

Awards may be granted in the form of Restricted Stock Awards, RSUs and Other Stock-Based Awards. These awards are subject to such terms, restrictions and conditions as the Committee may determine, including the participant’s achievement of one or more performance goals (including the participant’s provision of services for a designated time period).

Participants receiving a Restricted Stock Award, unless otherwise provided in the award agreement, shall have the right to vote and receive dividends on the shares underlying such award during the restriction period. At the end of the restriction period, the restrictions imposed under the Plan and under the award agreement shall lapse with respect to the number of shares underlying the Restricted Stock Award as determined by the Committee, and such number of shares shall be delivered to the participant.

Participants receiving RSUs will have only the rights of a general unsecured creditor of the Company and no rights as a shareholder of the Company until delivery of shares, cash or other securities or property is made as specified in the applicable award agreement. On the delivery date specified in the award agreement, with respect to each RSU not previously forfeited or terminated, the participant will receive one share, cash or other securities or property equal in value to a share or a combination thereof, as specified by the Committee.

Dividend Equivalent Rights

For Restricted Stock Awards, RSUs and Other Stock-Based Awards, the Committee may include as part of the award an entitlement to receive Dividend Equivalent Rights. In the event such a provision is included in an award agreement, the Committee will determine whether such payments will be made in cash, in shares or in another form, whether they will be conditioned upon the exercise of the award to which they relate, the time or times at which they will be made and such other terms and conditions as the Committee will deem appropriate.

Participants receiving Dividend Equivalent Rights will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable award agreement. No Dividend Equivalent Rights will be paid at a time when any performance-based goals that apply to the Dividend Equivalent Rights or award granted in connection with the Dividend Equivalent Rights have not been satisfied and will revert back to the Company if such goals are not satisfied.

Other Terms

Awards, other than Options or Restricted Stock Awards, may be paid in cash, shares, a combination of cash and shares, or any other form of property as the Committee may determine.

Adjustments in Authorized Shares and Outstanding Awards

In the event of any corporate event or transaction involving the Company, a subsidiary and/or an affiliate (including, but not limited to, a change in the shares of the Company or the capitalization of the Company), the Committee, to prevent dilution or enlargement of participants’ rights under the Plan, shall substitute or adjust (in each case in such manner as it deems equitable and appropriate):

●	The number and kind of shares or other property (including cash) that may be issued under the Plan or under particular forms of awards;
●	The number and kind of shares or other property (including cash) subject to outstanding awards;
●	The option price, grant price or purchase price applicable to outstanding awards;
●	Any individual award limits; and/or
●	Other value determinations applicable to the Plan or outstanding awards.

Change of Control

Upon the occurrence of a change of control of the Company, the Committee shall make one or more of the following adjustments to the terms and conditions of outstanding awards to the extent determined by the Committee to be permitted under Section 409A of the Code:

●	continuation or assumption of such outstanding awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent;
●	substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding awards;
●	accelerated exercisability, vesting and/or lapse of restrictions under outstanding awards immediately prior to the occurrence of such event;
●

upon written notice, provide that any outstanding awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such awards shall terminate to the extent not so exercised within the relevant period;

●

cancellation of all or any portion of outstanding awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and SARs and similar awards, if the Committee so determines, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of shares subject to such awards (or, if no such consideration is paid, fair market value of the shares subject to such outstanding awards or portion thereof being canceled) over the aggregate option price or grant price, as applicable, with respect to such awards or portion thereof being canceled (which may be zero); or

●	such other adjustment as determined appropriate by the Committee.

Clawback/Recoupment

Awards under the Plan shall be subject to the clawback or recoupment policy, if any, that the Company may adopt from time to time, whether before or after the grant of such awards, to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the awards be repaid to the Company after they have been distributed or paid to the participant.

Options To Be Received

The following table reflects the number of outstanding options to be received as of April 8, 2018, under the Plan by the following listed individuals and specified groups.

Name and Position (1)	Number of Options To Be Received Under the Plan (1)
J.J. Clarke	-
Chief Executive Officer
D.E. Bullwinkle	-
Chief Financial Officer and Senior Vice President
S. E.Underberg	-
General Counsel, Secretary and Senior Vice President
E. Mahe	-
President, Software and Solutions Division, and Senior Vice President
T.R. Taber	-
Chief Technology Officer, President, Advanced Materials and 3D Printing, and Senior Vice President
B.W. Kruchten	-
President, Print Systems Division, and Senior Vice President
J. O’Grady	-
President, Consumer and Film Division, and Senior Vice President
P. Cullimore	-
Former President, Enterprise Inkjet Systems Division, former President, Micro 3D Printing and Packaging, and former Senior Vice President
All current executive officers as a group	-
All current directors who are not executive officers as a group (2)	-
Each nominee for election as a director (2)	-
Each other person who received or is to receive 5% of the options or rights under the Plan	-
All employees, including all current officers who are not executive officers, as a group	-

(1)

Pursuant to their respective employment agreements, the Company is obligated to make annual equity grants to the following NEOs: Mr. Clarke, stock options with a grant value of $1,000,000; Ms. Underberg, stock options or RSUs with a grant value of $500,000; Mr. Mahe, stock options or RSUs with a grant value of $500,000. The Company is also obligated to make an annual grant of stock options or RSUs to another executive officer with a grant value of $350,000 pursuant to his employment agreement, and an annual grant of stock options or RSUs to a non-executive officer with a grant value of $500,000 pursuant to his employment agreement. Subject to these contractual commitments, the number of stock options to be granted in the future to any of the persons or group of persons set forth in the table is not determinable, as awards are within the discretion of the Committee and the Committee has not determined future awards or who might receive them.

(2)	Non-executive directors have not previously been granted any stock options under the Plan.

FEDERAL TAX TREATMENT

The following is a summary of certain U.S. federal income tax consequences of participating in the Plan. This discussion does not purport to be a complete statement of all aspects of the U.S. federal income tax consequences in this area, including any state, local or foreign tax consequences of participating in the Plan. This section is based on the Code, its legislative history, existing and proposed regulations under the Code and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Incentive Stock Options

A participant will not be subject to tax upon the grant of an Incentive Stock Option (ISO) or upon the exercise of an ISO. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be included in a participant’s alternative minimum taxable income. Whether a participant is subject to the alternative minimum tax will depend on the participant’s particular circumstances. The participant’s basis in the shares received will be equal to the exercise price paid, and the participant’s holding period in such shares will begin on the day following the date of exercise.

If a participant disposes of the shares on or after the later of: 1) the second anniversary of the date of grant of the ISO and 2) the first anniversary of the date of exercise of the ISO (the statutory holding period), the participant will recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and the participant’s basis in the shares.

If the participant disposes of the shares before the end of the statutory holding period, the participant will have engaged in a “disqualifying disposition.” As a result, the participant will be subject to tax: 1) on the excess of the fair market value of the shares on the date of exercise (or the amount realized on the disqualifying disposition, if less) over the exercise price paid, as ordinary income and 2) on the excess, if any, of the amount realized on such disqualifying disposition over the fair market value of the shares on the date of exercise, as capital gain. If the amount a participant realizes from a disqualifying disposition is less than the exercise price paid (i.e., the participant’s basis) and the loss sustained upon such disposition would otherwise be recognized, a participant will not recognize any ordinary income from such disqualifying disposition and instead the participant will recognize a capital loss. In the event of a disqualifying disposition, the Company or one of its subsidiaries or affiliates can generally deduct the amount recognized as ordinary income by the participant.

Income tax withholding and employment taxes do not apply upon the exercise of an ISO or upon any subsequent disposition, including a disqualifying disposition, of shares acquired pursuant to the exercise of the ISO.

Nonqualified Stock Options

The participant will not be subject to tax upon the grant of an Option which is a Nonqualified Stock Option. Upon exercise of a Nonqualified Stock Option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid is taxable to the participant as ordinary income, and such amount is generally deductible by the Company or one of its subsidiaries or affiliates. This amount of income will be subject to income tax withholding and employment taxes. The participant’s basis in the shares received will equal the fair market value of the shares on the date of exercise, and the participant’s holding period in such shares will begin.

Restricted Stock Awards, Restricted Stock Units and Other Stock-Based Awards

A participant normally will not recognize taxable income and the Company will not be entitled to a deduction upon the grant of Restricted Stock Awards, RSUs or Other Stock-Based Awards. When the Restricted Stock Award vests or the RSUs settle or the Other Stock-Based Awards are paid or settle, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares or other property received at that time, less the amount, if any, paid for the shares, and, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled at that time to a deduction in the same amount. However, a participant may elect to recognize taxable ordinary income in the year a Restricted Stock Award is granted in an amount equal to the excess of their fair market value at the grant date, determined without regard to certain restrictions, over the amount, if any, paid for the shares. In that event, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled to a deduction in such year in the same amount. Any gain or loss realized by the participant upon the subsequent disposition of shares received will be taxed as short-term or long-term capital gain or loss, but will not result in any further deduction for the Company.

Limitation on Income Tax Deduction

Section 162(m) of the Code places a $1,000,000 annual limit on the compensation deductible by the Company that is paid to an individual who is a covered employee. The Tax Act eliminated the performance-based compensation exception to Section 162(m) of the Code, but provided transition relief to certain outstanding awards subject to a binding written contract in effect on November 2, 2017. Therefore, the Company may be limited in its ability to deduct the income recognized from awards payable to a participant who is a covered employee for purposes of Section 162(m) of the Code.

Tax Withholding

The Company shall have the power and the right to deduct or withhold (or cause to be deducted or withheld) from any amount deliverable under an award or otherwise (including shares otherwise deliverable), or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, participants may elect (subject to the Company’s automatic withholding right set out above) to satisfy the withholding requirement, in whole or in part, (i) by having the Company withhold shares or (ii) through an independent broker-dealer arrangement to sell a sufficient number of shares, in each case, having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

EQUITY COMPENSATION PLAN INFORMATION

Information as of December 31, 2017 regarding the Company’s equity compensation plans is summarized in the following table:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans not approved by security holders (1)	5,266,478	$14.30	—

(1)

The Plan was approved by the Bankruptcy Court pursuant to the Plan of Reorganization, the material terms of which were summarized in the Company’s Current Report on Form 8-K filed on September 10, 2013, and a copy of which was filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013.

OTHER INFORMATION

Approval of the First Amendment to the 2013 Omnibus Incentive Plan requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote.

The Board of Directors recommends a vote FOR the approval of the First Amendment to the 2013 Omnibus Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL SECURITY OWNERSHIP OF MORE THAN 5% OF THE COMPANY’S SHARES

The table below presents certain information as of March 28, 2018 regarding the persons known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and Series A convertible preferred stock, with percentages based on 42,642,450 shares of common stock outstanding and 2,000,000 shares of Series A convertible preferred stock outstanding.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class Beneficially Owned	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned		Percent of Class Beneficially Owned
Blackstone Holdings I/II GP Inc., et al c/o The Blackstone Group L.P. 345 Park Avenue New York, New York 10154	8,938,916	(1)	21.0%	--		--
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, New Jersey 07078-2789	2,711,000	(2)	6.4%	--		--
George Karfunkel 1671 52nd Street Brooklyn, New York 11204	2,776,082	(3)	6.5%	--		--
GKarfunkel Family LLC 126 East 56th Street, 15th Floor New York, New York 10022	2,513,006	(4)	5.9%	--		--
Moses Marx 160 Broadway New York, New York 10038	5,988,656	(5)	13.9%	--		--
Paradice Investment Management LLC, et al 257 Fillmore Street, Suite 200 Denver, Colorado 80206	4,132,260	(6)	9.7%	--		--
Southeastern Asset Management, Inc., et al 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	16,454,200	(7)	30.4%	2,000,000	(7)	100%

(1)	Blackstone Holdings I/II GP Inc., reports sole voting and dispositive power with respect to 8,875,211 shares of our common stock, FS Investment Corporation reports sole voting and dispositive power with respect to 61,859 shares of our common stock, and FS Investment Corporation II reports sole voting and dispositive power with respect to 1,846 shares of our common stock. Based on a closing price of $13.99 per share of our common stock on October 13, 2016, the amount reported by Blackstone Holdings I/II GP Inc. does not include shares of our common stock issuable upon the exercise of 230,820 net-share settled warrants to purchase shares of our common stock that may be deemed to be beneficially owned by certain of the reporting persons but that cannot be settled for shares of our common stock pursuant to the terms thereof. This information is based on Amendment No. 5 to Schedule 13D filed with the SEC by Blackstone Holdings I/II GP Inc., et al on October 18, 2016.
(2)	Franklin Mutual Advisers, LLC reports sole voting and dispositive power with respect to all 2,711,000 shares, which includes 97,164 net-share settled warrants to purchase shares of our common stock. Franklin Mutual Quest Fund, a series of Franklin Mutual Series Funds and an investment company registered under the Investment Company Act of 1940, has an interest in all 2,711,000 shares (including the 97,164 net-share settled warrants to purchase shares of our common stock). This information is based on Amendment No. 3 to Schedule 13G filed with the SEC on February 5, 2018 by Franklin Mutual Advisers, LLC, reporting beneficial ownership as of December 31, 2017.
(3)	George Karfunkel reports sole voting and dispositive power with respect to all 2,776,082 shares. The amount shown includes 125% warrants to purchase 31,451 shares of our common stock at an exercise price of $14.93 and 135% warrants to purchase 31,451 shares of our common stock at an exercise price of $16.12. Each of these warrants entitles Mr. Karfunkel to purchase one share of common stock; however for each warrant exercised, Mr. Karfunkel will receive a net share amount equal to the number of shares issuable upon the exercise multiplied by the closing sale price of our common stock on the exercise date minus the exercise price, divided by the closing sale price, together with cash for any fractional shares. The amount shown also includes 500,000 shares of our common stock owned by the Chesed Foundation of America, a charitable foundation controlled by Mr. Karfunkel. This information is based on the Schedule 13D filed by Mr. Karfunkel on May 18, 2017 and subsequent Section 16 reports filed with the SEC by Mr. Karfunkel.
(4)	GKarfunkel Family LLC (Family LLC) and Henry Reinhold, the sole manager of the Family LLC, have sole voting and dispositive power with respect to 2,380,154 shares and 132,852 net-share settled warrants to purchase shares of our common stock owned by the Family LLC. This information has been provided to us by advisors to the Family LLC.
(5)	Moses Marx reports shared voting and dispositive power over 3,139,741 shares of our common stock held by Momar Corporation, of which Mr. Marx serves as president, and 1,519,646 shares held by United Equities Commodities Company (United Equities), a private investment company of which Mr. Marx is a 99% general partner. The amount shown also includes 170,000 shares held by 111 John Realty Corp., in which Mr. Marx and his spouse hold a 50% interest, 614,041 shares held by Marneu Holding Company (Marneu), in which Mr. Marx holds a direct and indirect 75% general partnership interest and an aggregate of 127,214 net-share settled warrants to purchase shares of our common stock held by United Equities and Marneu. Additionally, the amount shown includes 246,574 shares held directly by Mr. Marx and an aggregate of 171,440 net-share settled warrants to purchase shares of our common stock, as to all of which Mr. Marx reports having sole voting and dispositive power. The amount shown does not include 606,417 shares of our common stock held by K.F. Investors LLC (KF Investors). Mr. Marx and the other entities referenced in this footnote have agreed to act as a “group” with KF Investors within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but Mr. Marx has no ownership interest in or any control over KF Investors. This information is based on Amendment No. 1 to Schedule 13D filed jointly by Mr. Marx and the entities described in this footnote on May 3, 2017 and Section 16 reports filed with the SEC by Mr. Marx.
(6)	Paradice Investment Management LLC, a Delaware limited liability company, reports that it shares voting and dispositive power with respect to 3,311,987 shares and 4,132,260 shares, respectively, with Paradice Investment Management Pty Ltd, an Australian company with an address at Level 27, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia. This information is based on Amendment No. 1 to the Schedule 13G filed with the SEC on February 13, 2018 by Paradice Investment Management LLC, et al, reporting beneficial ownership as of December 31, 2017.
(7)	Southeastern Asset Management, Inc., a Tennessee corporation and a registered investment advisor (Southeastern), reports beneficial ownership of 16,454,200 shares of our common stock, including 11,494,200 shares issuable upon conversion of 2,000,000 shares of Series A convertible preferred stock. Southeastern shares voting power with Longleaf Partners Small-Cap Fund (Longleaf), a series of Longleaf Partners Funds Trust, a Massachusetts business trust, with respect to 14,714,319 shares. Southeastern reports no voting power with respect to 1,739,881 shares. Southeastern has sole dispositive power with respect to 205,171 shares and shares dispositive power with respect to 16,249,029 shares, including 14,714,319 shares with Longleaf. Mr. O. Mason Hawkins is the Chairman of the Board and Chief Executive Officer of Southeastern. All shares reported by Southeastern are owned by Southeastern’s investment advisory clients, including Longleaf, and none are owned directly or indirectly by Southeastern. This information is based on Amendment No. 3 to the Schedule 13G filed with the SEC on February 13, 2018 by Southeastern, et al, reporting beneficial ownership as of December 31, 2017.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below presents certain information as of March 28, 2018 regarding shares of our common stock and shares of our Series A convertible preferred stock held by our directors, nominees, each of our named executive officers and all directors, nominees and executive officers as a group.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(3)		Percent of Class Beneficially Owned (1)(2)(3)	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned (1)(2)		Percent of Class Beneficially Owned (1)(2)
Directors and Nominees
Richard Todd Bradley	0		--	--		--
Mark S. Burgess	38,118	(4)	--	--		--
Jeffrey J. Clarke(5)	409,044	(6)	--	--		--
James V. Continenza	0	(7)	--	--		--
Matthew A. Doheny	0	(8)	--	--		--
Jeffrey D. Engelberg	15,000	(9)	--	--	(9)	--
George Karfunkel	2,776,082	(3)(10)	6.5%	--		--
Jason New	--	(11)	--	--		--
William G. Parrett	2,347	(3)(12)	--	--		--
Named Executive Officers
David E. Bullwinkle	50,716	(13)	--	--		--
Philip Cullimore(14)	11,788	(15)	--	--		--
Brad W. Kruchten	148,452	(3)(16)	--	--		--
Eric-Yves Mahe	78,912	(17)	--	--		--
John G. O’Grady	52,770	(3)(18)	--	--		--
Terry R. Taber	96,176	(3)(19)	--	--		--
Sharon E. Underberg	84,704	(3)(20)	--	--		--

All directors and executive officers as a group (20 persons, including the above)	3,918,581	(21)	9.0%	--	(9)	--	(9)

(1)	Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options or warrants. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options,” “presently exercisable warrants” or restricted stock units (RSUs) that vest on a specific date. Percentages are based on 42,642,450 shares of common stock outstanding except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which increases the number of shares owned by such person and the number of shares outstanding. Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to all of the shares shown as owned by the shareholder.
(2)	We have omitted percentages of less than 1% from the table.
(3)	For Messrs. Karfunkel, Parrett, Kruchten, O’Grady and Taber and Ms. Underberg and certain executive officers who are not NEOs, the amounts shown include 125% warrants to purchase shares of our common stock at an exercise price of $14.93 and 135% warrants to purchase shares of our common stock at an exercise price of $16.12. Each of these warrants entitles the holder to purchase one share of common stock; however for each warrant exercised, the holder will receive a net share amount equal to the number of shares issuable upon the exercise multiplied by the closing sale price of our common stock on the exercise date minus the exercise price, divided by the closing sale price, together with cash for any fractional shares. The shares shown and referred to in the other footnotes to this table regarding the warrants are subject to this net-share calculation.
(4)	Mr. Burgess has 3,914 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.
(5)	Mr. Clarke is also a NEO.
(6)	The amount shown includes presently exercisable options to purchase 292,865 shares of our common stock.
(7)	Mr. Continenza has 72,914 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.
(8)	Mr. Doheny has 41,162 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.
(9)	Mr. Engelberg is the managing member of Additive Advisory and Capital, LLC, which receives management fees from C2W Partners Master Fund Limited, which is one of the purchasers of the Series A convertible preferred stock reported by Southeastern Asset Management, Inc. in the table “Beneficial Security Ownership of More than 5% of the Company’s Shares.” Mr. Engelberg disclaims beneficial ownership of these shares.
(10)	The amount shown includes presently exercisable warrants as follows: 125% warrants to purchase 31,451 shares of our common stock and 135% warrants to purchase 31,451 shares of our common stock. The amount shown also includes 500,000 shares of our common stock owned by the Chesed Foundation of America, a charitable foundation controlled by Mr. Karfunkel.
(11)	Certain funds or accounts managed, advised or sub-advised by GSO Capital Partners LP (GSO) own beneficial interests in our company, including the shares of common stock and warrants reported by Blackstone Holdings I/II GP Inc., et al, in the table “Beneficial Security Ownership of More than 5% of the Company’s Shares.” GSO makes investment decisions through committees composed of senior managing directors and senior management. Mr. New is a Senior Managing Director of GSO. Mr. New disclaims beneficial ownership of these shares.
(12)	The amount shown includes presently exercisable warrants as follows: 125% warrants to purchase 13 shares of our common stock and 135% warrants to purchase 13 shares of our common stock. Mr. Parrett also has 24,131 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.
(13)	The amount shown includes presently exercisable options to purchase 31,775 shares of our common stock.
(14)	Mr. Cullimore’s employment with our company ended April 30, 2017.
(15)	The amount shown includes presently exercisable options to purchase 29,928 shares of our common stock.
(16)	The amount shown includes 1,628 shares of our common stock held by Mr. Kruchten’s spouse; presently exercisable options to purchase 125,695 shares; and presently exercisable warrants as follows: Mr. Kruchten: 125% warrants to purchase 943 shares of our common stock and 135% warrants to purchase 943 shares of our common stock; Ms. Kruchten: 125% warrants to purchase 31 shares of our common stock and 135% warrants to purchase 31 shares of our common stock.
(17)	The amount shown includes presently exercisable options to purchase 60,045 shares of our common stock.
(18)	The amount shown includes presently exercisable options to purchase 45,091 shares; and presently exercisable warrants as follows: 125% warrants to purchase 169 shares of our common stock and 135% warrants to purchase 169 shares of our common stock.
(19)	The amount shown includes presently exercisable options to purchase 65,091 shares; and presently exercisable warrants as follows: 125% warrants to purchase 611 shares of our common stock and 135% warrants to purchase 611 shares of our common stock.
(20)	The amount shown includes 150 shares of our common stock held by Ms. Underberg’s spouse; presently exercisable options to purchase 66,200 shares; and presently exercisable warrants as follows: 125% warrants to purchase 314 shares of our common stock and 135% warrants to purchase 314 shares of our common stock.
(21)	The amount shown includes presently exercisable options and presently exercisable warrants (held directly and indirectly) that vest within 60 days for executive officers who are not named executive officers as follows: options to purchase an aggregate of 298,514 shares of common stock; 125% warrants to purchase an aggregate of 1,156 shares of common stock; and 135% warrants to purchase an aggregate of 1,156 shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock or our Series A convertible preferred stock to file reports of ownership and changes in ownership with the SEC. Based solely on the written representations of our directors and executive officers and copies of reports that they and persons who owned more than 10% of our common stock or Series A convertible preferred stock have filed with the SEC, we believe that all of our directors, executive officers and greater than 10% beneficial owners timely complied with the filing requirements of Section 16(a) during 2017, except for Mr. Karfunkel, a director, who filed one late report disclosing six transactions; Mr. Janitz, a former director, who filed one late report disclosing one transaction; Mr. Clarke, a director and executive officer, who filed one late report with respect to one transaction; and Mr. Samuels, an executive officer, who filed one late report disclosing two transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTED TRANSACTIONS

Our Board has adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under these policies and procedures, which are posted on our website at http://ek.client.shareholder.com/supporting.cfm, our Governance Committee reviews the material facts of all interested transactions that require the committee’s approval. The Governance Committee will approve or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director or board observer may participate in any discussion or approval of an interested transaction for which he or she is a related party other than providing material information concerning the interested transaction to the Governance Committee. If an interested transaction will be ongoing, the Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then, at least annually, must review and assess ongoing relationships with the related party.

Under the Board’s policies and procedures, an “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness), in which the aggregate amount involved will or may be expected to exceed $100,000, our company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “related party” is any person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, a Section 16 Executive Officer, director or nominee for election as a director or board observer (even if the person does not presently serve in that role), a beneficial owner of greater than 5% of our common stock or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Board has granted standing pre-approval or ratification for the categories of interested transactions described below. In addition, any interested transaction with a related party in which the aggregate amount involved is expected to be less than $120,000 may be pre-approved by the Chair of the Governance Committee. Pre-approved interested transactions include:

●

Employment of Section 16 Executive Officers either if the related compensation is required to be reported or if the Section 16 Executive Officer is not an immediate family member of another Section 16 Executive Officer or a director, and the related compensation would be reported if the Section 16 Executive Officer was a “Named Executive Officer” and our Executive Compensation Committee approved (or recommended that the Board approve) such compensation.

●	Any compensation paid to a director if the compensation is required to be reported.
●

Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues.

●

Any charitable contribution, grant or endowment by our company to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts.

●

Any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).

●	Any transaction involving a related party where the rates or charges involved are determined by competitive bids.
●	Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.
●	Any transaction with a related party involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Governance Committee reviews pre-approved transactions at its regularly scheduled meetings and considered the following interested transactions with related parties as follows:

●

Messrs. Karfunkel and New, each of whom is a current director, are principals of or affiliated with entities that hold an equity interest in our company by virtue of a Backstop Commitment Agreement that we entered into effective upon emergence from bankruptcy in September 2013. Mr. Karfunkel holds approximately 6.5% of our outstanding common stock (including through a charitable foundation controlled by Mr. Karfunkel). Mr. New is a Senior Managing Director of The Blackstone Group L.P. The Blackstone Group L.P. may be deemed to hold approximately 21.0% of our outstanding common stock.

●

Messrs. Bradley and Engelberg are directors designated by the purchasers of the Company’s Series A convertible preferred stock pursuant to the terms of the Purchase Agreement dated as of November 7, 2016 between the Company, Southeastern Asset Management, Inc. and certain investment funds managed by Southeastern. Mr. Engelberg is the managing member of Additive Advisory and Capital, LLC, which receives management fees from C2W Partners Master Fund Limited, which is one of the purchasers of the Series A convertible preferred stock. Southeastern may be deemed to hold approximately 30.4% of our outstanding common stock and C2W may be deemed to hold approximately 3.6% of our outstanding common stock.

●

Dolores Kruchten, Director of Eastman Business Park since August 2015, is the spouse of our named executive officer, Brad Kruchten. There is no employment reporting relationship between Mr. Kruchten and Ms. Kruchten. Ms. Kruchten, as an employee, received compensation from the Company of approximately $538,000 during 2017.

PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

The following fees were approved by the Audit and Finance Committee and were billed by PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm (independent accountants), for services rendered in 2017 and 2016.

Type of Service (in millions)	2017	2016
Audit Fees	$3.34	$3.49
Audit-Related Fees	0.00	0.10
Tax Fees	0.02	0.03
All Other Fees	0.03	0.05
Total	$3.40	$3.67

The audit fees related primarily to the annual audit of our consolidated financial statements (including Section 404 internal control assessment under the Sarbanes-Oxley Act of 2002) included in our Annual Reports on Form 10-K, quarterly reviews of interim financial statements included in our Quarterly Reports on Forms 10-Q, and statutory audits of certain of our subsidiaries.

The audit-related fees for 2016 related to audit services for regulatory filings.

Tax fees in 2017 and 2016 were for tax compliance and consulting services.

All other fees for 2017 and 2016 related to non-audit related compliance services.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY OUR INDEPENDENT ACCOUNTANTS

The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the Pre-Approval Policy) requiring the committee’s pre-approval of all audit and permissible non-audit services provided by the independent accountants. The Pre-Approval Policy sets forth principles that must be considered by the Audit and Finance Committee in approving services to ensure that the independent accountant’s independence is not impaired; describes the audit, audit-related, tax and other permissible non-audit services that may be provided and the non-audit services that are prohibited; and sets forth the pre-approval requirements for all permitted services.

The Pre-Approval Policy provides for the general pre-approval of specific types of audit, audit-related, tax and other permissible non-audit services and annual approval of a budget for such services. As set forth in the Pre-Approval Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit and Finance Committee. In addition, any proposed services exceeding pre-approved budgeted amounts will also require specific pre-approval by the Audit and Finance Committee. The independent accountant is required to report quarterly to the Audit and Finance Committee regarding the extent of services provided in accordance with their pre-approval and the fees for the services performed to date. The Pre-Approval Policy also delegates to the Audit and Finance Committee’s Chair the authority to pre-approve specific engagements or changes to engagements when it is not practical to bring the matter before the Committee as a whole. The Audit and Finance Committee may not delegate its responsibilities to pre-approve services performed by the independent accountant to management or to others.

PROPOSAL 4

PROPOSAL 4 - RATIFICATION OF THE AUDIT AND FINANCE COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee is directly responsible for the selection, compensation, retention, performance and evaluation of our independent registered public accounting firm. The Audit and Finance Committee evaluates the selection of the independent registered public accounting firm each year. In addition, the Audit and Finance Committee considers the independence of the independent registered public accounting firm each year.

PricewaterhouseCoopers LLP has been our independent registered public accounting firm for many years. After consideration of a number of factors, including length of time the firm has served in this role, the firm’s past performance, and an assessment of the firm’s qualifications and resources, the Audit and Finance Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to serve a one-year term beginning on the date of the Annual Meeting.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting to respond to questions and, if he or she desires, make a statement.

As a matter of good corporate governance, the Audit and Finance Committee has determined to submit its selection of the independent registered public accounting firm to our shareholders for ratification. In the event that the selection of PricewaterhouseCoopers LLP is not ratified, the Audit and Finance Committee will review its future selection of an independent registered public accounting firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast by holders entitled to vote thereon.

The Board of Directors recommends a vote FOR ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

By Order of the Board of Directors

Sharon E. Underberg
General Counsel, Secretary, and Senior Vice President
April 9, 2018

ANNUAL MEETING INFORMATION

DIRECTIONS TO 2018 ANNUAL MEETING

Location

The Benjamin
125 East 50th Street
New York, New York 10022

For Town Car Service contact The Benjamin concierge at 212-715-2539 to arrange car service. Most car services will accept credit cards if arranged in advance. Expect to pay cash for fare.

Directions

LaGuardia Airport (LGA), approximately 25 to 30 minutes by taxi or town car service.

By taxi – Yellow taxi rate is approximately $24 – 28 plus tolls and 20% tip. All taxis are required to accept credit cards.

John F. Kennedy (JFK), approximately 30 to 45 minutes by taxi or town car service.

By taxi - Yellow taxi rate is $45 plus tolls & 20% tip. All taxis are required to accept credit cards.

By train - AirTrain service is available for $5 from JFK to Jamaica Station with access to the Long Island Railroad (LIRR). Direct trains from LIRR to Penn Station are approximately $12 (20 minutes). Visit http://www.mta.info/lirr for schedules and fares. Yellow taxi service is available from Penn to The Benjamin. Inform your driver you are going to Midtown Manhattan, the corner of 50th Street and Lexington at The Benjamin hotel.

Newark Liberty International (EWR), approximately 50 to 60 minutes by car or town car service.

By taxi - A New Jersey taxi dispatcher will provide a slip of paper with a flat rate ranging from $30 to $38 (toll and tip extra), based on your destination. New York yellow cabs aren't permitted to pick up passengers at Newark. Taxi fare is approximately $70 - $75 total, including tolls and tip.

By train - AirTrain service is available from EWR to NJ Transit rail service for $5. NJ Transit service is available everyday between 5:01 a.m. - 1:50 a.m. (closed between 2 – 5 a.m.). Fare is $12.50 for a one-way ticket on the Northeast Corridor or North Jersey Coast Line service to New York Penn Station (approx. 25 minutes).
Visit http://www.njtransit.com/rg/rg_servlet.srv?hdnPageAction=AirportConnectionsTo for schedules and fares.

EXHIBIT A

RECONCILIATION OF NON-GAAP MEASURES

In this Proxy Statement, we provide information regarding Operational EBITDA and Cash Usage, non-GAAP financial measures. Our industry peers may provide similar supplemental non-GAAP information, although they may not use the same or comparable terminology and may not make identical adjustments. We believe that these non-GAAP measures represent an important internal measure of performance. We provide these measures to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing our underlying performance, financial condition, results of operations and cash flow.

The following table reconciles the most directly comparable GAAP measure of Net Income Attributable to Eastman Kodak Company to Operational EBITDA for the twelve months ended December 31, 2017:

(in millions)	FY 2017
Net Earnings Attributable to Eastman Kodak Company (GAAP basis)	$94
Net loss attributable to noncontrolling interests (1)	-
Net Earnings	$94
Corporate components of pension and OPEB income (2)	(144)
Depreciation and amortization	80
Restructuring costs and other (3)	38
Stock based compensation	9
Consulting and other costs (4)	5
Idle costs (5)	3
Other operating expense, net (1)	28
Goodwill impairment loss (1)	56
Interest expense (1)	32
Other income, net (1)	(37)
Benefit for income taxes (1)	(110)
Equity in loss of equity method investment, net of income taxes (1)	1
Loss from discontinued operations, net of income taxes (1)	2
Operational EBITDA	$57

(1)	As reported in the Company’s Consolidated Statement of Operations.
(2)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailment and settlement components of pension and other post-retirement benefit expenses.
(3)

Restructuring costs and other as reported in the Company’s Consolidated Statement of Operations plus $7 million of inventory write-downs included in cost of revenues for the twelve months ended December 31, 2017.

(4)	Consulting and other costs are professional services and internal costs associated with certain corporate strategic initiatives.
(5)	Consists of third party costs such as security, maintenance, and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.

The following table reconciles the most directly comparable GAAP measure of Net Decrease in Cash and Cash Equivalents and Restricted Cash to Cash Usage for the twelve months ended December 31, 2017:

(in millions)	FY 2017
Net Decrease in Cash and Cash Equivalents and Restricted Cash (GAAP basis)	$(109)
Decrease in restricted cash	19
Repayment of emergence credit facilities	7
Cash Usage	$(83)

APPENDIX A

Eastman Kodak Company
2013 Omnibus Incentive Plan

Article 1. Establishment & Purpose

1.1 Establishment. Eastman Kodak Company, a New Jersey corporation, hereby establishes the Eastman Kodak Company 2013 Omnibus Incentive Plan (hereinafter referred to as the “Plan”) as set forth in this document.

1.2 Purpose. The purpose of this Plan is to attract, retain and motivate officers, employees, and non-employee directors providing services to the Company, any of its Subsidiaries, or Affiliates and to promote the success of the Company’s business by providing Participants with appropriate incentives.

Article 2. Definitions

For purposes of the Plan, the following terms have the meanings set forth below:

2.1 “Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any entity in which the Company has a substantial equity interest, direct or indirect; provided, however, to the extent that Awards must cover “service recipient stock” in order to comply with Section 409A, “Affiliate” shall be limited to those entities which could qualify as an “eligible issuer” under Section 409A.

2.2 “Award” means any award that is granted under the Plan.

2.3 “Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under this Plan.

2.4 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means (i) with respect to a Participant employed pursuant to a written employment agreement that includes a definition of “Cause”, “Cause” as defined in such agreement or (ii) with respect to any other Participant, the occurrence of any of the following:

(a)

the Participant’s continued failure, for a period of at least 30 calendar days following a written warning, to perform the Participant’s duties in a manner deemed satisfactory by the Participant’s supervisor, in the exercise of his or her sole discretion;

(b)	the Participant’s failure to follow a lawful written directive of the Chief Executive Officer, the Participant’s supervisor or the Board;

(c)	the Participant’s willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business;

(d)

the Participant’s unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in the Participant’s system;

(e)

any act or omission by the Participant in the scope of his or her employment (a) which results in the assessment of a civil or criminal penalty against the Participant or the Company, or (b) which in the reasonable judgment of the Participant’s supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law;

(f)	the Participant’s conviction of or plea of guilty or no contest to any crime involving moral turpitude;

(g)

any misrepresentation of a material fact by the Participant to, or concealment of a material fact from, the Participant’s supervisor or any other person in the Company to whom the Participant has a reporting relationship in any capacity; or

(h)	the Participant’s breach of the Company’s Business Conduct Guide or the Eastman Kodak Company Employee's Agreement.

For purpose of this definition, no act or failure to act by the Participant shall be considered "willful" unless done or omitted to be done by the Participant in bad faith and without reasonable belief that the Participant's action or omission was in the best interests of the Company, any of its Subsidiaries, or Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company, any of its Subsidiaries, and Affiliates.

2.7 “Change of Control”, unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a)

any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the Company’s securities representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change of Control by virtue of an acquisition of Company Voting Securities: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction (as defined in paragraph (b) of this definition);

(b)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the

Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (iii) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) of this paragraph (b) shall be deemed to be a “Non-Qualifying Transaction”);

(c)

individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board within any twenty-four (24) month period; provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(d)	the consummation of a sale of all or substantially all of the Company’s assets (other than to an Affiliate); or

(e)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding;

provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person (and in all cases results in beneficial ownership of more than 50% of the Company Voting Securities), a Change of Control shall then occur.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the Restructuring and Executive Compensation Committee of the Board (as constituted from time to time, and including any successor committee) or any other committee designated by the Board to administer this Plan. To the extent applicable, the Committee shall have at least two members, each of whom shall be (i) a Non-Employee Director, (ii) an Outside Director, and (iii) an “independent director” within the meaning of the listing requirements of the New York Stock Exchange.

2.10 “Company” means Eastman Kodak Company, a New Jersey corporation, and any successor thereto.

2.11 “Covered Employee” means for any fiscal year of the Company, a Participant designated by the Company as a potential “covered employee” as such term is defined in Section 162(m) of the Code.

2.12 “Director” means a member of the Board who is not an Employee.

2.13 “Dividend Equivalent Right” means a dividend equivalent right under Article 10 of the Plan.

2.14 “Effective Date” means the date set forth in Section 16.19.

2.15 “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.17 “Fair Market Value” means, as of any date, the per-Share value determined as follows:

(a)

The closing price of a Share on a recognized U.S. national exchange or any established over-the-counter trading system on which dealings take place, or if no trades were made on any such day, the immediately preceding day on which trades were made; or

(b)

In the absence of an established market for the Shares of the type described in (a) above, the per Share value determined by the Committee in good faith and in accordance with applicable provisions of Section 409A.

2.18 “Good Reason” means (i) with respect to a Participant employed pursuant to a written employment agreement that includes a definition of “Good Reason”, “Good Reason” as defined in such agreement or (ii) with respect to any other Participant, in the absence of written consent of such Participant, the occurrence of any of the following:

(a)

a reduction, in the aggregate, of the Participant's base salary and target annual cash bonus compensation (including variable and other incentives) or sales and commission opportunities, as applicable, as in effect immediately prior to a Change of Control (or as the same may be increased from time to time thereafter) by more than 10%; or

(b)

reassignment of the Participant’s primary work site to a new primary work site that increases his or her one-way commute to work by more than 35 miles, unless the Participant is in a position where periodic reassignment is standard practice.

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (i) the Participant gives written notice to the Company of termination of employment within 30 days after the Participant first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in detail the circumstances constituting Good Reason, and the Company has failed within 30 days after receipt of such notice to cure the circumstances constituting Good Reason, and (ii) the Participant’s “separation from service” (within the meaning of Code section 409A) occurs no later than two years following the initial existence of the circumstances giving rise to Good Reason.

2.19 “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

2.20 “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

2.21 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.22 “Other Stock-Based Award” means any right granted under Article 11 of the Plan.

2.23 “Option” means any stock option granted under Article 6 of the Plan.

2.24 “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.

2.25 “Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.26 “Participant” means any eligible person as set forth in Section 4.1 to whom an Award is granted.

2.27 “Performance-Based Compensation” means compensation under an Award that is intended to constitute “qualified performance-based compensation” within the meaning of the regulations promulgated under Section 162(m) of Code or any successor provision.

2.28 “Performance Measures” means measures as described in Section 12.2 on which the performance goals are based in order to qualify Awards as Performance-Based Compensation.

2.29 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.30 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.31 “Plan of Reorganization” means that certain Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code by the Company and certain of its Subsidiaries filed with the United States Bankruptcy Court for the Southern District of New York on April 30, 2013, as amended.

2.32 “Restricted Stock Award” means any Award granted under Article 8 of the Plan.

2.33 “Restricted Stock Unit” means any restricted stock unit granted under Article 9 of the Plan.

2.34 “Restriction Period” means the period during which a Restricted Stock Award is subject to forfeiture.

2.36 “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance relating thereto, in each case as they may be from time to time amended or interpreted through further administrative guidance.

2.37 “Service” means service as an Employee or Director.

2.38 “Share” means a share of common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 14 hereof.

2.39 “Stock Appreciation Right” means any right granted under Article 7 of the Plan.

2.40 “Subsidiary” means any corporation, partnership, limited liability company or other legal entity of which the Company, directly or indirectly, owns stock or other equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity interests (as determined in a manner consistent with Section 409A).

Article 3. Administration

3.1 Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Employees and Directors to whom Awards will be granted, and to determine the type and amount of Awards to be granted to each such Employee or Director, and the terms and conditions of Awards and Award Agreements. Without limiting the generality of the foregoing, the Committee may, in its sole discretion but subject to the limitations in Articles 12 and 14, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement, extend the term or period of exercisability of any Awards, or waive any terms or conditions applicable to any Award. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its

Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines. The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or subcommittee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Delegation. The Committee may delegate to one or more of its members or one or more executive officers of the Company such duties or powers as it may deem advisable; provided that no delegation shall be permitted under the Plan that is prohibited by applicable law or applicable rules and regulations of the New York Stock Exchange; and provided further that no delegation shall permit an executive officer of the Company to grant, amend, cancel or suspend Awards granted to a Director or an executive officer of the Company. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

Article 4. Eligibility and Participation

4.1 Eligibility. Participants will consist of such Employees and Directors as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

4.2 Type of Awards. Awards under the Plan may be cash-based or stock-based. Stock-based Awards may be in the form of any of the following: (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Restricted Stock Units, (v) Dividend Equivalent Rights, (vi) Other Stock-Based Awards, and (vii) Performance-Based Compensation Awards. Cash-based Awards may be in the form of (i) Performance-Based Compensation and (ii) other cash awards (including, without limitation, retainers and meeting-based fees) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company. The Plan sets forth the types of performance goals and sets forth procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation, as described in Article 12 hereof. Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.

Article 5. Shares Subject to the Plan and Maximum Awards

5.1 General. Subject to adjustment as provided in Article 14 hereof, the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan shall be equal to 4,792,480. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 2,000,000, subject to Article 14 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions. The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Shares issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”) will not count against the number of Shares that may be granted under the Plan.

5.2 Share Counting. The number of shares of Common Stock granted under the Plan per year will be determined as follows: (i) each Restricted Stock Award, Restricted Stock Unit and similar Award will count as 1 share of Common Stock and (ii) each Option, Stock Appreciation Right and similar Award will count as a fraction of a share of Common Stock, based on the financial value of each such Award relative to a share of Common Stock, as determined by the Committee promptly after the Effective Date.

5.3 Director Awards. Aggregate Awards to any one Director in respect of a calendar year may not exceed a number of Awards with a grant date fair value of $900,000 (computed as of the date of grant in accordance with applicable financial accounting rules).

5.4 Additional Shares. In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award (counted in accordance with Section 5.2 of the Plan), to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards. Additionally, any shares delivered to the Company or withheld by the Company in payment or satisfaction of the tax withholding obligation of an Award (other than an Option or Stock Appreciation Right) shall again be available for Awards. If the Committee authorizes the assumption under this Plan, in connection with the acquisition of another company (whether by way of merger, consolidation, acquisition of all or substantially all of the assets, acquisition of stock, or reorganization), of awards granted under a plan maintained by such company prior to the acquisition of such company, such assumption shall not reduce the maximum number of Shares available for issuance under this Plan.

Article 6. Stock Options

6.1 Grant of Options. The Committee is hereby authorized to grant Options to Participants. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options; provided that Options granted to Directors shall only be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option. Neither the Committee, the Company, any of its Subsidiaries or Affiliates, nor any of their employees and representatives shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Each Option shall be evidenced by an Award Agreement which shall state the number of Shares covered by such Option. Such agreements shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.

6.2 Terms of Option Grant. The Option Price shall be determined by the Committee at the time of grant, but, except as otherwise permitted by Article 14 or in the case of an Acquisition Award, shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

6.3 Option Term. The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten (10) years.

6.4 Method of Exercise. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence (including the applicable tax withholding pursuant to Section 16.4 of the Plan). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by cashier’s check), (ii) to the extent permitted by the Committee, in Shares previously owned by the Participant having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (ii) above) or (iv) in consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.5 Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed one hundred thousand dollars ($100,000), or the Option shall be treated as a Nonqualified Stock Option. For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

6.6 Performance Goals. The Committee may condition the grant of Options or the vesting of Options upon the Participant’s achievement of one or more performance goal(s) (including the Participant’s provision of Services for a designated time period), as specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Option to such Participant or the Option shall not vest, as applicable.

6.7 Individual Limitations. No Employee may be granted Options or Stock Appreciation Rights covering in excess of 2,000,000 Shares in any calendar year (with tandem Options and Stock Appreciation Rights being counted only once with respect to this limit), subject to adjustment as provided in Article 14 hereof.

Article 7. Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”). Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of a specified number of Shares on the date of exercise over (ii) the grant price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.

7.2 Terms of Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, except as otherwise permitted by Article 14 or in the case of an Acquisition Award), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. No Stock Appreciation Right shall have a term of more than ten (10) years from the date of grant.

7.3 Tandem Stock Appreciation Rights and Options. A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

7.4 Individual Limitations. No Employee may be granted Options or Stock Appreciation Rights covering in excess of 2,000,000 Shares in any calendar year (with tandem Options and Stock Appreciation Rights being counted only once with respect to this limit), subject to adjustment as provided in Article 14 hereof.

Article 8. Restricted Stock Award

8.1 Grant of Restricted Stock Award. The Committee is hereby authorized to grant a Restricted Stock Award consisting of a specified number of Shares to a Participant, which Shares are subject to forfeiture upon the occurrence of specified events. Each Restricted Stock Award shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.

8.2 Terms of Restricted Stock Awards. Each Award Agreement evidencing a Restricted Stock Award grant shall specify the period(s) of restriction, the number of Shares underlying the Restricted Stock Award, the performance, employment or other conditions (including the termination of a Participant’s Service whether due to death, disability or other reason) under which the Restricted Stock Award may be forfeited to the Company and such other provisions, as the Committee shall deem advisable. At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares underlying the Restricted Stock Award as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

8.3 Voting and Dividend Rights. Unless otherwise provided in an Award Agreement, Participants shall have none of the rights of a shareholder of the Company with respect to the Shares underlying the Restricted Stock Award until the end of the Restricted Period; provided that Participants shall have the right to vote and receive dividends on the Shares underlying the Restricted Stock Award during the Restriction Period. Dividends shall be paid to Participants at the same time that other shareholders of common stock of the Company receive such dividends. Notwithstanding the foregoing, no dividends will be paid at a time when any performance-based goals that apply to a Restricted Stock Award have not been satisfied; until such goals are satisfied, all dividends paid upon the Shares underlying the Restricted Stock Award shall be retained by the Company for the account of the Participant and paid to the Participant (without interest) upon satisfaction of such goals and revert back to the Company if such goals are not satisfied.

8.4 Performance Goals. The Committee may condition the grant of a Restricted Stock Award or the expiration of the Restriction Period upon the Participant’s achievement of one or more performance goal(s) (including the Participant’s provision of Services for a designated time period), as specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock Award to such Participant or the Participant shall forfeit the Restricted Stock Award to the Company, as applicable.

8.5 Section 83(b) Election. A Participant may only make an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award with the prior written consent of the Company, which may be withheld in its sole discretion. In the event that a Participant makes such an election, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Restricted Stock Units

9.1 Grant of Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock Units to a Participant in such amounts and subject to such terms and conditions as the Committee may determine. Restricted Stock Units shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

9.2 Terms of Restricted Stock Units. With respect to a Restricted Stock Unit, a Participant will have only the rights of a general unsecured creditor of the Company until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the completion of a specified period of Service, the occurrence of an event and/or the attainment of performance objectives, as determined by the Committee at the time of grant. On the delivery date specified in the Award Agreement, with respect to each Restricted Stock Unit not previously forfeited or terminated, the Participant will receive one Share, cash or other securities or property equal in value to a Share or a combination thereof, as specified by the Committee.

Article 10. Dividend Equivalent Rights

10.1 Grant of Dividend Equivalent Rights. The Committee, in its sole discretion, may include in the Award Agreement with respect to any Award, other than Options and Stock Appreciation Rights, a dividend equivalent right entitling the Participant to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award.

10.2 Terms of Dividend Equivalent Rights. With respect to a dividend equivalent right, a Participant will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the exercise of the Award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate. Notwithstanding anything to the contrary, no dividends or dividend equivalents will be paid at a time when any performance-based goals that apply to the dividend equivalent right or Award that is granted in connection with a dividend or dividend equivalent right have not been satisfied and will revert back to the Company if such goals are not satisfied.

Article 11. Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Stock-Based Awards”), including without limitation, phantom awards. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards.

Article 12. Performance-Based Compensation

12.1 Grant of Performance-Based Compensation. To the extent permitted by Section 162(m) of the Code, the Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations. Nothing in the Plan shall be construed to require the Committee or the Board to grant Awards that satisfy the requirements of Section 162(m).

12.2 Performance Measures. The vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of objective performance goals based on one or more of the following Performance Measures that may constitute non-GAAP measures: return on assets; return on net assets; return on equity; return on shareholders’ equity; return on invested capital; return on capital; total shareholder return; share price; improvement in and/or attainment of expense levels; improvement in and/or attainment of cost levels, selling, general and administrative expense (SG&A); SG&A as a percent of revenue; costs as a percent of revenue; productivity objectives; unit manufacturing costs; gross profit margin; operating margin; cash margin; earnings per share; earnings from operations; segment earnings from operations; earnings; earnings before taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); adjusted EBITDA; EBITDA before corporate costs; operational EBITDA; revenue measures; revenue growth measures; number of units sold; number of units installed; revenue per employee; market share; market position; working capital measures; inventory; accounts receivable; accounts payable; cash conversion cycle; cash flow; cash generation; cash generation before restructuring; cash generation before restructuring and pension and other post-employment benefits payments; cash generation before non-recurring intellectual property; net cash generation; proceeds from asset sales; free cash flow; investable cash flow; operating cash flow; cash flow provided by operating activities; capital expenditures; capital structure measures; cash balance; debt levels; equity levels; leverage ratio; secured leverage ratio; fixed charge coverage ratio; economic value added models; technology milestones; commercialization milestones; customer metrics; customer satisfaction; consumable burn rate; installed base; repeat customer orders; acquisitions; divestitures; employee metrics; employee engagement; employee retention; employee attrition; workforce diversity; and diversity initiatives, in each case, measured either annually or cumulatively over a period of years, on an absolute basis and/or relative to a pre-established target and/or plan, to previous years’ results, as a percentage of revenue, and/or to a designated comparison group.

Any Performance Measure may be used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit, division, strategic product group, segment or product line thereof or any combination thereof against any goal including past performance. Subject to Section 162(m) of the Code, the Committee may adjust the performance goals (including to prorate goals and payments for a partial calendar year) in the event of the following occurrences: (i) non-recurring events, including divestitures, spin-offs, or changes in applicable laws, regulations, accounting standards or policies; (ii) mergers and acquisitions; and (iii) financing transactions.

12.3 Establishment of Performance Goals for Covered Employees. No later than ninety (90) days after the commencement of a Performance Period (but in no event after twenty-five percent (25%) of such Performance Period has elapsed), the Committee shall establish in writing: (i) the performance goals applicable to the Performance Period; (ii) the Performance Measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the formula for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (iv) the Participants or class of Participants to which such performance goals apply. The outcome of such performance goals must be substantially uncertain when the Committee establishes the goals.

12.4 Adjustment of Performance-Based Compensation. Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.5 Certification of Performance. Except for Awards that pay compensation attributable solely to an increase in the value of Shares, no Award designed to qualify as Performance-Based Compensation shall be vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.

12.6 Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum number of Performance-Based Compensation Awards that may be granted to any one Employee under the Plan in any calendar year is 1,000,000 Shares or, in the event such Performance-Based Award is paid in cash, $2,500,000. Furthermore, any Performance-Based Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to a Performance-Based Compensation Award that is payable in cash, by a measuring factor for each calendar year greater than a reasonable rate of return set by the Committee, or (ii) with respect to a Performance-Based Award that is payable in Shares, by an amount greater than the appreciation of a Share from the date such Award is deferred to the payment date. For the avoidance of doubt, the limit set forth in this Section 12.6 is subject to adjustment in accordance with Article 14.

12.7 Interpretation. Each provision of the Plan and each Award Agreement relating to Performance-Based Compensation shall be construed so that each such Award shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 13. Section 409A

13.1 The Board and the Committee shall have full authority to give effect to any statement in an Award Agreement to the effect that an Award is intended to be “deferred compensation” subject to Section 409A, to be exempt from Section 409A or to have other intended treatment under Section 409A and/or other provision of the Code. To the extent necessary to give effect to this authority, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to the subject matter of this paragraph, the Plan shall govern.

13.2 Without limiting the generality of Section 13.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (i) references to termination of the Participant’s employment will mean the Participant’s separation from service with the Company within the meaning of Section 409A; (ii) any payment to be made with respect to such Award in connection with the Participant’s separation from service with the Company within the meaning of Section 409A that would be subject to the limitations in Section 409A(a)(2)(b) of the Code shall be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (iii) to the extent necessary to comply with Section 409A, any cash, other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (iv) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment; (v) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the regulations promulgated under the Code), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award; and (vi) unless the Committee determines otherwise, for purposes of determining whether the Participant has experienced a separation from service with the Company within the meaning of Section 409A, “subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the regulations promulgated under the Code; provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the regulations promulgated under the Code.

Article 14. Adjustments

14.1 Adjustments in Authorized Shares. In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than regular cash dividends to shareholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust (in each case in such manner as it deems equitable or appropriate) the number and kind of Shares or other property (including cash) that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or other property (including cash) subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, any individual Award limits, and/or other value determinations applicable to the Plan or outstanding Awards.

14.2 Change of Control. Upon the occurrence of a Change of Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges or unless the Committee shall determine otherwise in the Award Agreement, the Committee shall make one or more of the following adjustments to the terms and conditions of outstanding Awards to the extent determined by the Committee to be permitted under Section 409A: (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; (v) cancellation of all or any portion of outstanding Awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, if the Committee so determines, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled (which may be zero) and (vi) such other adjustment as determined appropriate by the Committee. The Company shall have no liability to any Participant or otherwise if the Plan or any Award, vesting, exercise or payment of any Award hereunder is subject to the additional tax and penalties under Section 409A or any other Code section.

Article 15. Duration, Amendment

15.1 Duration of the Plan. Unless sooner terminated as provided in Section 15.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date; provided that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

15.2 Amendment. The Committee may from time to time amend, alter, suspend, discontinue, or terminate the Plan or an Award in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any Participant; provided that, subject to Section 14.1 or as otherwise specifically provided in the Plan, no amendment shall materially adversely impair the rights of a Participant under any Award without such Participant’s consent.

Unless otherwise determined by the Committee, shareholder approval of any amendment, alteration, suspension or discontinuance will be obtained only to the extent necessary to comply with any applicable laws; provided that shareholder approval will be required for any amendment to the Plan that, in each case as reasonably determined by the Committee: (i) increases the number of Shares available under the Plan (other than an increase permitted under Article 5 absent shareholder approval); (ii) expands the types of Awards available under the Plan; (iii) materially extends the term of the Plan; (iv) materially changes the method of determining the Option Price or grant price per Share for Stock Appreciation Rights; or (v) except as permitted pursuant to Article 14, reduces the Option Price or grant price per Share, as applicable, of any outstanding Options or Stock Appreciation Rights, including through amendment, cancellation in exchange for the grant of a substitute Award (in each case that has the effect of reducing the Option Price or grant price per Share, as applicable) or repurchase for cash or other consideration.

Article 16. General Provisions

16.1 No Right to Service. The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

16.2 Foreign Jurisdictions. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Participants who are foreign nationals, are employed outside of the United States or both and grant Awards (or amend existing Awards) in accordance with those rules.

16.3 Settlement of Awards; Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.

16.4 Tax Withholding. The Company shall have the power and the right to deduct or withhold (or cause to be deducted or withheld) from any amount deliverable under the Award or otherwise (including Shares otherwise deliverable), or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above) to satisfy the withholding requirement, in whole or in part, (i) by having the Company withhold Shares or (ii) through an independent broker-dealer arrangement to sell a sufficient number of Shares, in each case, having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

16.5 No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

16.6 Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the heirs, legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the applicable Award Agreement and this Plan.

16.7 Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

16.8 Clawback/Recoupment. Awards under the Plan shall be subject to the clawback or recoupment policy, if any, that the Company may adopt from time to time, whether before or after the grant of such Awards, to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed or paid to the Participant.

16.9 Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect. In addition, Section 5.1 (as adjusted by Article 14) sets forth the only limit on the aggregate amount of securities that may be delivered pursuant to this Plan.

16.10 Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)

Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The restrictions contained in this Section 16.10 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 16.7. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company, its Subsidiaries and Affiliates, and all of their employees and representatives of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.11 Rights as a Shareholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

16.12 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

16.13 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

16.14 No Constraint on Corporate Action. Nothing in the Plan shall be construed to (i) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

16.15 Liability. No member of the Board or the Committee or any employee of the Company, a Subsidiary or Affiliate (each such person an “Indemnified Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Indemnified Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnified Person in connection with or resulting from any action, suit or proceeding to which such Indemnified Person may be a party or in which such Indemnified Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Indemnified Person, with the Company’s prior approval, in settlement thereof, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel chosen by the Company. The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Indemnified Person giving rise to the indemnification claim resulted from such Indemnified Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Indemnified Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

16.16 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

16.17 Governing Law. THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

16.18 Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third-party administrator or any Person who obtains control of the Company or acquires the Company, undertaking or part-undertaking which employs the Participant, wherever situated.

16.19 Effective Date. The Plan shall be effective as of the effective date of the Plan of Reorganization (the “Effective Date”). The Plan replaces the 1995 Omnibus Long Term Compensation Plan, the 1997 Stock Option Plan, the 2000 Omnibus Long Term Compensation Plan, the 2002 Stock Option Plan and the 2005 Omnibus Long-Term Compensation Plan (as may be amended to the Effective Date, the “Prior Plans”) for Awards granted on or after the Effective Date. Awards may not be granted under the Prior Plans beginning on the Effective Date, but the Plan will not affect the terms or conditions of any award made under the Prior Plans before the Effective Date.

***

APPENDIX B

FIRST AMENDMENT
TO THE
EASTMAN KODAK COMPANY
2013 OMNIBUS INCENTIVE PLAN

The Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”) is hereby amended as follows, effective May 22, 2018:

1.	Section 5.1 of the Plan is hereby amended to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan from 4,792,480 to 5,792,480.

2.	Section 16.19 of the Plan is hereby amended to replace the first sentence of such section with the following:

“The Plan originally became effective as of the effective date of the Plan of Reorganization, and was amended to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan effective May 22, 2018 (the “Effective Date”).”

*****

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives.

For additional information on Kodak, visit us at Kodak.com, follow us on Twitter @Kodak or like us on Facebook at https://www.facebook.com/kodak.

Eastman Kodak Company
343 State Street
Rochester, NY 14650
www.kodak.com

This document was produced using the KODAK INSITE Prepress Portal System, KODAK PRINERGY Workflow System,
KODAK MATCHPRINT and KODAK APPROVAL Proofing Systems, KODAK MAGNUS and KODAK TRENDSETTER Platesetters, KODAK ELECTRA XD Thermal Printing Plates and other Kodak printing technologies.

This document was printed using 100% renewable wind energy and soy based inks.

© 2018 Eastman Kodak Company. KODAK, INSITE, MATCHPRINT, PRINERGY, APPROVAL, ELECTRA, TRENDSETTER and MAGNUS are trademarks.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

ADMISSION TICKET

Electronic Voting Instructions
You can vote by internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the internet or telephone must be received by 1:00 a.m., Eastern Time, on May 22, 2018.
Vote by Internet ● Log on to the Internet and go to www.envisionreports.com/KODK ● Follow the steps outlined on the secured website.

Vote by telephone

● Within the USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
● Outside the USA, US territories & Canada, call collect 1-781-575-2300 on a touch tone telephone.
● Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A	Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Richard Todd Bradley	☐	☐	☐	02 - Mark S. Burgess	☐	☐	☐	03 - Jeffrey J. Clarke	☐	☐	☐
04 - James V. Continenza	☐	☐	☐	05 - Matthew A. Doheny	☐	☐	☐	06 - Jeffrey D. Engelberg	☐	☐	☐
07 - George Karfunkel	☐	☐	☐	08 - Jason New	☐	☐	☐	09 - William G. Parrett	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐	3.	Vote to approve the First Amendment to the 2013 Omnibus Incentive Plan.	☐	☐	☐

4.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

                          02SIUB

Eastman Kodak Company 2018 Annual Meeting
Tuesday, May 22, 2018 at 9:00 a.m., Eastern Time, The Benjamin, 125 East 50th Street, New York, New York 10022

ADMISSION – If you vote by internet or telephone, please follow the instructions you will be given for requesting admission to the Meeting. If you vote by mail, to request admission, please check the appropriate box on the proxy card, and return it in the enclosed envelope. Please remove the attached “Admission Ticket” at the perforation. You must bring it with you, as well as proof of identity in the form of a government issued ID, to attend the Meeting. When you arrive, please follow the directions to the Meeting and check in at the admissions area. At that point you will receive your shareholder identification badge to wear at all times at the Meeting. If you indicate that you are bringing a guest, he or she must register with you at the same time in order to enter the Meeting, and must also have proof of identity in the form of a government issued ID. Seating at the Meeting is not reserved. We will accommodate shareholders on a first-come, first-served basis.

SECURITY – For security reasons, packages and briefcases will not be allowed in the Meeting. Do not bring them with you to the Meeting.
PRE-MEETING – The doors will open at approximately 8:30 a.m. The Meeting will begin promptly at 9:00 a.m.
TIME LIMIT – In order to allow all shareholders a chance to be heard, there will be a three-minute time limit imposed on each speaker and a 10-minute limit per subject.

NOTICE OF THE 2018 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Tuesday, May 22, 2018 at 9:00 a.m., Eastern Time, at The Benjamin, 125 East 50th Street, New York, NY 10022. We are asking our shareholders to vote on the following proposals at the Annual Meeting:

1.	Election of the nine directors named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.
2.	Advisory vote to approve the compensation of our named executive officers.
3.	Vote to approve the First Amendment to the 2013 Omnibus Incentive Plan.
4.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
5.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

If you held your shares at the close of business on March 28, 2018, you are entitled to vote at the Annual Meeting.

We follow the Securities and Exchange Commission “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0235, (585) 724-4053, e-mail: shareholderservices@kodak.com. The Annual Meeting will be accessible by the handicapped. If you require special assistance, please contact Shareholder Services.

By Order of the Board of Directors

Sharon E. Underberg
General Counsel, Secretary and Senior Vice President
Eastman Kodak Company
April 9, 2018
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
Proxy — Eastman Kodak Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) James V. Continenza and Sharon E. Underberg, or either of them, each with full power of substitution, as proxies, to vote all stock in Eastman Kodak Company that the shareowner(s) would be entitled to vote on all matters that may properly come before the 2018 Annual Meeting of Shareholders and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this Proxy, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

NOMINEES FOR DIRECTOR: Richard Todd Bradley, Mark S. Burgess, Jeffrey J. Clarke, James V. Continenza, Matthew A. Doheny, Jeffrey D. Engelberg, George Karfunkel, Jason New and William G. Parrett.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
1. FOR the election of each of the nominees for director;
2. FOR the advisory vote to approve the compensation of our named executive officers;
3. FOR the approval of the First Amendment to the 2013 Omnibus Incentive Plan; and
4. FOR the ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

C	Non-Voting Items
Question 1	Question 2	Change of Address — Please print new address below.
Meeting Attendance I plan to attend the Annual Meeting.	I plan to bring a guest.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.